Exhibit (b)(i)

CONFORMED COPY

FACILITY AND SUBSCRIPTION AGREEMENT

dated

18 AUGUST 2010

US$45,000,000,000

MULTICURRENCY TERM AND REVOLVING FACILITY

AND SUBSCRIPTION AGREEMENT

for

BHP BILLITON PLC AND BHP BILLITON LIMITED

as the Companies

with

THE FINANCIAL INSTITUTIONS

listed in Part 2 and Part 3 of Schedule 1

as Lenders

BARCLAYS BANK PLC

acting as Facility Agent

BARCLAYS BANK PLC

acting as Dollar Swingline Agent

BARCLAYS BANK PLC

acting as Euro Swingline Agent

and

THE FINANCIAL INSTITUTIONS

listed in Part 4 of Schedule 1

as Mandated Lead Arrangers

ALLEN & OVERY

Allen & Overy LLP

Schedule

1.	The Original Parties		123
	Part 1	The Original Borrowers	123
	Part 2	The Original Lenders	124
	Part 3	The Original Swingline Lenders	125
	Part 4	The Mandated Lead Arrangers	126
2.	Conditions Precedent		127
	Part 1	Conditions Precedent to Signing	127
	Part 2	Conditions Precedent to Initial Utilisation	129
	Part 3	Conditions Precedent for an Additional Borrower	130
	Part 4	Conditions Precedent for The New Holding Company	132
3.	Form of Requests		133
	Part 1	Form of Utilisation Request	133
	Part 2	Form of Selection Notice	135
4.	Mandatory Cost Formulae		136
5.	Form of Transfer Certificate		139
6.	Form of Accession Letter		142
7.	Form of Resignation Letter		144
8.	Form of Compliance Certificate		145
9.	Timetables		146
10.	Form of Note Deed Poll		148
11.	Form of Target Shareholding Disclosure Certificate		152
12.	Contact Details		154
13.	Form of Confidentiality Undertaking		155
14.	Form of Increase Confirmation		160

THIS AGREEMENT is dated 18 August 2010 and made

BETWEEN:

(1)	BHP BILLITON PLC (registered number 03196209) and BHP BILLITON LIMITED (ABN 49 004 028 077) as the parent companies (the Companies and each a Company);

(2)	THE COMPANIES listed in Part 1 of Schedule 1 (The Original Parties) as original borrowers (the Original Borrowers);

(3)	THE FINANCIAL INSTITUTIONS listed in Part 2 and Part 3 of Schedule 1 (The Original Parties) as lenders (the Original Lenders);

(4)	BARCLAYS BANK PLC as facility agent for the other Finance Parties (the Facility Agent);

(5)	BARCLAYS BANK PLC as US Dollar swingline agent for the other Finance Parties (the Dollar Swingline Agent);

(6)	BARCLAYS BANK PLC as euro swingline agent for the other Finance Parties (the Euro Swingline Agent);

(7)	BANCO SANTANDER, S.A., BARCLAYS CAPITAL, BNP PARIBAS, J.P. MORGAN PLC, TD SECURITIES and THE ROYAL BANK OF SCOTLAND PLC as bookrunners (the Bookrunners); and

(8)	THE FINANCIAL INSTITUTIONS listed in Part 4 of Schedule 1 (The Original Parties) as mandated lead arrangers (the Mandated Lead Arrangers).

IT IS AGREED as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Agreement:

Accession Letter means a document substantially in the form set out in Schedule 6 (Form of Accession Letter).

Acquisition means the acquisition by the Companies (or either of them or a wholly-owned Subsidiary of either of them) of (i) any of the issued and outstanding shares of the Target, subject to the minimum acceptance level specified in Condition (a) of the Initial Offer Conditions, pursuant to an Offer, a Compulsory Acquisition or any Subsequent Acquisition Transaction, or (ii) all of the issued and outstanding shares of the Target pursuant to an Arrangement Agreement.

Acquisition Costs means all fees, costs and expenses, stamp, registration and other Taxes incurred by the Companies or any other member of the Group in connection with the Acquisition and the Finance Documents.

Acquisition Date means the date (if any) on which the Companies (or either of them or a wholly-owned Subsidiary of either of them) first own(s) more than 50 per cent. of the Target Shares.

Acquisition Loan means a Loan made for the purpose referred to in Clause 3.1(a)(i) (Purpose).

Additional Borrower means a company which becomes an Additional Borrower in accordance with Clause 33.2 (Additional Borrowers).

Affiliate means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company. Notwithstanding the foregoing, in relation to The Royal Bank of Scotland plc, the term “Affiliate” shall include The Royal Bank of Scotland N.V. and each of its subsidiaries or subsidiary undertakings, but shall not include (i) the UK government or any member or instrumentality thereof, including Her Majesty’s Treasury and UK Financial Investments Limited (or any directors, officers, employees or entities thereof) or (ii) any persons or entities controlled by or under common control with the UK government or any member or instrumentality thereof (including Her Majesty’s Treasury and UK Financial Investments Limited) and which are not part of The Royal Bank of Scotland plc and its subsidiaries or subsidiary undertakings.

Agent means the Facility Agent, the Dollar Swingline Agent or the Euro Swingline Agent.

Arrangement means a plan of arrangement under section 192 of the CBCA, pursuant to which the Companies (or either of them or a wholly-owned Subsidiary of either of them) shall become the holder(s) of all the issued and outstanding shares of the Target, as described in the Arrangement Agreement.

Arrangement Agreement means an arrangement agreement to be entered into between the Companies (or either of them or a wholly-owned Subsidiary of either of them) and the Target, pursuant to which the Companies (or either of them or a wholly-owned Subsidiary of either of them) shall agree to purchase all of the issued shares of the Target.

Arrangement Documents means, collectively, the Arrangement Agreement, the Target disclosure letter, the interim court order, the company circular, the final court order, the arrangement resolution, the articles of arrangement and any other documents issued, or to be issued, by or on behalf of the Target to its shareholders in respect of an Arrangement.

Associate has the meaning given to it in section 128F(9) of the Australian Tax Act.

Australian Borrower means each of Limited and BHP Billiton Finance Limited and any Additional Borrower that is a resident of Australia under the Australian Tax Act or that carries on a business in Australia through a permanent establishment with which its obligations under this Agreement would be connected.

Australian Loan means a Loan to an Australian Borrower made in accordance with Clause 8 (Subscription and Issue of Notes).

Australian Obligor means an Obligor that is a resident of Australia under the Australian Tax Act or that carries on a business in Australia through a permanent establishment with which its obligations under this Agreement would be connected.

Australian Tax Act means the Income Tax Assessment Acts of 1936 and 1997 of the Commonwealth of Australia, jointly, as applicable.

Authorisation means an authorisation, consent, approval, resolution, licence, exemption, filing or registration.

Authorised Signatory means:

(a)	in respect of a Company, any of its group treasurer, company secretary, chief financial officer, group financial controller or directors (or, in each case, any position which replaces any of the foregoing); and

(b)	in respect of any other member of the Group, any of its company secretary or directors.

Availability Period means, in relation to a Facility, the period from and including the date of this Agreement to but excluding:

(a)	in relation to a Term Facility, the date falling nine Months after the date of this Agreement; and

(b)	in relation to a Revolving Facility (including the Swingline Facilities), the Final Maturity Date in respect of that Revolving Facility.

Available Commitment means, in relation to a Facility, a Lender’s Commitment under that Facility minus:

(a)	the Base Currency Amount of its participation in any outstanding Loans under that Facility; and

(b)	in relation to calculating the Available Commitment for the purpose of a proposed Utilisation, the Base Currency Amount of its participation in any Loans that are due to be made under that Facility on or before the proposed Utilisation Date, other than, in relation to calculating the Available Commitment for the purpose of a proposed Utilisation under a Revolving Facility only, that Lender’s participation in any Revolving Facility Loans under that Revolving Facility that are due to be repaid or prepaid on or before the proposed Utilisation Date.

Available Facility means, in relation to a Facility, the aggregate for the time being of each Lender’s Available Commitment in respect of that Facility.

Base Currency means US Dollars.

Base Currency Amount means, in relation to a Loan, the amount specified in the Utilisation Request delivered by a Borrower for that Loan (or, if the amount requested is not denominated in the Base Currency, that amount converted into the Base Currency at the Facility Agent’s Spot Rate of Exchange on the date which is three Business Days before the Utilisation Date or, if later, on the date the Facility Agent receives the Utilisation Request) adjusted to reflect any repayment, prepayment, consolidation or division of the Loan.

BHP Billiton Group means the Group other than any member of the Target Group.

Bidco means a wholly-owned Subsidiary of either Company incorporated in England and Wales, Canada or Australia which is incorporated for the sole purpose of effecting the Acquisition, whether by way of an Offer (including any subsequent Compulsory Acquisition and/or Subsequent Acquisition Transaction) or by way of an Arrangement.

Borrower means an Original Borrower or an Additional Borrower, unless it has ceased to be a Borrower in accordance with Clause 33 (Changes to the Obligors).

Break Costs means the amount (if any) by which:

(a)	the interest (excluding the Margin) which a Lender should have received for the period from the date of receipt of all or any part of its participation in a Loan or Unpaid Sum to the last day of the current Interest Period in respect of that Loan or Unpaid Sum, had the principal amount or Unpaid Sum received been paid on the last day of that Interest Period;

exceeds:

(b)	the amount which that Lender would be able to obtain by placing an amount equal to the principal amount or Unpaid Sum received by it on deposit with a leading bank in the Relevant Interbank Market for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period.

Business Day means a day (other than a Saturday or Sunday) on which banks are open for general business in Toronto (for matters relating to Canadian Borrowers only), Melbourne, Sydney and London and:

(a)	(in relation to any date for payment or purchase of a currency other than euro) the principal financial centre of the country of that currency; or

(b)	(in relation to any date for payment or purchase of euro) which is a TARGET Day.

Canadian Borrower means a Borrower that is incorporated or formed under the laws of Canada or of a province or territory thereof.

CBCA means the Canada Business Corporations Act (Canada).

Code means the United States Internal Revenue Code of 1986.

Commitment means a Facility A Commitment, a Facility B Commitment, a Revolving Facility B Commitment, a Revolving Facility C Commitment or a Swingline Commitment.

Committed Currencies means:

(a)	in respect of the Term Facilities, US Dollars and Canadian Dollars; and

(b)	in respect of the Revolving Facilities, US Dollars, Canadian Dollars, Sterling, euro and Australian Dollars.

Company Parent Guarantees means the deed poll guarantees of the Companies, each dated 29 June, 2001, and any deed poll guarantee entered into by the New Holding Company or Limited as contemplated by Clause 44.7 (New Holding Company).

Compliance Certificate means a certificate substantially in the form set out in Schedule 8 (Form of Compliance Certificate).

Compulsory Acquisition means an acquisition by the Companies (or either of them or a wholly-owned Subsidiary of either of them) pursuant to section 206 of the CBCA of issued and outstanding shares of the Target not deposited under an Offer.

Confidential Information means any information relating to an Obligor, the Companies, the Group, the Acquisition, the Finance Documents or the Facilities (including, without limitation, the Information Memorandum) provided to a Finance Party by (i) any member of the Group or any of their advisers, or (ii) another Finance Party or any of its Affiliates or advisers, in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes information that:

(a)	is or becomes public knowledge other than as a direct or indirect result of any breach by that Finance Party of Clause 32 (Confidentiality and Disclosure of Information); or

(b)	either:

(i)	is known by that Finance Party before the date the information is disclosed to it by any member of the Group or any of their advisers or by another Finance Party or any of its Affiliates or advisers; or

(ii)	is lawfully obtained by that Finance Party after that date, other than from (A) any member of the Group or any of its advisers, or (B) another Finance Party or any of its Affiliates or advisers,

and which, in either case, as far as that Finance Party is aware, has not been obtained in violation of, and is not otherwise subject to, any obligation of confidentiality.

Confidentiality Undertaking means a confidentiality undertaking substantially in the form set out in Schedule 13 (Form of Confidentiality Undertaking) or in any other form agreed between the Obligors’ Agent and the Facility Agent.

Corporations Act means the Corporations Act 2001 (Cth) of Australia.

Credit Rating means the corporate long term credit rating of the unsecured and unsubordinated debt obligations of the Companies given by S&P or Moody’s.

CTA means the United Kingdom Corporation Tax Act 2009.

Dangerous Substance means any radioactive emissions and any natural or artificial substance (whether in the form of a solid, liquid, gas or vapour, capable of being recycled or recovered or of any value or not), the generation, transportation, storage, treatment, use or disposal of which (whether alone or in combination with any other substance) gives rise to a risk of causing harm to man or other living organism or causing damage to the Environment or public health or welfare, including (without limitation) any controlled, special, hazardous, toxic, radioactive or dangerous waste.

Default means an Event of Default or any event or circumstance specified in Clause 30 (Events of Default) which would (with the passage of time or the giving of notice or any combination of any of the foregoing) be an Event of Default.

Defaulting Lender means any Lender:

(a)	which has failed to make its participation in a Loan available or has notified the Facility Agent or any member of the Group, or has publicly announced, that it will not make its participation in a Loan available by the Utilisation Date of that Loan in accordance with Clause 5.4 (Lenders’ participation);

(b)	which has otherwise rescinded or repudiated a Finance Document; or

(c)	with respect to which an Insolvency Event has occurred and is continuing,

unless, in the case of paragraph (a) above:

(i)	its failure to pay is caused by:

(A)	administrative or technical error; or

(B)	a Disruption Event; and

payment is made within three Business Days of its due date; or

(ii)	the Lender is disputing in good faith whether it is contractually obliged to make the payment in question.

Disruption Event means either or both of:

(a)	a material disruption to those payment or communications systems or to those financial markets which are, in each case, required to operate in order for payments to be made in connection with the Facilities (or otherwise in order for the transactions contemplated by the Finance Documents to be carried out) which disruption is not caused by, and is beyond the control of, any of the Parties; or

(b)	the occurrence of any other event which results in a disruption (including, without limitation, disruption of a technical or systems-related nature) to the treasury or payments operations of a Party preventing or seriously inhibiting that, or any other Party:

(i)	from performing its payment obligations under the Finance Documents; or

(ii)	from communicating with other Parties in accordance with the terms of the Finance Documents, and which (in either such case) is not caused by, and is beyond the control of, the Party whose operations are disrupted.

Dollar Swingline Facility means the US Dollar swingline loan facility made available under this Agreement as described in Clause 7 (Swingline Loans).

Dollar Swingline Lender means:

(a)	an Original Lender or an Affiliate of an Original Lender listed in Part 3 of Schedule 1 (The Original Parties) as a Dollar Swingline Lender; or

(b)	any other person that becomes a Dollar Swingline Lender after the date of this Agreement in accordance with Clause 31 (Changes to the Lenders).

Dollar Swingline Loan means a loan made or to be made under the Dollar Swingline Facility or the principal amount outstanding for the time being of that loan.

Environment means the media of land, air and water and includes human beings and other living organisms and natural systems supported by those media.

Environmental Law means any law or regulation in force for the time being in any jurisdiction in which a member of the Group carries on business and which is binding and enforceable against that member of the Group concerning the generation, transportation, storage, treatment, use, processing or disposal of Dangerous Substances or otherwise concerning the protection of the Environment.

ERISA means the United States Employee Retirement Income Security Act of 1974.

ERISA Affiliate means, with respect to any person, any person that is a member of a “controlled group of corporations” with, or is under “common control” with, or is a member of an “affiliated service group” with, such person, as defined in section 414 of the Code, or is otherwise required to be aggregated with such person under section 414(o) of the Code.

EURIBOR means, in relation to any Loan or Unpaid Sum in euro:

(a)	the applicable Screen Rate; or

(b)	(if no Screen Rate is available for the Interest Period of that Loan) the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Facility Agent at its request quoted by the Reference Banks to leading banks in the European interbank market, as of the Specified Time on the Quotation Day for the offering of deposits in euro for a period comparable to the Interest Period of the relevant Loan.

Euro Swingline Facility means the euro swingline loan facility made available under this Agreement as described in Clause 7 (Swingline Loans).

Euro Swingline Lender means:

(a)	an Original Lender or an Affiliate of an Original Lender listed in Part 3 of Schedule 1 (The Original Parties) as a Euro Swingline Lender; or

(b)	any other person that becomes a Euro Swingline Lender after the date of this Agreement in accordance with Clause 31 (Changes to the Lenders).

Euro Swingline Loan means a loan made or to be made under the Euro Swingline Facility or the principal amount outstanding for the time being of that loan.

Event of Default means any event or circumstance specified as such in Clause 30 (Events of Default).

Excluded Subsidiary means:

(a)	any Non-Recourse Project Company; and

(b)	for so long as such entities’ Financial Indebtedness does not retain the benefit in any material manner from any guarantee, bond, security (other than any security over the shares or other ownership interests in, or debts or other obligations of, any such entity or any other Excluded Subsidiary which has rights or liabilities in relation to the same project, partnership or other similar arrangement), indemnity or other commitment from another member of the Group (other than a Joint Venture or Non-Recourse Project Company) to assure the repayment of, or indemnify against loss in respect of non-payment of, that Financial Indebtedness:

(i)	Richards Bay Minerals (comprising Tisand (Pty) Limited and Richards Bay Iron and Titanium (Pty) Limited); and

(ii)	the partnership named Newcastle Coal Infrastructure Group.

Extended Facility A Final Maturity Date means the date falling two years after the first Utilisation Date.

Facility means a Term Facility or a Revolving Facility (including the Dollar Swingline Facility or the Euro Swingline Facility).

Facility A means the term loan facility made available under this Agreement as described in Clause 2.1(a) (The Term Facilities).

Facility A Commitment means:

(a)	in relation to an Original Lender, the amount in the Base Currency set opposite its name under the heading “Facility A Commitment” in Part 2 of Schedule 1 (The Original Parties) and the amount of any other Facility A Commitment transferred to it under this Agreement; and

(b)	in relation to any other Lender, the amount in the Base Currency of any Facility A Commitment transferred to it under this Agreement,

to the extent not cancelled, reduced or transferred by it under this Agreement.

Facility A Loan means a loan made or to be made under Facility A or the principal amount outstanding for the time being of that loan.

Facility B means the term loan facility made available under this Agreement as described in Clause 2.1(b) (The Term Facilities).

Facility B Commitment means:

(a)	in relation to an Original Lender, the amount in the Base Currency set opposite its name under the heading “Facility B Commitment” in Part 2 of Schedule 1 (The Original Parties) and the amount of any other Facility B Commitment transferred to it under this Agreement; and

(b)	in relation to any other Lender, the amount in the Base Currency of any Facility B Commitment transferred to it under this Agreement,

to the extent not cancelled, reduced or transferred by it under this Agreement.

Facility B Loan means a loan made or to be made under Facility B or the principal amount outstanding for the time being of that loan.

Facility Agent’s Spot Rate of Exchange means the Facility Agent’s spot rate of exchange for the purchase of the relevant currency with the Base Currency in the London foreign exchange market at or about 11.00 a.m. on a particular day.

Facility Office means the office or offices notified by a Lender to the Facility Agent in writing on or before the date it becomes a Lender (or, following that date, by not less than five Business Days’ written notice) as the office or offices through which it will perform its obligations under this Agreement.

Fee Letter means (a) each letter dated on or about the date of this Agreement between the Facility Agent and the Companies; (b) any other letter dated on or about the date of this Agreement between any of the Agents, Bookrunners or Mandated Lead Arrangers and the Companies setting out any of the fees referred to in Clause 18 (Fees); and (c) any letter dated on or about the date of any increase in Commitments which takes place in accordance with Clause 2.3 (Increase) between an Increase Lender and the Companies setting out the fees (if any) referred to in Clause 2.3(e) (Increase).

Final Maturity Date means:

(a)	in relation to Facility A, the Original Facility A Final Maturity Date or, on and from the date of any extension pursuant to Clause 12 (Extension Option – Facility A), the Extended Facility A Final Maturity Date;

(b)	in relation to Facility B, the date falling three years after the first Utilisation Date;

(c)	in relation to Revolving Facility B, the date falling three years after the earlier of the first Utilisation Date and the last day of the Availability Period for Facility A; and

(d)	in relation to Revolving Facility C, the date falling four years after the earlier of the first Utilisation Date and the last day of the Availability Period for Facility A.

Finance Company means:

(a)	BHP Billiton Finance plc, BHP Billiton Finance Limited, BHP Billiton Finance USA Limited, BHP Billiton Finance B.V. and BHP Billiton Finance USA B.V., provided that no such company incorporates or acquires any Subsidiaries (other than a Finance Company satisfying the conditions set out in paragraph (b) below) or operating businesses or assets (other than assets referred to in paragraph (b)(iii) below) after the date of this Agreement; and

(b)	any other member of the Group the creditors of whose Financial Indebtedness do not benefit from a guarantee from any other member of the Group (other than the Companies):

(i)	the only material activity of which is raising finance and associated activities (including, without limitation, derivative and hedging transactions, hedging interest rate and foreign exchange exposures of the Group (including arising from commodity trading)) for use in the Group;

(ii)	which is not an operating company; and

(iii)	which does not have any assets other than:

(A)	receivables from loans made by it to any member of the Group;

(B)	shares in other Finance Companies;

(C)	receivables from any derivative and hedging transactions entered into by it;

(D)	cash and bank deposits; or

(E)	any other immaterial assets (excluding shares) associated with acting as a finance raising company for the Group.

Finance Document means this Agreement, any Fee Letter, any Accession Letter, any Resignation Letter, any Note Deed Poll, any Note, the Syndication Letter and any other document designated as such by the Facility Agent and the Obligors’ Agent in writing.

Finance Party means a Mandated Lead Arranger, the Facility Agent, the Dollar Swingline Agent, the Euro Swingline Agent or a Lender.

Financial Indebtedness of any person means (without double-counting):

(a)	all indebtedness of that person for borrowed money;

(b)	all indebtedness under any acceptance credit opened on behalf of that person;

(c)	all indebtedness of that person under any debenture, note, bond or other debt security;

(d)	all indebtedness of that person for money owing in respect of any interest rate or currency swap or forward currency sale or purchase or contract for differences or other form of interest or currency hedging transaction or option as to any of these (including without limit caps, collars and floors);

(e)	any indebtedness for or in respect of the amount of any liability of that person under any finance lease;

(f)	any indebtedness of that person for or in respect of receivables sold or discounted on a recourse basis;

(g)	any indebtedness for or in respect of any amount raised under any other transaction having the commercial effect of a borrowing and effected primarily as a method of raising finance; and

(h)	all liabilities of that person (actual or contingent) under any guarantee, bond, security, indemnity or other commitment for any of the items referred to in paragraphs (a) to (g) above.

Government Agency means any government, or any governmental, semi-governmental or judicial entity or authority, including any self-regulatory authority established under statute.

Gross Assets means, at any time, the sum of total fixed assets and total current assets of the Group as shown in the then most recent financial statements of PLC which are the consolidated accounts of the Group provided that, during the period from the Acquisition Date until the date of the next financial statements of PLC which are consolidated accounts of the Group (including the Target Group), (i) the sum of total fixed assets and total current assets shall include the total fixed assets and total current assets of the Target Group as shown in the most recent financial statements of the Target which are the consolidated accounts of the Target Group, adjusted to exclude any such assets which shall cease to exist on the consolidation of the Target Group into the Group, and (ii) the sum of total fixed assets and total current assets of the Group (including as adjusted in accordance with (i) above) shall be further adjusted (after discussions with the auditors of PLC in respect of such matters, in a manner which is consistent with the outcome of those discussions) to reflect the revaluation of the assets of the Group which will be made in the consolidated accounts of the Group (including the Target Group) as a result of the Acquisition.

Group means each of the Companies and each of their respective Subsidiaries for the time being.

HMRC means the United Kingdom HM Revenue & Customs.

Holdco means a wholly-owned Subsidiary of either Company incorporated in England and Wales, Canada or Australia which is incorporated as a Holding Company of a Bidco.

Holding Company means, in relation to a company or corporation, any other company or corporation in respect of which it is a Subsidiary.

IFRS means international financial reporting standards within the meaning of IAS Regulation 1606/2002 to the extent applicable to the relevant financial statements.

Impaired Agent means the Facility Agent, Dollar Swingline Agent or Euro Swingline Agent (as the case may be) at any time when:

(a)	it has failed to make (or has notified a Party or publicly announced that it will not make) a payment required to be made by it under the Finance Documents by the due date for payment;

(b)	that Agent otherwise rescinds or repudiates a Finance Document;

(c)	(if that Agent is also a Lender) it is a Defaulting Lender under paragraph (a) or (b) of the definition of “Defaulting Lender”; or

(d)	an Insolvency Event has occurred and is continuing with respect to that Agent;

unless, in the case of paragraph (a) above:

(i)	its failure to pay is caused by:

(A)	administrative or technical error; or

(B)	a Disruption Event; and

payment is made within three Business Days of its due date; or

(ii)	that Agent is disputing in good faith whether it is contractually obliged to make the payment in question.

Increase Confirmation means a confirmation substantially in the form set out in Schedule 14 (Form of Increase Confirmation).

Information Memorandum means the document which is to be prepared in relation to the Acquisition and the Facilities and (after approval by the Obligors’ Agent) to be distributed in connection with syndication of the Facilities, as updated and/or supplemented from time to time.

Initial Arrangement Conditions means the initial conditions relating to an Arrangement at the time at which an Arrangement Agreement is first publicly announced, in such form as may be approved by the Bookrunners, as amended, varied, supplemented or waived in a manner not prohibited by this Agreement.

Initial Offer Conditions means the initial conditions relating to an Offer in the form approved by the Bookrunners for the purposes of paragraph 14 of Part 1 of Schedule 2 (Conditions Precedent).

Insolvency Event in relation to a Finance Party or other person means that the Finance Party or other person:

(a)	is dissolved (other than pursuant to a consolidation, amalgamation or merger);

(b)	becomes insolvent or is unable to pay its debts or fails or admits in writing its inability generally to pay its debts as they become due;

(c)	makes a general assignment, arrangement or composition with or for the benefit of its creditors;

(d)	institutes or has instituted against it, by a regulator, supervisor or any similar official with primary insolvency, rehabilitative or regulatory jurisdiction over it in the jurisdiction of its incorporation or organisation or the jurisdiction of its head or home office, a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation by it or such regulator, supervisor or similar official;

(e)	has instituted against it a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation, and, in the case of any such proceeding or petition instituted or presented against it, such proceeding or petition is instituted or presented by a person or entity not described in paragraph (d) above and:

(i)	results in a judgment of insolvency or bankruptcy or the entry of an order for relief or the making of an order for its winding-up or liquidation; or

(ii)	is not dismissed, discharged, stayed or restrained in each case within 30 days of the institution or presentation thereof;

(f)	has exercised in respect of it one or more of the stabilisation powers pursuant to Part 1 of the Banking Act 2009 and/or has instituted against it a bank insolvency proceeding pursuant to Part 2 of the Banking Act 2009 or a bank administration proceeding pursuant to Part 3 of the Banking Act 2009;

(g)	has a resolution passed for its winding-up, official management or liquidation (other than pursuant to a consolidation, amalgamation or merger);

(h)	seeks or becomes subject to the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official for it or for all or substantially all its assets;

(i)	has a secured party take possession of all or substantially all its assets or has a distress, execution, attachment, sequestration or other legal process levied, enforced or sued on or against all or substantially all its assets and such secured party maintains possession, or any such process is not dismissed, discharged, stayed or restrained, in each case within 30 days thereafter;

(j)	causes or is subject to any event with respect to it which, under the applicable laws of any jurisdiction, has an analogous effect to any of the events specified in paragraphs (a) to (i) above; or

(k)	takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the foregoing acts.

Interest Period means, in relation to a Loan, each period determined in accordance with Clause 16 (Interest Periods) and, in relation to an Unpaid Sum, each period determined in accordance with Clause 15.5 (Default interest).

Investment Company has the meaning given to it in the United States Investment Company Act of 1940.

ITA means the United Kingdom Income Tax Act 2007.

Joint Venture means:

(a)	Richards Bay Minerals (comprising Tisand (Pty) Limited and Richards Bay Iron and Titanium (Pty) Limited);

(b)	the partnership named Newcastle Coal Infrastructure Group; and

(c)	any partnership, corporation, joint venture or unincorporated organisation or association (other than a Project Company) which is a non-wholly owned Subsidiary of a Company whose business or activities substantially consist of or are related to the exploration, development, mining and/or exploitation (including processing and marketing) of base and precious metals, other minerals, petroleum or any other materials whatsoever, if, in each case, none of its creditors benefit in any material manner from any guarantee, bond, security (other than any security over the shares or other ownership interests in, or debts or other obligations of, such entity or any other Joint Venture or Non-Recourse Project Company which has rights or liabilities in relation to the same project, joint venture or other similar arrangement), indemnity or other commitment from another member of the Group (other than another Joint Venture or Non-Recourse Project Company) to assure the repayment of, or indemnify against loss in respect of non-payment of, its Financial Indebtedness.

Lender means:

(a)	any Original Lender; and

(b)	any bank, financial institution or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets which has become a Party in accordance with Clause 31 (Changes to the Lenders) and, if that person has made a Loan to an Australian Borrower, which is specified for the time being in an entry in a Register as the holder of the Notes representing that Loan, which in each case has not ceased to be a Party in accordance with the terms of this Agreement.

LIBOR means, in relation to any Loan or Unpaid Sum:

(a)	the applicable Screen Rate; or

(b)	(if no Screen Rate is available for the currency or Interest Period of that Loan) the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Facility Agent at its request quoted by the Reference Banks to leading banks in the London interbank market, as of the Specified Time on the Quotation Day for the offering of deposits in the currency of that Loan and for a period comparable to the Interest Period for that Loan.

Limited means BHP Billiton Limited, a company incorporated in Australia with registered number ABN 49 004 028 077.

Loan means a Term Loan, a Revolving Facility Loan or a Swingline Loan.

LMA means the Loan Market Association.

London Business Day means a day (other than a Saturday or Sunday) on which banks are open for general business in London.

Majority Lenders means (subject to Clause 44.4 (Disenfranchisement of Defaulting Lenders) and Clause 44.5 (Excluded Commitments)), at any time, a Lender or Lenders whose Commitments then aggregate 66 2 /3 per cent. or more of the Total Commitments (or, if the Total Commitments have been reduced to zero, whose Commitments aggregated 66 2/3 per cent. or more of the Total Commitments immediately prior to that reduction). For this purpose, where a reference to a Commitment includes a Revolving Facility C Commitment, it shall be a reference to that Revolving Facility C Commitment but without double counting in respect of any Swingline Commitments.

Mandatory Cost means the percentage rate per annum calculated by the Facility Agent in accordance with Schedule 4 (Mandatory Cost Formulae).

Margin means, subject to Clause 15.3 (Margin adjustment) and 15.4 (Margin step-up and step-down):

(a)	in relation to any Facility A Loan, 0.7 per cent. per annum;

(b)	in relation to any Facility B Loan, 1.1 per cent. per annum;

(c)	in relation to any Revolving Facility B Loan, 1.1 per cent. per annum; and

(d)	in relation to any Revolving Facility C Loan, 1.3 per cent. per annum.

Margin Regulations means Regulations U and X issued by the Board of Governors of the United Sates Federal Reserve System.

Margin Stock has the meaning given to it in the Margin Regulations.

Material Adverse Effect means a material adverse effect on:

(a)	the ability of the Obligors, taken as a whole, to comply with their payment obligations under any Finance Document as and when they fall due for performance; or

(b)	the ability of the Companies to comply with their obligations under Clause 27.2 (Leverage ratio).

Material Company means a member of the Group (other than a Non-Recourse Project Company) which as at the date of the most recent audited consolidated financial statements of PLC had fixed assets and current assets (calculated on the same basis as Gross Assets on a consolidated basis but excluding any intra-Group items) which represent 2.5 per cent. or more of the Gross Assets of the Group, provided that, after the Acquisition Date and until such time as the audited consolidated financial statements of PLC (including the Target Group) are published, a Material Company shall mean a member of the Target Group or member of the BHP Billiton Group (in each case other than a Non-Recourse Project Company) which, as at the date of the most recent audited financial statements of the Target (in the case of a member of the Target Group) or the date of the most recent audited consolidated financial statements of PLC (in the case of a member of the BHP Billiton Group), had fixed assets and current assets (calculated on the same basis as Gross Assets on a consolidated basis but excluding any intra-Group items) which represent 2.5 per cent. or more of the Gross Assets of the Group (including the Target Group).

Month means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:

(a)	if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end, if there is one, or, if there is not, on the immediately preceding Business Day; and

(b)	if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month.

The above rules will only apply to the last Month of any period.

Moody’s means Moody’s Investors Service Limited or any successor to its ratings business.

New Holding Company has the meaning given in Clause 44.7 (New Holding Company).

Non-Base Currency means any Optional Currency or Committed Currency which is not the Base Currency.

Non-Recourse Project Company means any Project Company other than:

(a)	for as long as it satisfies the provisions of Clause 28.10(a)(ii)(B) (Project Companies), Cerro Matoso SA; or

(b)	any other Project Company which satisfies the provisions of Clause 28.10(a)(ii)(B) (Project Companies).

Note means the rights of a Lender under a Note Deed Poll, title to which is recorded in and evidenced by an inscription in a Register.

Note Deed Poll means a deed poll executed by an Australian Borrower substantially in the form of Schedule 10 (Form of Note Deed Poll).

Obligor means either Company or a Borrower.

Obligors’ Agent means BHP Billiton Finance plc or any other member of the Group nominated by the Companies and approved by the Facility Agent (such approval not to be unreasonably withheld or delayed).

OECD means the Organisation for Economic Co-operation and Development.

Offer means an offer to acquire all of the issued and outstanding shares of the Target by the Companies (or either of them or a wholly-owned Subsidiary of either of them) pursuant to the Offer Documents.

Offer Documents means, collectively, (i) an Offer to Purchase for Cash and each other document issued or to be issued by the Companies (or either of them or a wholly-owned Subsidiary of either of them) to shareholders of the Target in respect of an Offer and (ii) any related letters of transmittal or notices of guaranteed delivery in respect of such Offer.

Offer to Purchase for Cash means an offer to purchase for cash and related circular in respect of the issued and outstanding shares of the Target from the Companies (or either of them or a wholly-owned Subsidiary of either of them) by which an Offer is initiated and reflecting in all material respects the Initial Offer Conditions.

Offshore Associate means an Associate:

(a)	which is a non-resident of Australia and does not acquire, or would not acquire, the relevant Notes and corresponding participations in carrying on a business in Australia at or through a permanent establishment of the Associate in Australia; or

(b)	which is a resident of Australia and which acquires, or would acquire, the relevant Notes and corresponding participations in carrying on a business in a country outside Australia at or through a permanent establishment of the Associate in that country, and which, in either case, is not acquiring the Notes or receiving payment in the capacity of a clearing house, custodian, funds manager or responsible entity of a registered scheme.

For the purpose of this definition, “clearing house” has the meaning given to it in section 128F(9) of the Australian Tax Act and “responsible entity” and “registered scheme” each has the meaning given to it in section 9 of the Corporations Act.

Optional Currency means a currency (other than a Committed Currency) which complies with the conditions set out in Clause 4.3 (Conditions relating to Optional Currencies).

Original Facility A Final Maturity Date means the date falling 364 days after the first Utilisation Date.

Original Financial Statements means the audited consolidated financial statements of PLC for its financial year ended 30 June 2009 (which are the consolidated accounts of the Group).

Original Obligor means either Company or an Original Borrower.

Participating Member State means any member state of the European Communities that adopts or has adopted the euro as its lawful currency in accordance with legislation of the European Union relating to European Monetary Union.

Party means a party to this Agreement.

Permitted Security Interests means:

(a)	any Security created with the prior written consent of the Majority Lenders;

(b)	any lien arising by operation of law (including where evidenced by an agreement) or imposed by a court or tribunal;

(c)	any Security over or affecting any asset acquired after the date of this Agreement (other than the Target Shares) if:

(i)	the Security was not created in contemplation of the acquisition of that asset; and

(ii)	the principal amount secured has not been increased in contemplation of or since the acquisition of that asset;

(d)	any Security over or affecting any asset of any company which becomes a member of the Group after the date of this Agreement, where the Security is created prior to the date on which that company becomes a member of the Group, if:

(i)	the Security was not created in contemplation of the acquisition of that company; and

(ii)	the principal amount secured has not increased in contemplation of or since the acquisition of that company;

(e)	any Security over or affecting any asset or project (or any shares or other ownership interests or debts or other obligations of, any entity owning or operating any such asset or project) established, acquired, developed or expanded after the date of this Agreement where the Security was created to secure the purchase price, or the financing of the establishment, acquisition, development, expansion or operation of that asset or project and the principal amount secured by that Security does not exceed the purchase price or financing (and any costs of establishment, acquisition, development, expansion or operation), other than any such Security created to secure any Financial Indebtedness incurred to finance the Acquisition;

(f)	any Security granted in substitution for any Security permitted under paragraphs (c), (d) or (e) above where the Financial Indebtedness secured is refinancing the Financial Indebtedness secured by the Security being substituted and the principal amount of the Financial Indebtedness secured is not increased as a result of such refinancing;

(g)	any Security to secure loans provided, supported or subsidised by a governmental agency, export credit agency or a lending organisation established by the United Nations, the European Union, the International Monetary Fund or any other international treaty organisation or created to secure pre-export financing or future flow finance arrangements provided that the financing is entered into to mitigate against political risk (including, without limitation, remittance risk);

(h)	any Security created in connection with convertible or exchangeable bonds or notes where the Security is created over the assets into which the convertible or exchangeable bonds or notes may be converted or exchanged and secures only the obligation of the issuer to effect the conversion or exchange of the bonds or notes into such assets;

(i)	any Security over or affecting any goods or documents of title to goods arising in the ordinary course of trade finance incurred in the ordinary course of business;

(j)	any Security of the following description or arising in the following transactions:

(i)	collateral posted against obligations under exchange-traded forward sale contracts entered into in the ordinary course of business;

(ii)	the discounting of receivables to the extent that the value of the assets over which Security exists does not exceed US$500,000,000 (or its equivalent in any other currency) in total;

(iii)	netting or credit support arrangements arising for the purposes of any International Swaps and Derivatives Association Master Agreement or International Foreign Exchange Master Agreement where the relevant transaction or transactions are entered into in connection with the ordinary business activities or financing arrangements of any member of the Group;

(iv)	cash management arrangements and any netting or set-off arrangement entered into in the ordinary course of banking arrangements; and

(v)	Security in the form of cross charges over joint venture related assets granted to other participants in a joint venture and/or the manager of the joint venture to secure obligations owed to any one or more of the other participants in such joint venture and/or the manager under the joint venture or related agreement;

(k)	any Security created by an Obligor in favour of another Obligor;

(l)	any Security constituted by arrangements for the retention by a vendor, lessor or consignor of title to goods in accordance with its standard terms of business pending payment in full of the purchase price or rent therefor, provided that, in relation to sales, such purchase price is paid and title passes within six months of the date of supply by the vendor of such goods;

(m)	any Security created by a Project Company or over any shares or other ownership interests in, or debts or other obligations of, that Project Company to secure Financial Indebtedness of that Project Company or any other Project Company with rights or liabilities in relation to the same project;

(n)	any Security created by a member of the Group (other than an Obligor) in favour of another member of the Group;

(o)	any Security created by a WAIO Company over its assets, or any Security over any shares or other ownership interests in, or debts or other obligations of, a WAIO Company to secure:

(i)	funding obligations, and obligations arising on default, under the WAIO Joint Venture Arrangements; or

(ii)	Financial Indebtedness incurred by a WAIO Company in connection with the WAIO Joint Venture Arrangements;

(p)	any Security not permitted under paragraphs (a) to (o) above securing Financial Indebtedness, provided that the lower of:

(i)	the value of all assets subject to such Security; and

(ii)	the aggregate of all Financial Indebtedness secured by such Security,

does not:

(A)	exceed 10% of the Gross Assets of the Group; or

(B)	when aggregated with the aggregate amount of all Project Investments in all designated companies (as defined in Clause 28.10 (Project Companies)) exceed 20% of the Gross Assets of the Group; and

(q)	any Security over Unrestricted Margin Stock, provided that:

(i)	any Security over Unrestricted Margin Stock permitted under this paragraph (q) which would otherwise only be permitted under paragraph (p) above shall also (to the extent that paragraph (p) above remains available for utilisation with respect to that Security), be treated as having been granted in reliance on such paragraph (and the remaining availability of that paragraph shall be reduced accordingly for so long as such Security is outstanding); and

(ii)	any Security over Margin Stock which is not already subject to Security shall be deemed to be Security over Unrestricted Margin Stock so long as any member of the Group holds Unrestricted Margin Stock which is not already subject to Security.

Plan means an employee benefit plan as defined in section 3(3) of ERISA:

(i)	maintained by any Obligor or any ERISA Affiliate; or

(ii)	to which any Obligor or any ERISA Affiliate is required to make any payment or contribution.

PLC means BHP Billiton Plc, a company incorporated in England and Wales with registered number 3196209.

Project Company means each of the following:

(a)	for as long as they meet the requirements of either sub-paragraph (a)(ii)(A) or sub-paragraph (a)(ii)(B) of Clause 28.10 (Project Companies), each member of the Group which has any rights or liabilities in respect of any of the following projects:

(i)	the Escondida Project;

(ii)	the Cerro Matoso Project;

(iii)	the Maruwai Coal Project;

(iv)	the Guinea Alumina Project;

(v)	the Guinea/Liberia Iron Ore Project (including any joint venture with Arcelor Mittal);

(vi)	the Newcastle Infrastructure Project; and

(vii)	the Queensland Infrastructure Project;

(b)	any member of the Group (which is not an Obligor) designated as a Project Company in accordance with Clause 28.10 (Project Companies); or

(c)	any other member of the Group otherwise accepted by the Majority Lenders as a Project Company.

Project Investment means, with respect to a Project Company, the aggregate amount of:

(a)	any debt (whether subordinated or otherwise) owing by that Project Company to another member of the Group (not being a Project Company); and

(b)	any equity investment valued at cost by any other member of the Group (not being a Project Company) in that Project Company.

Publicly-held Shares means, at any time, in relation to a Company, any ordinary shares of that Company which are not held by any member of the Group at that time.

Quotation Day means, in relation to any period for which an interest rate is to be determined:

(a)	(if the currency is Sterling) the first day of that period;

(b)	(if the currency is euro) two TARGET Days before the first day of that period; or

(c)	(for any other currency) two London Business Days before the first day of that period,

unless market practice differs in the Relevant Interbank Market for a currency, in which case the Quotation Day for that currency will be determined by the Facility Agent in accordance with market practice in the Relevant Interbank Market (and, if quotations for that currency and period would normally be given by leading banks in the Relevant Interbank Market on more than one day, the Quotation Day will be the last of those days).

Reference Banks means the principal London offices of Barclays Bank PLC, BNP Paribas and JPMorgan Chase Bank, N.A., or such other banks as may be appointed by the Facility Agent in consultation with the Obligors’ Agent.

Register means a register of Notes to be maintained by the Facility Agent for each Australian Borrower in accordance with Clause 10 (Register of Notes).

Relevant Interbank Market means, in relation to euro, the European interbank market and, in relation to any other currency, the London interbank market.

Repeating Representations means each of the representations set out in Clauses 25.1 (Status) to 25.6(a) (No default), 25.9 (Pari passu ranking) and 25.13 (Investment Company Act) to 25.14 (ERISA).

Resignation Letter means a letter substantially in the form set out in Schedule 7 (Form of Resignation Letter).

Restricted Margin Stock means, at any time, any Margin Stock owned by any member of the Group which represents not more than 33 1/3 per cent. of the value (as determined by any reasonable method) of the assets of such member of the Group (other than Margin Stock) that are then subject to such provision.

Revolving Facility means Revolving Facility B or Revolving Facility C.

Revolving Facility B means the revolving loan facility made available under this Agreement as described in Clause 2.2(a) (The Revolving Facilities).

Revolving Facility B Commitment means:

(a)	in relation to an Original Lender, the amount in the Base Currency set opposite its name under the heading Revolving Facility B Commitment in Part 2 of Schedule 1 (The Original Parties) and the amount of any other Revolving Facility B Commitment transferred to it under this Agreement; and

(b)	in relation to any other Lender, the amount in the Base Currency of any Revolving Facility B Commitment transferred to it under this Agreement,

to the extent not cancelled, reduced or transferred by it under this Agreement.

Revolving Facility B Loan means a loan made or to be made under Revolving Facility B or the principal amount outstanding for the time being of that loan.

Revolving Facility C means the revolving loan facility made available under this Agreement as described in Clause 2.2(b) (The Revolving Facilities).

Revolving Facility C Commitment means:

(a)	in relation to an Original Lender, the amount in the Base Currency set opposite its name under the heading Revolving Facility C Commitment in Part 2 of Schedule 1 (The Original Parties) and the amount of any other Revolving Facility C Commitment transferred to it under this Agreement; and

(b)	in relation to any other Lender, the amount in the Base Currency of any Revolving Facility C Commitment transferred to it under this Agreement,

to the extent not cancelled, reduced or transferred by it under this Agreement.

Revolving Facility C Loan means a loan made or to be made under Revolving Facility C or the principal amount outstanding for the time being of that loan.

Revolving Facility Commitment means a Revolving Facility B Commitment or a Revolving Facility C Commitment.

Revolving Facility Loan means a Revolving Facility B Loan or a Revolving Facility C Loan.

Rollover Loan means one or more Revolving Facility Loans:

(a)	made or to be made on the same date that one or more maturing Revolving Facility Loans under the same Revolving Facility is or are due to be repaid;

(b)	the aggregate amount of which is equal to or less than those maturing Revolving Facility Loans;

(c)	in the same currency as those maturing Revolving Facility Loans (unless it is in a different currency as a result of the operation of Clause 11.2 (Unavailability of a currency)); and

(d)	made or to be made to the same Borrower for the purpose of refinancing those maturing Revolving Facility Loans.

S&P means Standard & Poor’s Rating Services, a division of The McGraw-Hill Companies, Inc. or any successor to its rating business.

Screen Rate means:

(a)	in relation to LIBOR, the British Bankers Association Interest Settlement Rate for the relevant currency and period; and

(b)	in relation to EURIBOR, the percentage rate per annum determined by the Banking Federation of the European Union for the relevant period,

displayed on the appropriate page of the Reuters screen. If the agreed page is replaced or service ceases to be available, the Facility Agent may specify another page or service displaying the appropriate rate after consultation with the Obligors’ Agent and the Lenders.

Security means a mortgage, charge, pledge, lien or other security interest.

Selection Notice means a notice substantially in the form set out in Part 2 of Schedule 3 (Form of Requests) given in accordance with Clause 16 (Interest Periods).

Specified Time means a time determined in accordance with Schedule 9 (Timetables).

Subsequent Acquisition Transaction means, following the completion of an Offer, any acquisition of Target Shares not acquired pursuant to that Offer, whether by way of market purchases, amalgamation, arrangement, amendment to articles, consolidation, capital reorganisation or any other transaction involving the Target and one or more members of the BHP Billiton Group.

Subsidiary means:

(a)	a subsidiary within the meaning of section 1159 of the Companies Act 2006;

(b)	a subsidiary within the meaning of section 9 of the Corporations Act (other than the manager of the WAIO Joint Venture Arrangements);

(c)	any other entity of which a person has direct or indirect control or owns directly or indirectly more than 50 per cent. of the voting capital or similar right of ownership; or

(d)	for the purpose of determining whether a person is a Subsidiary of a Company or the Target (as the case may be):

(i)	any other entity of which PLC and Limited together have direct or indirect control or together own directly or indirectly more than 50 per cent. of the voting capital or similar right of ownership; or

(ii)	any other entity which is treated in the audited consolidated financial statements of the Group or the Target Group as being a subsidiary of PLC and/or Limited or the Target (as the case may be).

Super-Majority Lenders has the same meaning as Majority Lenders except that, for the purposes of calculating the relevant percentage, each reference in the definition of Majority Lenders to 66 2/3 per cent. shall be construed as a reference to 85 per cent.

Swingline Commitment means:

(a)	in relation to a Dollar Swingline Lender on the date of this Agreement, the amount in US Dollars set opposite its name under the heading Dollar Swingline Commitment in Part 3 of Schedule 1 (The Original Parties) and the amount of any other Dollar Swingline Commitment transferred to it under this Agreement;

(b)	in relation to a Euro Swingline Lender on the date of this Agreement, the amount in euro equivalent to the amount in US Dollars (the Euro Equivalent) set opposite its name under the heading Euro Swingline Commitment in Part 3 of Schedule 1 (The Original Parties) and the amount of any other Euro Swingline Commitment transferred to it under this Agreement. For the purposes of calculating the amount of the Euro Equivalent, the amount in US Dollars specified in Part 3 of Schedule 1 (The Original Parties) shall be converted into euro at the Facility Agent’s Spot Rate of Exchange on the date the Facility Agent receives the Utilisation Request; and

(c)	in relation to any other Swingline Lender, the amount of any Swingline Commitment transferred to it under this Agreement,

to the extent not cancelled, reduced or transferred by it under this Agreement.

Swingline Facilities means the Dollar Swingline Facility and the Euro Swingline Facility.

Swingline Lender means a Dollar Swingline Lender or a Euro Swingline Lender.

Swingline Loan means a Dollar Swingline Loan or a Euro Swingline Loan.

Syndication Date means the day on which the Bookrunners confirm in writing to the Companies and the Facility Agent that syndication of the Facilities has been completed.

Syndication Letter means the letter dated on or about the date of this Agreement between the Companies and the Bookrunners relating to, amongst other things, syndication of the Facilities.

TARGET means the Trans-European Automated Real-time Gross Settlement Express Transfer payment system which utilises a single shared platform and which was launched on 19 November 2007.

TARGET Day means any day on which TARGET is open for the settlement of payments in euro.

Target Group means the Target and its Subsidiaries for the time being.

Target means Potash Corporation of Saskatchewan Inc., a company incorporated in Canada with registered number 406595-6.

Target Shares means all of the issued shares of the Target other than any such shares which are held by a member of the Target Group at that time.

Target Shareholding Disclosure Certificate means a certificate substantially in the form set out in Schedule 11 (Form of Target Shareholding Disclosure Certificate).

Tax means any tax, levy, impost, deduction, duty or other charge or withholding of a similar nature and including any related penalty or interest arising out of an Obligor’s failure to pay or any delay on the part of an Obligor in paying any of the same, provided that, in the case of a Canadian Borrower, such penalty or interest shall, for purposes of Clause 19.6 (Tax indemnity), include any such penalty or interest arising in connection with a Finance Party’s failure to pay or any delay on the part of a Finance Party in paying any of the same in respect of withholding taxes for which a Finance Party and an Obligor are jointly, solidarily or jointly and severally liable.

Term Facility means Facility A or Facility B.

Term Loan means a Facility A Loan or a Facility B Loan.

Total Commitments means the aggregate of the Total Facility A Commitments, the Total Facility B Commitments, the Total Revolving Facility B Commitments and the Total Revolving Facility C Commitments, being US$45,000,000,000 at the date of this Agreement.

Total Facility A Commitments means the aggregate of the Facility A Commitments, being US$25,000,000,000 at the date of this Agreement.

Total Facility B Commitments means the aggregate of the Facility B Commitments, being US$10,000,000,000 at the date of this Agreement.

Total Revolving Facility B Commitments means the aggregate of the Revolving Facility B Commitments, being US$5,000,000,000 at the date of this Agreement.

Total Revolving Facility C Commitments means the aggregate of the Revolving Facility C Commitments, being US$5,000,000,000 at the date of this Agreement.

Transfer Certificate means a certificate substantially in the form set out in Schedule 5 (Form of Transfer Certificate) or (other than in respect of a Loan to an Australian Borrower) in a form recommended by the LMA or in any other form agreed between the Facility Agent and the Obligors’ Agent.

Transfer Date means, in relation to a transfer, the later of:

(a)	the proposed Transfer Date specified in the Transfer Certificate; and

(b)	the date on which the Facility Agent executes the Transfer Certificate.

UK GAAP means generally accepted accounting principles, standards and practices in the UK, including IFRS.

UK Lender has the meaning given to it in Clause 19 (Tax Gross up and Indemnities).

Unpaid Sum means any sum due and payable but unpaid by an Obligor under the Finance Documents.

Unrestricted Margin Stock means any Margin Stock owned by any member of the Group which is not Restricted Margin Stock, provided that no Margin Stock shall be deemed to constitute Unrestricted Margin Stock after the Target Shares cease to be Margin Stock.

Utilisation means a utilisation of a Facility.

Utilisation Date means the date of a Utilisation, being the date on which the relevant Loan is to be made.

Utilisation Request means a notice substantially in the form set out in Part 1 of Schedule 3 (Form of Request).

VAT means value added tax as provided for in the United Kingdom Value Added Tax Act 1994 and any other tax of a similar nature in any relevant jurisdiction.

WAIO Company means each of:

(a)	BHP Billiton Minerals Pty Ltd;

(b)	BHP Billiton Iron Ore Pty Ltd;

(c)	BHP Billiton WAIO Pty Ltd;

(d)	BHP Iron Ore (Jimblebar) Pty Ltd;

(e)	BHP Billiton WA Iron Ore Owner Pty Ltd;

(f)	BHP Billiton WA Iron Ore Issuer Pty Ltd; and

(g)	BHP Billiton WA Iron Ore Mt Newman Pty Ltd,

and any other member of the Group with rights and/or liabilities in relation to the WAIO Joint Venture Arrangements which is notified by the Obligors’ Agent in writing to the Facility Agent as a WAIO Company, in each case until the Obligors’ Agent notifies the Agent in writing that such member of the Group has ceased to be a WAIO Company.

WAIO Joint Venture Arrangements means the contractual arrangements constituting the West Australian Iron Ore Joint Venture, once established pursuant to the implementation agreement dated 5 December 2009 between PLC, Limited, Rio Tinto plc and Rio Tinto Limited.

Wholly-owned Date means the date (if any) on which the Target becomes (directly or indirectly) a wholly-owned Subsidiary of a Company.

1.2	Construction

(a)	Unless a contrary indication appears, any reference in this Agreement to:

(i)	the Facility Agent, the Dollar Swingline Agent, the Euro Swingline Agent, any Mandated Lead Arranger, any Finance Party, any Lender, any Obligor or any Party shall be construed so as to include its successors in title, permitted assigns and permitted transferees;

(ii)	a group of persons acting in concert means a group of persons who, pursuant to an agreement or understanding (whether formal or informal), actively co-operate, through the acquisition (directly or indirectly) of shares in either of the Companies by any of them, either directly or indirectly, in order to obtain or consolidate control of either of the Companies;

(iii)	assets includes present and future properties, revenues and rights of every description;

(iv)	Barclays Capital is to the investment banking division of Barclays Bank PLC;

(v)	control means the power to direct the management and the policies of an entity whether through the ownership of voting capital, by contract or otherwise;

(vi)	the European interbank market means the interbank market for euro operating in Participating Member States;

(vii)	a Finance Document or any other agreement or instrument is a reference to that Finance Document or other agreement or instrument as amended, supplemented or novated;

(viii)	a guarantee means (other than in Clause 24 (Guarantee and Indemnity by the Companies)) any guarantee, letter of credit, bond, indemnity or other commitment to assure the repayment of, or indemnify against loss, in respect of non-payment of indebtedness;

(ix)	indebtedness includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

(x)	a person includes any person, firm, company, corporation, government, state or agency of a state or any association, trust or partnership (whether or not having separate legal personality);

(xi)	a regulation includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation;

(xii)	a provision of law is a reference to that provision as it may be amended or re-enacted from time to time;

(xiii)	the singular includes the plural (and vice versa);

(xiv)	a time of day is a reference to London time; and

(xv)	Australian Dollars, AUD or AUS$ are to the lawful currency for the time being of Australia, Canadian Dollars, CAD or CA$ are to the lawful currency for the time being of Canada, US Dollars, USD and US$ are to the lawful currency for the time being of the United States, Sterling, GBP and £ are to the lawful currency for the time being of the United Kingdom and euro, EUR and € are to the single currency introduced at the start of the third stage of European economic and monetary union pursuant to the Treaty establishing the European Communities, as amended.

(b)	In this Agreement, Section, Clause and Schedule headings are for ease of reference only.

(c)	Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

(d)	A Default is continuing if it has not been remedied or waived.

1.3	Third Party Rights

(a)	Unless expressly stated to the contrary in this Agreement or a Note Deed Poll, a person who is not a party to a Finance Document has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or to enjoy the benefit of any term of that Finance Document.

(b)	Notwithstanding any term of any Finance Document, the consent of any person who is not a Party is not required to rescind or vary this Agreement at any time.

2.	THE FACILITIES

2.1	The Term Facilities

Subject to the terms of this Agreement, the Lenders make available to the Borrowers:

(a)	an extendible 364 day multicurrency term loan facility in an aggregate amount equal to the Total Facility A Commitments; and

(b)	a three year multicurrency term loan facility in an aggregate amount equal to the Total Facility B Commitments.

2.2	The Revolving Facilities

Subject to the terms of this Agreement, the Lenders make available to the Borrowers:

(a)	a three year multicurrency revolving loan facility in an aggregate amount equal to the Total Revolving Facility B Commitments; and

(b)	a four year multicurrency revolving loan facility, incorporating a US Dollar swingline facility and a euro swingline facility, in an aggregate amount equal to the Total Revolving Facility C Commitments.

2.3	Increase

(a)	The Obligors’ Agent may by giving prior notice to the Facility Agent by no later than the date falling 30 Business Days after the effective date of a cancellation of:

(i)	the Available Commitments of a Defaulting Lender in accordance with Clause 14.11 (Right of cancellation and prepayment in relation to a Defaulting Lender); or

(ii)	the Commitments of a Lender in accordance with Clause 14.1 (Illegality) or paragraph (a) of Clause 14.9 (Right of repayment and cancellation in relation to a single Lender),

request that the Total Commitments be increased (and the Total Commitments shall be so increased) in an aggregate amount in the Base Currency of up to the amount of the Available Commitments or Commitments so cancelled as follows:

(iii)	the increased Commitments will be assumed by one or more Lenders or other banks, financial institutions, trusts, funds or other entities (each an Increase Lender) selected by the Companies (each of which confirms its willingness to assume and does assume all the obligations of a Lender corresponding to that part of the increased Commitments which it is to assume, as if it had been an Original Lender);

(iv)	each of the Obligors and any Increase Lender shall assume obligations towards one another and/or acquire rights against one another as the Obligors and the Increase Lender would have assumed and/or acquired had the Increase Lender been an Original Lender;

(v)	each Increase Lender shall become a Party as a “Lender” and any Increase Lender and each of the other Finance Parties shall assume obligations towards one another and acquire rights against one another as that Increase Lender and those Finance Parties would have assumed and/or acquired had the Increase Lender been an Original Lender;

(vi)	the Commitments of the other Lenders shall continue in full force and effect; and

(vii)	any increase in the Total Commitments shall take effect on the date specified by the Obligors’ Agent in the notice referred to above or any later date on which the conditions set out in paragraph (b) below are satisfied.

(b)	An increase in the Total Commitments will only be effective on:

(i)	the execution by the Facility Agent of an Increase Confirmation from the relevant Increase Lender; and

(ii)	in relation to an Increase Lender which is not a Lender immediately prior to the relevant increase, the performance by the Facility Agent of all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to the assumption of the increased Commitments by that Increase Lender, the completion of which the Facility Agent shall promptly notify to the Obligors’ Agent and the Increase Lender.

(c)	Each Increase Lender, by executing the Increase Confirmation, confirms (for the avoidance of doubt) that the Facility Agent has authority to execute on its behalf any amendment or waiver that has been approved by or on behalf of the requisite Lender or Lenders in accordance with this Agreement on or prior to the date on which the increase becomes effective.

(d)	The Companies shall, on the date upon which the increase takes effect, pay to the Facility Agent (for its own account) a fee of US$2,500 and the Companies shall promptly on demand pay the Facility Agent the amount of all costs and expenses (including legal fees) reasonably incurred by it in connection with any increase in Commitments under this Clause 2.3.

(e)	The Companies may pay to the Increase Lender a fee in the amount and at the times agreed between the Companies and the Increase Lender in a Fee Letter.

(f)	Clause 31.5 (Limitation of responsibility of Existing Lenders) shall apply mutatis mutandis in this Clause 2.3 in relation to an Increase Lender as if references in that Clause to:

(i)	an “Existing Lender” were references to all the Lenders immediately prior to the relevant increase;

(ii)	the “New Lender” were references to that Increase Lender; and

(iii)	a “re-transfer” and “re-assignment” were references to respectively a “transfer” and “assignment”.

(g)	Nothing in this Clause 2.3 obliges (i) any Party to find an Increase Lender or (ii) any Lender to become an Increase Lender.

2.4	Finance Parties’ rights and obligations

(a)	The obligations of each Finance Party under the Finance Documents are several. Failure by a Finance Party to perform its obligations under the Finance Documents does not affect the obligations of any other Party under the Finance Documents. No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents.

(b)	The rights of each Finance Party under or in connection with the Finance Documents are separate and independent rights and any debt arising under the Finance Documents to a Finance Party from an Obligor shall be a separate and independent debt.

(c)	A Finance Party may, except as otherwise stated in the Finance Documents, separately enforce its rights under the Finance Documents.

2.5	Appointment of Obligors’ Agent

Each Obligor by its execution of this Agreement hereby irrevocably authorises the Obligors’ Agent to give all notices (including, without limitation, Utilisation Requests, Selection Notices and notices of prepayment and cancellation) and instructions and make such agreements (including, without limitation, in relation to an alternative basis (as described in Clause 17.3 (Alternative basis of interest or funding)) and in relation to Clause 44 (Amendments and Waivers)) expressed to be capable of being given or made by the Obligors’ Agent, notwithstanding that they may affect that Obligor, without further reference to or the consent of that Obligor and that Obligor shall, as regards the Agents and each Lender, be bound thereby as though that Obligor had agreed that change, given that notice or made that agreement.

3.	PURPOSE

3.1	Purpose

(a)	Subject to the terms of this Agreement, amounts borrowed under the Facilities may be applied towards:

(i)	financing cash consideration to be paid to shareholders of the Target pursuant to the terms of an Offer or Arrangement;

(ii)	any payments to be made under a Compulsory Acquisition or any Subsequent Acquisition Transaction;

(iii)	direct or indirect payments to holders of options, warrants or other rights to receive Target Shares;

(iv)	refinancing the indebtedness of the Target Group (including, without limitation, by way of the purchase of such Target Group indebtedness and/or the provision of cash collateral for such Target Group indebtedness (subject to the other terms of this Agreement) by a member of the Group); and

(v)	the payment of Acquisition Costs.

(b)	Amounts borrowed under a Revolving Facility may also be applied towards the general corporate purposes of the Group including, without limitation, as a backstop to commercial paper issued by members of the Group.

3.2	Monitoring

No Finance Party is bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.

4.	CONDITIONS OF UTILISATION

4.1	Initial conditions precedent

(a)	No Utilisation Request may be delivered unless the Facility Agent has received all of the documents and other evidence listed in Parts 1 and 2 of Schedule 2 (Conditions Precedent) (unless waived, on the instructions of the Majority Lenders), subject to paragraph (b) below, in form and substance reasonably satisfactory to the Facility Agent. The Facility Agent shall notify the Obligors’ Agent and the Lenders promptly upon being so satisfied in relation to the documents and other evidence listed in each of Parts 1 and 2 of Schedule 2 (Conditions Precedent) respectively.

(b)	Provided that the Facility Agent has received the confirmation from each Bookrunner referred to in paragraph 14 of Part 1 of Schedule 2 (Conditions Precedent), the requirements of that paragraph will be satisfied by receipt by the Facility Agent of the Initial Offer Conditions or the Initial Arrangement Conditions (whether or not they are in form and substance satisfactory to the Facility Agent).

4.2	Further conditions precedent

The Lenders will only be obliged to comply with Clause 5.4 (Lenders’ participation) if on the date of the Utilisation Request and on the proposed Utilisation Date:

(a)	in the case of a Rollover Loan, no Event of Default is continuing or would result from the proposed Loan and, in the case of any other Loan, no Default is continuing or would result from the proposed Loan; and

(b)	the Repeating Representations to be made by each Obligor are true in all material respects.

4.3	Conditions relating to Optional Currencies

(a)	A currency (other than a Committed Currency) will constitute an Optional Currency in relation to a Loan if:

(i)	it is readily available in the amount required and freely convertible into the Base Currency in the Relevant Interbank Market on the Quotation Day and the Utilisation Date for that Loan; and

(ii)	it is approved by the Facility Agent (acting on the instructions of all the Lenders under the relevant Revolving Facility) on or prior to receipt by the Facility Agent of the relevant Utilisation Request for that Loan.

(b)	If, by the Specified Time, the Facility Agent has received a written request from the Obligors’ Agent for a currency to be approved under paragraph (a)(ii) above, the Facility Agent will notify the Lenders of that request by the Specified Time. Based on any responses received by the Facility Agent by the Specified Time, the Facility Agent will confirm to the Obligors’ Agent by the Specified Time:

(i)	whether or not the Lenders have granted their approval; and

(ii)	if approval has been granted, the minimum amount (and, if required, integral multiples) for any subsequent Utilisation in that currency.

4.4	Maximum number of Loans

(a)	Unless the Facility Agent agrees otherwise, a Utilisation Request may not be delivered if as a result of the proposed Utilisation more than 15 Term Loans under each Term Facility and 15 Revolving Facility Loans (including, in the case of Revolving Facility C, Swingline Loans) under each Revolving Facility would be outstanding.

(b)	Any Loan made by a single Lender under Clause 11.2 (Unavailability of a currency) shall not be taken into account in this Clause 4.4.

5.	UTILISATION – LOANS

5.1	Delivery of a Utilisation Request

A Borrower may utilise a Facility provided that the Obligors’ Agent delivers to the Facility Agent a duly completed Utilisation Request not later than the Specified Time.

5.2	Completion of a Utilisation Request

Each Utilisation Request is irrevocable and will not be regarded as having been duly completed unless:

(a)	it identifies the Borrower;

(b)	it identifies the purpose of the Utilisation and each Utilisation specified in the Utilisation Request must be made for a single purpose;

(c)	the proposed Utilisation Date is a Business Day within the Availability Period applicable to that Facility;

(d)	the currency and amount of the Utilisation comply with Clause 5.3 (Currency and amount);

(e)	the proposed Interest Period complies with Clause 16 (Interest Periods);

(f)	it specifies the account and bank to which the proceeds of the Utilisation are to be credited; and

(g)	in respect of any Utilisation Request for a Utilisation under a Term Facility, the amount requested is part of a larger drawing which is to be drawn pro rata across both the Term Facilities in proportion to the Available Facility under each.

5.3	Currency and amount

(a)	The currency specified in a Utilisation Request must be:

(i)	in relation to a Term Loan, a Committed Currency; or

(ii)	in relation to a Revolving Facility Loan, a Committed Currency or an Optional Currency.

(b)	No Loan may be advanced (in whole or part) if:

(i)	it would cause the aggregate principal amount of Term Loans denominated in Canadian Dollars to exceed CA$4,000,000,000; or

(ii)	it would cause the Base Currency Amount of the aggregate principal amount of Revolving Facility Loans denominated in Australian Dollars and/or Canadian Dollars to exceed US$3,000,000,000.

(c)	The amount of the proposed Loan must be:

(i)	if it is a Term Loan, a minimum aggregate amount (when taken together with each other Loan required to be made for the same purpose as a result of Clause 5.2(g) (Completion of a Utilisation Request)) of US$50,000,000 (or its equivalent in any other currency) or, if less, the amount of the Available Facility (or its equivalent in any other currency);

(ii)	if it is a Revolving Facility Loan and:

(A)	the currency selected is a Committed Currency, a minimum amount of, as appropriate, US$10,000,000, CA$10,000,000, AUS$10,000,000, £10,000,000 or €10,000,000 (and, in each case, an integral multiple of such amount) or, if less, the amount of the Available Facility; or

(B)	the currency selected is an Optional Currency, the minimum amount (and, if required, integral multiple) specified by the Facility Agent pursuant to Clause 4.3(b)(ii) (Conditions relating to Optional Currencies) or, if less, the amount of the Available Facility (or its equivalent in any other currency); and

(iii)	in any event, such that its Base Currency Amount is less than or equal to the Available Facility.

5.4	Lenders’ participation

(a)	If the conditions set out in this Agreement have been met, each Lender shall make its participation in each Loan available by the Utilisation Date through its Facility Office.

(b)	The amount of each Lender’s participation in each Loan will be equal to the proportion borne by its Available Commitment to the Available Facility immediately prior to making the Loan.

(c)	The Facility Agent shall determine the Base Currency Amount of each Loan which is to be made in a Non-Base Currency and shall notify each Lender of the amount, currency and the Base Currency Amount of each Loan and the amount of its participation in that Loan, in each case by the Specified Time.

(d)	In the case of any Acquisition Loan to be advanced on the first Utilisation Date, provided the Facility Agent notifies each Lender under the relevant Facility by the Specified Time of the participation of that Lender in that Loan, each such Lender shall take reasonable steps to ensure that the funds in respect of its participation in that Loan are made available to the Facility Agent no later than 10.00 a.m. (New York time) on the first Utilisation Date.

6.	UTILISATION – SWINGLINE LOANS

6.1	General

(a)	In this Clause 6 and Clause 7 (Swingline Loans):

a reference to the Available Facility or Available Commitments is to the Swingline Facility and the Available Commitments thereunder, but without prejudice to Clause 6.8 (Relationship with Revolving Facility C).

Euro Swingline Rate means, in relation to any Euro Swingline Loan, the arithmetic mean of the rates (rounded upwards to four decimal places), as supplied to the Euro Swingline Agent at its request, quoted by the Reference Banks to leading banks in the European interbank market as of the Specified Time on the Utilisation Date for that Euro Swingline Loan for the offering of deposits in euro for a period comparable to the Interest Period of the relevant Euro Swingline Loan.

Federal Funds Rate means, in relation to any day:

(a)	the rate per annum displayed for that day at or about 1.00 p.m. (New York time) on page GPX5 of the Reuters Monitor System (or, if that day is not a New York Business Day, for the immediately preceding New York Business Day) by the Federal Reserve Bank of New York; or

(b)	if a rate is not so displayed for any day which is a New York Business Day, the average of the quotations for that day on such transactions received by the Dollar Swingline Agent from three federal funds brokers of recognised standing selected by the Dollar Swingline Agent.

New York Business Day means a day (other than a Saturday or Sunday) on which banks are open for general business in New York City.

Overall Commitment of a Lender under Revolving Facility C means:

(a)	its Revolving Facility C Commitment; or

(b)	in the case of a Swingline Lender which does not have a Revolving Facility C Commitment, the Revolving Facility C Commitment of a Lender which is its Affiliate;

Prime Rate means:

(a)	the prime commercial lending rate for US Dollars from time to time displayed on page USPRIME5 of the Reuters Monitor System; or

(b)	if a rate is not so displayed, the prime commercial lending rate in US Dollars from time to time announced by the Dollar Swingline Agent.

Total Swingline Commitments means the aggregate of the Dollar Swingline Commitments and the Euro Swingline Commitments, being an amount equal to US$3,000,000,000 at the date of this Agreement. For the purposes of calculating the amount of the Total Swingline Commitments, the amount of the Euro Swingline Commitments shall be converted into the Base Currency at the Facility Agent’s Spot Rate of Exchange on the date the Facility Agent receives the Utilisation Request.

(b)	Any reference in this Agreement to:

(i)	an Interest Period includes each period determined under this Agreement by reference to which interest on a Swingline Loan is calculated; and

(ii)	a Lender includes a Swingline Lender unless the context otherwise requires.

(c)	The following Clauses do not apply to Swingline Loans:

(i)	Clause 5 (Utilisation – Loans);

(ii)	Clause 11 (Optional Currencies);

(iii)	Clause 15 (Interest) as it applies to the calculation of interest on a Loan but not default interest on an overdue amount;

(iv)	Clause 16 (Interest Periods); and

(v)	Clause 17 (Changes to the Calculation of Interest).

6.2	Delivery of a Utilisation Request for Dollar Swingline Loans

(a)	A Borrower may utilise the Dollar Swingline Facility provided that the Obligors’ Agent delivers to the Dollar Swingline Agent (copied to the Facility Agent) a duly completed Utilisation Request not later than the Specified Time.

(b)	Each Utilisation Request for a Dollar Swingline Loan must be sent to the Dollar Swingline Agent at the address in the United States of America notified by the Dollar Swingline Agent for this purpose with a copy to its address referred to in Clause 39 (Notices).

6.3	Completion of a Utilisation Request for Dollar Swingline Loans

(a)	Each Utilisation Request for a Dollar Swingline Loan is irrevocable and will not be regarded as having been duly completed unless:

(i)	it identifies the Borrower;

(ii)	it specifies that it is for a Dollar Swingline Loan;

(iii)	the proposed Utilisation Date is a New York Business Day within the Availability Period;

(iv)	the Dollar Swingline Loan is denominated in the Base Currency;

(v)	the amount of the proposed Dollar Swingline Loan is a minimum of US$5,000,000 or, if less, the Available Facility; and

(vi)	the proposed Interest Period:

(A)	does not overrun the Final Maturity Date of Revolving Facility C;

(B)	is a period of not more than seven days; and

(C)	ends on a New York Business Day.

(b)	Only one Dollar Swingline Loan may be requested in each Utilisation Request.

6.4	Dollar Swingline Lenders’ participation

(a)	If the conditions set out in this Agreement have been met, each Dollar Swingline Lender shall make its participation in each Dollar Swingline Loan available through its Facility Office in the United States of America.

(b)	The Dollar Swingline Lenders will only be obliged to comply with paragraph (a) above if, on the date of the Utilisation Request and on the proposed Utilisation Date:

(i)	no Default is continuing or would result from the proposed Utilisation; and

(ii)	the Repeating Representations to be made by each Obligor are true in all material respects.

(c)	The amount of each Dollar Swingline Lender’s participation in each Dollar Swingline Loan will be equal to the proportion borne by its Available Commitment to the Available Facility immediately prior to making the Dollar Swingline Loan, adjusted to take account of any limit applying under Clause 6.8 (Relationship with Revolving Facility C).

(d)	The Facility Agent shall notify each Dollar Swingline Lender of the amount of each Dollar Swingline Loan and its participation in that Dollar Swingline Loan by the Specified Time.

6.5	Delivery of a Utilisation Request for Euro Swingline Loans

(a)	A Borrower may utilise the Euro Swingline Facility provided that the Obligors’ Agent delivers to the Euro Swingline Agent (copied to the Facility Agent) a duly completed Utilisation Request not later than the Specified Time.

(b)	Each Utilisation Request for a Euro Swingline Loan must be sent to the Euro Swingline Agent at the address referred to in Clause 39 (Notices).

6.6	Completion of a Utilisation Request for Euro Swingline Loans

(a)	Each Utilisation Request for a Euro Swingline Loan is irrevocable and will not be regarded as having been duly completed unless:

(i)	it identifies the Borrower;

(ii)	it specifies that it is for a Euro Swingline Loan;

(iii)	the proposed Utilisation Date is a Business Day within the Availability Period;

(iv)	the Euro Swingline Loan is denominated in euro;

(v)	the amount of the proposed Euro Swingline Loan is a minimum of €5,000,000 or, if less, the Available Facility; and

(vi)	the proposed Interest Period:

(A)	does not overrun the Final Maturity Date of Revolving Facility C;

(B)	is a period of not more than seven days; and

(C)	ends on a Business Day.

(b)	Only one Euro Swingline Loan may be requested in each Utilisation Request.

6.7	Euro Swingline Lenders’ participation

(a)	The Euro Swingline Lenders will only be obliged to make a Loan under the Euro Swingline Facility if, on the date of the Utilisation Request and on the proposed Utilisation Date:

(i)	no Default is continuing or would result from the proposed Utilisation; and

(ii)	the Repeating Representations to be made by each Obligor are true in all material respects.

(b)	The amount of each Euro Swingline Lender’s participation in each Euro Swingline Loan will be equal to the proportion borne by its Available Commitment to the Available Facility immediately prior to making the Euro Swingline Loan, adjusted to take account of any limit applying under Clause 6.8 (Relationship with Revolving Facility C).

(c)	The Facility Agent shall notify each Euro Swingline Lender of the amount of each Euro Swingline Loan and its participation in that Euro Swingline Loan by the Specified Time.

6.8	Relationship with Revolving Facility C

(a)	This Clause 6.8 applies when a Swingline Loan is outstanding or is to be borrowed.

(b)	The Swingline Facility is not independent of Revolving Facility C.

(c)	Notwithstanding any other term of this Agreement, a Lender is only obliged to participate in a Revolving Facility C Loan or a Swingline Loan to the extent that it would not result in its participation and that of a Lender which is its Affiliate in the Revolving Facility C Loans and Swingline Loans exceeding its Overall Commitment under Revolving Facility C.

(d)	Where, but for the operation of paragraph (c) above, the Base Currency Amount of a Lender’s participation and that of a Lender which is its Affiliate in the Revolving Facility C Loans and Swingline Loans would have exceeded its Overall Commitment, the excess will be apportioned among the other Lenders participating in the relevant Loan pro rata according to their Revolving Facility C Commitments. This calculation will be applied as often as necessary until the Loan is apportioned among the relevant Lenders in a manner consistent with paragraph (c) above.

7.	SWINGLINE LOANS

7.1	Swingline

(a)	Subject to the terms of this Agreement, the Dollar Swingline Lenders make available to the Borrowers a US Dollar swingline loan facility in an aggregate amount equal to the Total Swingline Commitments.

(b)	Subject to the terms of this Agreement, the Euro Swingline Lenders make available to the Borrowers a euro swingline loan facility in an aggregate amount equal to the Total Swingline Commitments.

(c)	Notwithstanding any other term of this Agreement, a Lender is only obliged to participate in a Swingline Loan to the extent that the advance of that Swingline Loan would not result in the participation of the Lenders in all Swingline Loans then outstanding exceeding the Total Swingline Commitments.

7.2	Purpose

Each Borrower shall apply all amounts borrowed by it under the Swingline Facilities towards refinancing a note or other instrument maturing under any commercial paper programme of a member of the Group. A Swingline Loan may not be applied in repayment or prepayment of another Swingline Loan.

7.3	Repayment

Each Borrower that has drawn a Swingline Loan shall repay that Swingline Loan on the last day of its Interest Period.

7.4	Voluntary prepayment of Swingline Loans

(a)	The Borrower to which a Swingline Loan has been made may prepay, at any time, the whole of that Swingline Loan.

(b)	Unless a contrary indication appears in this Agreement, any part of the Swingline Facilities which is prepaid may be reborrowed in accordance with the terms of this Agreement.

7.5	Dollar Swingline Facility rate of interest

(a)	The rate of interest on each Dollar Swingline Loan for any day during its Interest Period is the higher of:

(i)	the Prime Rate at the Specified Time and in force on that day; and

(ii)	0.5% per annum over the rate per annum determined by the Dollar Swingline Agent to be the Federal Funds Rate for that day.

(b)	The Dollar Swingline Agent shall promptly notify the Dollar Swingline Lenders and the relevant Borrower of the determination of the rate of interest under paragraph (a) above.

(c)	If any day during an Interest Period is not a New York Business Day, the rate of interest on a Dollar Swingline Loan on that day will be the rate applicable to the immediately preceding New York Business Day.

(d)	Each Borrower shall pay accrued interest on each Dollar Swingline Loan made to it on the last day of its Interest Period.

7.6	Euro Swingline Facility rate of interest

(a)	The rate of interest for each Euro Swingline Loan for its Interest Period is the aggregate of the applicable:

(i)	Margin;

(ii)	rate per annum determined by the Euro Swingline Agent to be the Euro Swingline Rate for each day during its Interest Period; and

(iii)	Mandatory Cost, if any.

(b)	The Euro Swingline Agent shall promptly notify the Euro Swingline Lenders and the relevant Borrower of the determination of the rate of interest under paragraph (a)(ii) above.

(c)	Each Borrower shall pay accrued interest on each Euro Swingline Loan made to it on the last day of its Interest Period.

7.7	Interest Period

(a)	Each Swingline Loan has one Interest Period only.

(b)	The Interest Period for a Swingline Loan must be selected in the relevant Utilisation Request.

7.8	Swingline Agents

(a)	The Dollar Swingline Agent may perform its duties in respect of the Dollar Swingline Facility through an Affiliate acting as its agent.

(b)	The Euro Swingline Agent may perform its duties in respect of the Euro Swingline Facility through an Affiliate acting as its agent.

7.9	Conditions of assignment or transfer

Notwithstanding any other term of this Agreement, each Lender shall ensure that at all times the aggregate of its Overall Commitment is not less than:

(a)	its Swingline Commitment; or

(b)	if it does not have a Swingline Commitment, the Swingline Commitment of a Lender which is its Affiliate.

7.10	Loss sharing

(a)	In this Clause 7.10:

The Proportion of a Lender means the proportion borne by:

(a)	its Revolving Facility C Commitment (or, if the Total Revolving Facility C Commitments are then zero, its Revolving Facility C Commitment immediately prior to their reduction to zero) minus the Base Currency Amount of its participation (or that of a Lender which is its Affiliate) in any outstanding Revolving Facility C Loans (but ignoring its (or its Affiliate’s) participation in the unpaid Swingline Loan);

to

(b)	the Total Revolving Facility C Commitments (or, if the Total Revolving Facility C Commitments are then zero, the Total Revolving Facility C Commitments immediately prior to their reduction to zero) minus any outstanding Revolving Facility C Loans (but ignoring the unpaid Swingline Loan).

The Shortfall of a Swingline Lender is an amount equal to its Unpaid Swingline Participation minus its (or its Affiliate’s) Proportion of the Unpaid Amount.

The Unpaid Amount means, in relation to a Swingline Loan, any principal not repaid and/or any interest accrued but unpaid on that Swingline Loan, calculated from the Utilisation Date to the Loss Sharing Date.

The Unpaid Swingline Participation of a Lender means that part of the Unpaid Amount (if any) owed to that Lender (or its Affiliate) (before any redistribution under this Clause 7.10).

(b)	If a Swingline Loan is not repaid in full on its due date, the Facility Agent shall (if requested to do so in writing by any affected Swingline Lender) set a date (the Loss Sharing Date) on which payments shall be made between the Lenders under Revolving Facility C to re-distribute the Unpaid Amount between them. The Facility Agent shall give at least three Business Days’ notice to each affected Lender of the Loss Sharing Date and notify it of the amounts to be paid or received by it.

(c)	On the Loss Sharing Date, each Lender under Revolving Facility C must pay to the Facility Agent its Proportion of the Unpaid Amount minus its (or its Affiliate’s) Unpaid Swingline Participation (if any). If this produces a negative figure for a Lender no amount need be paid by that Lender.

(d)	Out of the funds received by the Facility Agent pursuant to paragraph (c) above, the Facility Agent shall pay to each Swingline Lender an amount equal to the Shortfall (if any) of that Swingline Lender.

(e)	If the amount actually received by the Facility Agent from the Lenders is insufficient to pay the full amount of the Shortfall of all Swingline Lenders, then the amount actually received will be distributed amongst the Swingline Lenders pro rata to the Shortfall of each Swingline Lender.

(f)	(i) On making a payment under this Clause 7.10, the paying Lender will be subrogated to the rights of the Swingline Lenders which have shared in the payment received.

(ii)          If and to the extent a paying Lender is not able to rely on its rights under sub-paragraph (i) above, the relevant Borrower shall be liable to the paying Lender for a debt equal to the amount the paying Lender has paid under this Clause 7.10.

(iii)	Any payment under this Clause 7.10 does not increase or reduce the obligations in aggregate of any Obligor.

8.	SUBSCRIPTION AND ISSUE OF NOTES

8.1	Subscription for Notes

Each Lender agrees to provide its proportion of an Australian Loan requested by an Australian Borrower under this Agreement by subscribing for Notes to be issued by that Australian Borrower under the relevant Note Deed Poll. Each Lender and the Facility Agent agrees to be bound by each Note Deed Poll.

8.2	Issue of Notes

Each Lender, each Australian Borrower and the Facility Agent agrees that, on the first Utilisation Date for an Australian Loan by an Australian Borrower under any Facility, that Australian Borrower shall issue Notes in relation to that Facility to each Lender which provides a proportion of the requested Australian Loan with:

(a)	a maximum aggregate principal amount equal to that Lender’s Commitment in respect of that Facility plus AUS$1; and

(b)	an aggregate principal amount outstanding equal to that Lender’s participation in all Australian Loans outstanding from time to time to that Australian Borrower under that Facility plus AUS$1.

9.	PUBLIC OFFERS

9.1	Satisfaction of public offer test

(a)	Each Bookrunner undertakes, represents and warrants to the Australian Borrowers as follows:

(i)	it will make (orally or in writing), within 30 days after the date of this Agreement, invitations for participations in the Facilities being provided to the Australian Borrowers and (if then issued) for the transfer or subscription of the corresponding Notes and participations in the relevant Facility (collectively Participations):

(A)	to at least ten parties, each of whose identity has been disclosed to the Australian Borrowers and who the Australian Borrowers have confirmed to the Bookrunners are not their Offshore Associates and are parties who each carry on a business of providing finance or investing or dealing in securities in the course of operating in financial markets (for the purposes of section 128F(3)(a)(i) of the Australian Tax Act); and/or

(B)	as a result of negotiations being initiated publicly, in an electronic form, or in another form, that is used by financial markets for dealing in debentures or debt interests (for the purposes of section 128F(3)(d) of the Australian Tax Act) such as Reuters or Bloomberg; and

(ii)	if an invitation referred to in paragraph (i)(A) above is to be made but an invitation referred to in paragraph (i)(B) above is not to be made, at least ten of the parties to whom it will make the invitation referred to in paragraph (i)(A) above are not, as at the date invitations are made, to the knowledge or reasonable suspicion of the relevant officers involved in the transaction, Associates of any of the other invitees.

(b)	Subject to compliance by the Australian Borrowers with paragraph (e) below, each Bookrunner undertakes to the Companies that it will not offer or sell Participations to any person who an Australian Borrower has confirmed to the relevant Bookrunner is an Offshore Associate of an Australian Borrower or in circumstances where employees or officers of the Bookrunner directly involved in the offer or sale know or have reasonable grounds to suspect that those Participations (or an interest in or right in respect of them) are being acquired either directly or indirectly by an Offshore Associate of an Australian Borrower (other than an Offshore Associate acting in the capacity of a dealer, manager or underwriter in relation to the placement of those Participations or a clearing house, custodian, funds manager or responsible entity of a registered scheme within the meaning of the Corporations Act as permitted by section 128F(5) of the Australian Tax Act).

(c)	If any employee or officer of a Bookrunner making the invitation, effecting the sale or otherwise directly involved in the offer or sale of Participations does not know or have reasonable grounds to suspect that a person is an Offshore Associate of an Australian Borrower, nothing in paragraph (b) above obliges that Bookrunner to make positive enquiries of that person to confirm that such person is not an Offshore Associate of an Australian Borrower.

(d)	Each Bookrunner agrees to keep a record of each offer made by it as contemplated by paragraph (a) above.

(e)	Each Australian Borrower agrees to promptly notify the Bookrunners of any entity which is disclosed to it by the Bookrunners pursuant to paragraph (a)(i)(A) above which it knows or reasonably suspects to be its Offshore Associate or an Associate of any of the other invitees.

9.2	Participants’ representations and warranties

Each Lender represents and warrants to the Australian Borrowers that:

(a)	an offer to participate in the Facility and for the transfer of or subscription for Notes was made to it on behalf of the relevant Australian Borrower;

(b)

(i)           if it received an offer it is and, at the time it subscribed for or acquired a Note, it was carrying on the business of providing finance, or investing or dealing in securities, in the course of operating in financial markets; or

(ii)         the issue of a Note was a result of negotiations being initiated publicly in an electronic form, or in another form, that was used by financial markets for dealing in debentures or debt interests; and

(c)	except as disclosed to the relevant Australian Borrower, it is not, and at the time it acquired a Participation it was not, so far as it has actual knowledge or reasonable grounds to suspect, an Associate of any other person which was offered a Participation, the Facility Agent or the relevant Australian Borrower.

9.3	Information

In connection with any Notes held by it or issued to it, each Lender will provide to the relevant Australian Borrower when reasonably requested by the relevant Australian Borrower any factual information in its possession or which it is reasonably able to provide to assist it to demonstrate that:

(a)	the issue of the Notes satisfies the public offer test under section 128F of the Australian Tax Act; and

(b)	payments of interest under the Notes are exempt from withholding tax under that section of the Australian Tax Act,

where to do so will not in the Lender’s reasonable opinion breach any law or regulation or any duty of confidence.

9.4	Selling restrictions

Each Bookrunner and each Lender undertakes to each other Finance Party and to the Obligors that it will not directly or indirectly offer or sell Notes or distribute or circulate any offer document or other material in connection with the Notes in any jurisdiction except under circumstances that would result in compliance with the laws and regulations of that jurisdiction. The Notes may only be offered in the United States to an “accredited investor” as defined in Rule 501(a)(1), (2) or (3) of Regulation D under the United States Securities Act of 1933.

10.	REGISTER OF NOTES

10.1	Establishment of Register for each Australian Borrower

The Facility Agent must establish and maintain a Register for each Australian Borrower. Each Register shall be maintained in London or any place in Australia approved by the Obligors’ Agent (taking into account stamp duty considerations).

10.2	The Register

(a)	The Facility Agent must inscribe the following information in the Register of the relevant Australian Borrower in respect of each Note issued by that Australian Borrower:

(i)	the Facility in relation to which that Note is issued and its issue date;

(ii)	the outstanding principal amount from time to time under that Note;

(iii)	the name and address, at its Facility Office, of the Lender which holds that Note;

(iv)	the account of the Lender to which payments in respect of that Note are to be made; and

(v)	details of all transfers or assignments, advances and repayments made in respect of that Australian Borrower’s Loan under the Facility in relation to which that Note is issued and any redemption of all or part of that Note.

(b)	The Facility Agent must update each Register to record changes notified to it as at the date of any such notification.

10.3	Register is paramount

(a)	Each Australian Borrower and the Facility Agent shall recognise the Lender whose name appears in the Register for that Australian Borrower as the absolute owner of the relevant Notes inscribed in its name on that Register without regard to any other record or instrument.

(b)	No notice of any trust or other interest in any Note will be entered on the relevant Register. No Australian Borrower nor the Facility Agent need take notice of any other interest in, or claim to, a Note, except as ordered by a court of competent jurisdiction or required by law.

10.4	Inspection of Register

(a)	Subject to paragraph (b) below, the Facility Agent shall make available a copy of (or an extract of) a Register to any Australian Borrower, the Obligors’ Agent or a Lender upon not less than three Business Days’ written notice.

(b)	The Facility Agent is not required to make any Register or a copy of any Register available to any Lender except:

(i)	where the Lender wishes to inspect only the part of the Register that provides particulars of the Notes held by it; or

(ii)	where otherwise required by law or by a Government Agency.

10.5	Receipt of payments

On receipt of any payment from a Lender under Clause 8 (Subscription and Issue of Notes), the Facility Agent will:

(a)	pay that amount to the relevant Australian Borrower in accordance with Clause 37 (Payment Mechanics) to the account and bank specified by that Australian Borrower in the Utilisation Request; and

(b)	complete the issue of the Notes referred to in Clause 8.1 (Subscription for Notes) by entering them in the Register.

10.6	Amendment of Register

In the case of each Utilisation by an Australian Borrower (other than the first) and each repayment or prepayment of any Utilisation which was made by an Australian Borrower, the Facility Agent must amend the Register to reflect the revised principal amount outstanding on the relevant Australian Borrower’s Notes under that Facility.

10.7	Transfer not effective until recorded in Register

(a)	Even if the Facility Agent has received a Transfer Certificate or instrument of transmission in relation to a Note, the person recorded in the relevant Register as the holder of that Note remains the owner of that Note for all purposes until the name of the transferee or transmittee is entered in that Register as the holder of that Note.

(b)	A transferee or transmittee of a Note will be treated as the holder of that Note from the date and time its name is entered in the relevant Register. Without limiting this, the transferee or transmittee of a Note will be entitled to receive any payments then due or to become due to the holder of that Note, and the relevant Australian Borrower will fully discharge its obligations under this document by making that payment to the transferee or transmittee whether or not all or any part of that payment had accrued before the date on which and time at which the transferee or transmittee is entered on the relevant Register.

11.	OPTIONAL CURRENCIES

11.1	Selection of currency

The Obligors’ Agent on behalf of a Borrower shall select the currency of a Loan (other than a Swingline Loan) in a Utilisation Request.

11.2	Unavailability of a currency

If, before the Specified Time on any Quotation Day in relation to a Loan denominated in an Optional Currency:

(a)	the Facility Agent has received notice from a Lender that the Optional Currency requested is not readily available to it in the amount required; or

(b)	a Lender notifies the Facility Agent that compliance with its obligation to participate in a Loan in the proposed Optional Currency would contravene a law or regulation applicable to it,

the Facility Agent will give notice to the Obligors’ Agent to that effect by the Specified Time on that day. In this event, any Lender that gives notice pursuant to this Clause 11.2 will be required to participate in the Loan in the Base Currency (in an amount equal to that Lender’s proportion of the Base Currency Amount or, in respect of a Rollover Loan, an amount equal to that Lender’s proportion of the Base Currency Amount of the Rollover Loan that is due to be made) and its participation will be treated as a separate Loan denominated in the Base Currency during that Interest Period.

11.3	Facility Agent’s calculations

Each Lender’s participation in a Loan will be determined in accordance with paragraph (b) of Clause 5.4 (Lenders’ participation).

12.	EXTENSION OPTION – FACILITY A

12.1	Facility A Extension

(a)	If Facility A has not been cancelled in full and subject to paragraph (d) below, the Obligors’ Agent may, by not less than 10 days’ prior written notice to the Facility Agent (the Extension Notice) before the close of business on the Original Facility A Final Maturity Date, request by notice to the Facility Agent that the Original Facility A Final Maturity Date be extended until the Extended Facility A Final Maturity Date in relation to Facility A (the Extension Option). Unless the Extension Notice specifies that only part of the Facility A Commitments will be extended, the Total Facility A Commitments will be extended (the Extended Facility A Commitments).

(b)	An Extension Notice is irrevocable.

(c)	On the date of receipt by the Facility Agent of an Extension Notice, the Original Facility A Final Maturity Date shall be automatically extended until the Extended Facility A Final Maturity Date.

(d)	The extension of the Original Facility A Final Maturity Date to the Extended Facility A Final Maturity Date shall not occur if, on the date of delivery of the Extension Notice, an Event of Default is continuing.

(e)	If the Extension Option is exercised:

(i)	the Repeating Representations are deemed to be made by each Obligor on the date of delivery of the Extension Notice; and

(ii)	on the date of the Extension Notice, the Companies must pay to the Facility Agent (for the account of the Lenders with Facility A Commitments) an extension fee in an amount equal to:

(A)	if the Extended Facility A Commitments are US$15,000,000,000 or more, 0.50% of the amount of the Extended Facility A Commitments;

(B)	if the Extended Facility A Commitments are US$10,000,000,000 or more, but less than US$15,000,000,000, 0.375% of the amount of the Extended Facility A Commitments; and

(C)	if the Extended Facility A Commitments are less than US$10,000,000,000, 0.25% of the amount of the Extended Facility A Commitments.

13.	REPAYMENT

13.1	Repayment of Term Loans

All Term Loans must be repaid in full by the relevant Borrower of any such Loan on or before the Final Maturity Date for the relevant Facility.

13.2	Repayment of Revolving Facility Loans

(a)	Each Borrower which has drawn a Revolving Facility Loan shall repay that Revolving Facility Loan on the last day of its Interest Period.

(b)	All Revolving Facility Loans must be repaid in full on or before the Final Maturity Date for the relevant Revolving Facility.

(c)	At any time when a Lender becomes a Defaulting Lender, the maturity date of each of the participations of that Lender in any Revolving Facility Loans then outstanding will be automatically extended to the Final Maturity Date in relation to the relevant Revolving Facility and will be treated as separate Revolving Facility Loans (the Separate Loans) denominated in the currency in which the relevant participations are outstanding.

(d)	A Borrower to whom a Separate Loan is outstanding may prepay that Loan by giving three Business Days’ prior notice to the Facility Agent. The Facility Agent will forward a copy of a prepayment notice received in accordance with this paragraph (d) to the Defaulting Lender concerned as soon as practicable on receipt.

(e)	Interest in respect of a Separate Loan will accrue for successive Interest Periods selected by the relevant Borrower by the time and date specified by the Facility Agent (acting reasonably) and will be payable by that Borrower to the Defaulting Lender on the last day of each Interest Period of that Loan.

(f)	The terms of this Agreement relating to Revolving Facility Loans generally shall continue to apply to Separate Loans other than to the extent inconsistent with paragraphs (c) to (e) above, in which case those paragraphs shall prevail in respect of any Separate Loan.

13.3	Reborrowing

(a)	Subject to Clause 16.3(b) (Change of currency for Term Loans during successive Interest Periods), no Borrower may reborrow any part of a Term Loan Facility which is repaid.

(b)	Any part of a Revolving Facility Loan which is repaid may be reborrowed in accordance with the terms of this Agreement.

14.	PREPAYMENT AND CANCELLATION

14.1	Illegality

If it becomes unlawful in any applicable jurisdiction for a Lender to perform any of its obligations as contemplated by this Agreement or to fund or maintain its participation in any Loan:

(a)	that Lender shall promptly notify the Facility Agent upon becoming aware of that event;

(b)	upon the Facility Agent notifying the Obligors’ Agent, the Commitment of that Lender will be immediately cancelled; and

(c)	each Borrower shall repay that Lender’s participation in the Loans made to that Borrower on the last day of the Interest Period for each Loan occurring after the Facility Agent has notified the Obligors’ Agent or, if earlier, the date specified by the Lender in the notice delivered to the Facility Agent (being no earlier than the last day of any applicable grace period permitted by law), provided that each Borrower may replace that Lender in accordance with Clause 14.9 (Right of repayment and cancellation in relation to a single Lender) on or before the applicable date under paragraph (c) above in relation to each Loan.

14.2	Change of control

(a)	If a person (or group of persons acting in concert) gains control of either of the Companies (other than as contemplated in Clause 44.7 (New Holding Company)):

(i)	the Obligors’ Agent shall promptly notify the Facility Agent; and

(ii)	the Facility Agent and the Obligors’ Agent shall on such notification enter into negotiations (for a period of not more than 30 days) with a view to agreeing any changes that may be required to be made to this Agreement as a consequence of that event if the Lenders are to continue making available the Facilities and to leave the relevant loans outstanding (the Requested Changes).

(b)	If any Requested Changes have been requested but, at the end of the period referred to in paragraph (a)(ii) above, the Requested Changes have not been made to this Agreement, at any time within 30 days after the last day of the period referred to in paragraph (a)(ii) above, each Borrower must make an offer (a Prepayment Offer) to each Lender to prepay all outstanding Loans made to it. If a Lender (an Accepting Lender) wishes to accept the Prepayment Offer, it must do so by giving notice to the Obligors’ Agent and the Facility Agent within 30 days after receipt by it of the Prepayment Offer.

(c)	Not later than the date falling 45 days after the date of the Prepayment Offer, each Borrower shall prepay the Loans made to it by each Accepting Lender (together with accrued interest and all other amounts payable to the Accepting Lenders under the Finance Documents) and each Accepting Lender’s Commitments will be irrevocably cancelled in full.

(d)	For the purposes of paragraph (a) above, control means:

(i)

the power (whether by way of ownership of shares, proxy, contract, agency or otherwise) to cast, or control the casting of, more than 50 per cent. of the maximum number of votes attached to the Publicly-held Shares of each of the Companies that are entitled to be cast on an individual shareholder resolution of one of the Companies or of both of the Companies pursuant to a Joint Electorate Action (as defined in the articles of association of each of the Companies), as the case may be; or

(ii)	the holding beneficially (directly or indirectly) of more than 50 per cent. of the Publicly-held Shares of the Companies.

14.3	Automatic cancellation

(a)	The Available Facility in relation to a Facility shall be automatically cancelled on expiry of the Availability Period relating to that Facility.

(b)	If the proposed Acquisition has not been publicly announced by the Companies on or before close of business in London on the date falling five Business Days after the date of this Agreement, the Bookrunners (acting together) may, by notice in writing to the Companies with a copy to the Agent, cancel the Total Commitments and, on the date of such notice, the Commitment of each Lender shall immediately be reduced to zero.

14.4	Voluntary cancellation

(a)	The Obligors’ Agent may, if it gives the Facility Agent not less than three Business Days’ (or such shorter period as the Majority Lenders may agree) prior notice, cancel the whole or any part (being a minimum amount of US$10,000,000) of an Available Facility, provided that such cancellation does not result in a breach of Clause 7.9 (Conditions of assignment or transfer).

(b)	Any cancellation under paragraph (a) above may be applied to any Facility at the discretion of the Obligors’ Agent and will reduce the Commitments of the Lenders under each relevant Facility rateably.

14.5	Cancellation on termination of Offer/Arrangement

The Total Commitments shall be automatically cancelled if an Offer or Arrangement lapses, is withdrawn or otherwise terminates (in circumstances where, in the case of an Offer, (a) Target Shares deposited under that Offer have not been taken up by the Companies (or either of them or a wholly-owned Subsidiary of either of them) or (b) no Target Shares have been deposited under that Offer), except to the extent there is a switch from an Offer to an Arrangement (or vice versa), in which case, the Total Commitments shall be automatically cancelled if the new Offer or Arrangement lapses, is withdrawn or otherwise terminates (in circumstances where, in the case of an Offer, (a) Target Shares deposited under that Offer have not been taken up by the Companies (or either of them or a wholly-owned Subsidiary of either of them) or (b) no Target Shares have been deposited under that Offer).

14.6	Voluntary prepayment

(a)	The Borrower to which a Loan has been made may, if the Obligors’ Agent gives the Facility Agent not less than three Business Days’ (or such shorter period as the Majority Lenders may agree) prior written notice (signed by an authorised officer of the Obligors’ Agent and identifying the Loan which is to be prepaid), prepay the whole or any part of the Loan (but if in part, being an amount that reduces the Base Currency Amount of the relevant Loan by a minimum amount of US$10,000,000 (or its equivalent in any other currency)).

(b)	Any voluntary prepayment under paragraph (a) above may be applied to any Facility at the discretion of the Obligors’ Agent and will be applied to reduce the outstanding Loans of the Lenders under each such Facility rateably.

14.7	Mandatory prepayment from Net Disposal Proceeds

(a)	In this Clause 14.7:

Disposal means the sale, transfer or other disposal (whether by a voluntary or involuntary single transaction or series of transactions) of:

(a)	any business or undertaking (or any asset or assets which comprise, or represent the shares or other ownership interest in a business or undertaking) of any member of the Group or any person which is not a member of the Group but whose assets are subject to the WAIO Joint Venture Arrangements; or

(b)	any part of a business or undertaking (other than a sale, transfer or disposal in the ordinary course of business) of any member of the Group or any person which is not a member of the Group but whose assets are subject to the WAIO Joint Venture Arrangements.

Excluded Disposal Proceeds means the proceeds of any Disposal:

(a)	where the Net Disposal Proceeds of such Disposal (when aggregated with the Net Disposal Proceeds of any related Disposal) are less than US$1,000,000,000 (or equivalent in other currencies);

(b)	which is by one member of the Group to another member of the Group;

(c)	which is a Disposal in exchange for assets comparable or superior in value;

(d)	which is a Disposal by a Joint Venture, Project Company or member of the Target Group, to the extent that the proceeds of that Disposal are required, by an obligation binding on that Joint Venture, Project Company or member of the Target Group (as the case may be), to be applied in repayment or prepayment of any indebtedness of that Joint Venture, Project Company or the Target Group (as the case may be) and either:

(i)	such obligation was in existence prior to the Acquisition Date; or

(ii)	the relevant Disposal is by a Project Company of assets forming part of one of the following projects:

(A)	the Escondida Project;

(B)	the Cerro Matoso Project;

(C)	the Maruwai Coal Project;

(D)	the Guinea Alumina Project;

(E)	the Guinea/Liberia Iron Ore Project (including any joint venture with Arcelor Mittal relating to that project);

(F)	the Newcastle Infrastructure Project; or

(G)	the Queensland Infrastructure Project;

(e)	which is a Disposal of assets which are subject to the WAIO Joint Venture Arrangements, to the extent that:

(i)	the right to receive the proceeds of such Disposal accrues, under the terms of the WAIO Joint Venture Arrangements, to a person which is not a member of the Group;

(ii)	no decision has been made under the terms of the WAIO Joint Venture Arrangements to distribute the proceeds of such Disposal from the companies which are subject to the WAIO Joint Venture Arrangements, provided that:

(A)	any wholly-owned Subsidiary of a Company which has the power to do so under the WAIO Joint Venture Arrangements must use reasonable endeavours to procure that no decision is taken under the terms of the WAIO Joint Venture Arrangements to retain such proceeds other than in order to reinvest them in connection with the WAIO Joint Venture Arrangements; and

(B)	if an initial decision is made to retain such proceeds for reinvestment in connection with the WAIO Joint Venture Arrangements but a subsequent decision is made not to reinvest those proceeds in that way, any wholly-owned Subsidiary of a Company which has the power to do so under the WAIO Joint Venture Arrangements must use reasonable endeavours to procure that such amount of those proceeds is distributed to a wholly-owned Subsidiary of a Company outside the WAIO Joint Venture Arrangements as represents the full extent of its entitlement, and, once received by a wholly-owned Subsidiary of a Company which is either (i) outside the WAIO Joint Venture Arrangements or (ii) subject to the WAIO Joint Venture Arrangements but nevertheless able to deal freely with such proceeds, any proceeds of such Disposal shall no longer be treated as Excluded Disposal Proceeds; or

(iii)	such proceeds are retained by companies which are subject to the WAIO Joint Venture Arrangements because insufficient profits are available to permit their distribution as a dividend or their distribution would incur additional tax liability or result in unequal tax benefits accruing to the joint venture parties;

(f)	which is a Disposal by a Joint Venture and the proceeds of that Disposal are not received by a wholly-owned Subsidiary of a Company, provided that the Companies shall use reasonable endeavours to procure that such proceeds are paid (in whole or in part, such part being no lower a proportion of the total proceeds than the proportionate applicable economic entitlement of the Group in the relevant Joint Venture, and directly or indirectly) to a wholly-owned Subsidiary of a Company as soon as practicable after the date of receipt of such proceeds (whether by loan, dividend or otherwise) and, upon receipt by a wholly-owned Subsidiary of a Company, such proceeds (or the relevant part) shall cease to be Excluded Disposal Proceeds and shall be applied in prepayment of the Facility A Loans in accordance with paragraph (b) below; or

(g)	of Margin Stock for cash, provided that:

(i)	fair value is received and the proceeds are either held as cash or invested in certificates of deposit, US government securities, commercial paper, or the money market instruments that are exempted securities under the United States federal securities laws; and

(ii)	the Net Disposal Proceeds of any Disposal of Margin Stock not constituting an Excluded Disposal under paragraphs (b) to (f) above shall also be aggregated with the Net Disposal Proceeds of any related Disposal (whether or not of Margin Stock) for the purposes of determining whether or not the Net Disposal Proceeds of such related Disposal (other than any such Disposal of Margin Stock) satisfy the conditions of paragraph (a) above, provided that the provisions of this paragraph (g) shall not apply to Disposals of Margin Stock after the Target Shares cease to be Margin Stock.

Net Disposal Proceeds means the cash or cash equivalent proceeds (including, when received, the cash or cash equivalent proceeds of any deferred consideration, whether by way of adjustment to the purchase price or otherwise) received by a member of the Group in connection with any Disposal, after deducting:

(a)	all fees and transaction costs and expenses properly incurred in connection with:

(i)	that Disposal; and

(ii)	the transfer of such proceeds to a Borrower in order to comply with this Clause 14.7; and

(b)	any Taxes paid or reasonably estimated by the Companies to be payable as a result of that Disposal (or transferring such proceeds to a Borrower).

(b)	Until the date on which the Total Facility A Commitments have been irrevocably cancelled in full and the Facility A Loans have been repaid or prepaid in full, the Obligors’ Agent shall notify the Facility Agent immediately on receipt of any Net Disposal Proceeds by any member of the Group (other than Excluded Disposal Proceeds) and shall apply (or shall procure that the Borrowers shall apply) an amount equal to such Net Disposal Proceeds (other than any Excluded Disposal Proceeds):

(i)	where such Net Disposal Proceeds are received by a member of the Target Group after the Acquisition Date but prior to the date falling 30 days after the Wholly-owned Date, in prepayment of the Facility A Loans on the last day of the Interest Period(s) during which the day that is 30 days after the Wholly-owned Date falls; or

(ii)	in all other cases, in prepayment of the Facility A Loans on the last day of the Interest Period(s) during which the Net Disposal Proceeds are received by a member of the Group,

and, to the extent that the amount of the Net Disposal Proceeds (other than Excluded Disposal Proceeds) exceeds the outstanding amount of the Facility A Loans at that time, in cancellation of the Available Facility under Facility A in an amount equal to that excess on the day of notification of the receipt of the Net Disposal Proceeds.

14.8	Mandatory prepayment from Net Capital Markets Proceeds

(a)	In this Clause 14.8:

Capital Markets Issue means:

(a)	the issue of any share or stock (whether or not ordinary or preference and whether or not redeemable), warrant, depository receipt, option or other equity or quasi-equity instrument to any person that is not a member of the Group;

(b)	the issue of any bond, note or other debt security with a maturity of more than one year to any person that is not a member of the Group; or

(c)	any loan with a maturity of more than one year made by any person that is not a member of the Group under any syndicated or bilateral loan facility entered into after the date of this Agreement.

Excluded Capital Markets Issue means any Capital Markets Issue:

(a)	the proceeds of which are used to refinance or replace (directly or indirectly), (i) in the same or a lower amount, all or any portion of any loan facility or any issue of securities of any member of the Group (including, after the Acquisition Date, the Target Group) existing at the date of this Agreement upon (or in contemplation of) its maturity or which has become due as a result of the Acquisition or (ii) the Financial Indebtedness under any Relevant Target Facility under which a Relevant Event of Default (each as defined in Clause 28.8 (Target Financial Indebtedness)) has occurred and is continuing;

(b)	by a Project Company or Joint Venture (but only to the extent the Financial Indebtedness incurred in respect of such Capital Markets Issue meets the requirements contained in sub-paragraph (a)(ii)(A) or sub-paragraph (a)(ii)(B) of Clause 28.10 (Project Companies) or the definition of Joint Venture, as the case may be);

(c)	where the shares or other instruments or securities are issued to employees or officers of the Companies, or in lieu of dividends;

(d)	where the shares or other instruments or securities are issued by one member of the Group to another member of the Group or in relation to the insertion of a New Holding Company as contemplated by Clause 44.7 (New Holding Company);

(e)	by a WAIO Company, if:

(i)	the Capital Markets Issue consists of the issue of debentures pursuant to the WAIO Joint Venture Arrangements; or

(ii)	the Financial Indebtedness incurred in respect of such Capital Markets Issue does not benefit in any material manner from any guarantee, bond, security (other than any security over the shares or other ownership interests in, or debts or other obligations of, such entity or any other member of the Group which is subject to the WAIO Joint Venture Arrangements), indemnity or other commitment from another member of the Group (other than any member of the Group which is subject to the WAIO Joint Venture Arrangements) to assure the repayment of, or indemnify against loss in respect of non-payment of, such Financial Indebtedness; or

(f)	where the amount of proceeds received by any member of the Group from that Capital Markets Issue (when aggregated with the proceeds of any other Capital Markets Issue made after the date of this Agreement which is not an Excluded Capital Markets Issue under any of paragraphs (a) to (e) above) are less than US$500,000,000 (or its equivalent in other currencies).

Net Capital Markets Proceeds means the cash or cash equivalent proceeds of any Capital Markets Issue (other than an Excluded Capital Markets Issue) received by any member of the Group, after deducting:

(a)	all fees and transaction costs and expenses properly incurred in connection with:

(i)	the raising of those proceeds; and

(ii)	the transfer of such proceeds to a Borrower in order to comply with this Clause 14.8; and

(b)	any Taxes paid or reasonably estimated by the Companies to be payable as a result of the raising of those Capital Markets Proceeds (or transferring such proceeds to a Borrower).

(b)	Until the date on which the Total Facility A Commitments have been irrevocably cancelled in full and the Facility A Loans have been repaid or prepaid in full, the Obligors’ Agent shall notify the Facility Agent immediately on receipt of any Net Capital Markets Proceeds by any member of the Group and shall apply (or shall procure that the Borrowers shall apply) an amount equal to such Net Capital Markets Proceeds in prepayment of the Facility A Loans on the last day of their Interest Period(s) and, to the extent that the amount of the Net Capital Markets Proceeds exceeds the outstanding amount of the Facility A Loans at that time, in cancellation of the Available Facility under Facility A in an amount equal to that excess on the day of notification of the receipt of the Net Capital Markets Proceeds.

14.9	Right of repayment and cancellation in relation to a single Lender

(a)	If:

(i)	any sum payable to any Lender by an Obligor is required to be increased under paragraph (c) of Clause 19.5 (Tax gross-up);

(ii)	any Lender claims indemnification from the Obligors’ Agent under Clause 19.6 (Tax indemnity) or Clause 20.1 (Increased Costs); or

(iii)	any Lender notifies the Agent of its Additional Cost Rate under paragraph 3 of Schedule 4 (Mandatory Cost Formulae),

the Obligors’ Agent may, whilst the circumstance giving rise to the requirement for that increase or indemnification or the claim for that Additional Cost Rate continues, either give the Facility Agent notice of cancellation of the Commitment of that Lender and its intention to procure the repayment of that Lender’s participation in the Loans or request that Lender to transfer its Commitment and its participation in the Loans (and, in the case of Loans to an Australian Borrower, the corresponding Notes) pursuant to Clause 31.6 (Procedure for transfer) to a replacement bank or financial institution as the Obligors’ Agent shall specify (and such transfer shall be made against payment at par of an amount equal to the outstanding principal of such Loans together with all interest, any Break Costs (determined as if the relevant Lender had been prepaid on the date of the transfer) and other amounts accrued under the Finance Documents).

(b)	On receipt of a notice referred to in paragraph (a) above in respect of a cancellation, the Commitment of that Lender shall immediately be reduced to zero.

(c)	On the last day of each Interest Period which ends after the Obligors’ Agent has given notice under paragraph (a) above in respect of a cancellation (or, if earlier, the date specified by the Obligors’ Agent in that notice), each Borrower to which a Loan is outstanding shall repay (in whole or in part, as the case may be) that Lender’s participation in that Loan.

14.10	Unlawfulness for a Borrower

(a)	If it becomes unlawful for a Borrower to perform any of its obligations under this Agreement, then such affected Borrower will prepay all Loans outstanding to it.

(b)	Upon prepayment by such affected Borrower, it will cease to be a Borrower.

14.11	Right of cancellation and prepayment in relation to a Defaulting Lender

(a)	If any Lender becomes a Defaulting Lender, the Obligors’ Agent may, at any time whilst the Lender continues to be a Defaulting Lender, give the Facility Agent 10 Business Days’ notice of (i) the cancellation of each Available Commitment of that Lender and the date thereof, and, if it so wishes, (ii) its intention to procure the repayment of that Lender’s participation in the Loans and the date thereof.

(b)	On the notice referred to in paragraph (a)(i) above becoming effective, each Available Commitment of the Defaulting Lender shall immediately be reduced to zero.

(c)	The Facility Agent shall as soon as practicable after receipt of a notice referred to in paragraph (a) above, notify all the Lenders.

(d)	On the last day of each Interest Period which ends after the Obligors’ Agent has given notice of repayment under paragraph (a) above (or, if earlier, the date specified by the Obligors’ Agent in that notice), each Borrower to which a Loan is outstanding shall repay that Lender’s participation in that Loan.

14.12	Terms of cancellation and prepayment

(a)	Any notice of cancellation or prepayment given by any Party under this Clause 14 shall be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment.

(b)	Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and, subject to any Break Costs, without premium or penalty.

(c)	No Borrower may reborrow any part of a Term Facility which is prepaid.

(d)	Unless a contrary indication appears in this Agreement, any part of a Revolving Facility which is prepaid may be reborrowed in accordance with the terms of this Agreement.

(e)	The Borrowers shall not repay or prepay all or any part of the Loans or cancel all or any part of the Commitments except at the times and in the manner expressly provided for in this Agreement.

(f)	Subject to Clause 2.3 (Increase), no amount of the Total Commitments cancelled under this Agreement may be subsequently reinstated.

(g)	If the Facility Agent receives a notice under this Clause 14 it shall promptly forward a copy of that notice to the Companies, the Obligors’ Agent or the affected Lender, as appropriate.

15.	INTEREST

15.1	Calculation of interest

(a)	Subject to Clause 17 (Changes to the Calculation of Interest), the rate of interest on each Loan (other than a Swingline Loan) for each Interest Period is the percentage rate per annum which is the aggregate of the applicable:

(i)	Margin;

(ii)	in relation to any Loan in euro, EURIBOR and, in relation to any other currency, LIBOR; and

(iii)	Mandatory Cost, if any.

(b)	The rate of interest under the Dollar Swingline Facility will be determined in accordance with Clause 7.5 (Dollar Swingline Facility rate of interest).

(c)	The rate of interest under the Euro Swingline Facility will be determined in accordance with Clause 7.6 (Euro Swingline Facility rate of interest).

15.2	Payment of interest

Each Borrower (other than an Australian Borrower) to which a Loan has been made shall pay accrued interest on that Loan on the last day of each Interest Period (and, if the Interest Period is longer than six Months, on the dates falling at six monthly intervals after the first day of the Interest Period).

15.3	Margin adjustment

If:

(a)	no Event of Default has occurred and is continuing; and

(b)	(other than in the case of any adjustment to be made under paragraph (iii) below):

(i)	the Acquisition Date has occurred and each of S&P and Moody’s have confirmed the Credit Rating of the Companies taking into account the Acquisition, and the occurrence of the Acquisition Date and such confirmation have been notified to the Facility Agent (which the Companies shall do promptly following such occurrence or confirmation); or

(ii)	the Acquisition Date has not occurred but syndication of the Facilities has been commenced in accordance with the Syndication Letter and such commencement has been notified to the Facility Agent (which the Bookrunners shall do promptly following such commencement), then the Margin for each Loan will be adjusted by reference to the Credit Ratings of the Companies from time to time to the percentage rate per annum set out in the table below relating to the relevant Facility:

Credit Rating (S&P/ Moody’s)	Facility A	Facility B / Revolving Facility B	Revolving Facility C
A+/A1 or higher	0.70	1.10	1.30
A/A2	0.90	1.30	1.50
A-/A3	1.15	1.55	1.75
BBB+/Baa1 or lower	1.40	1.80	2.05

provided that any such adjustment shall be subject to the following conditions:

(i)	any increase or decrease in the Margin for a Loan shall take effect on the date which is five Business Days after receipt by the Facility Agent of evidence of the Company’s new Credit Rating(s);

(ii)	if, at any time, the Credit Ratings assigned to the Companies by S&P and Moody’s are at different levels (for example, S&P has assigned a Credit Rating of “A” and Moody’s has assigned a Credit Rating of “A3”), the Margin applicable to each Loan shall be the average of the percentage rates per annum set out in the table above opposite each such Credit Rating relating to the relevant Facility; and

(iii)	if an Event of Default is continuing or a Company ceases to be rated by both S&P and Moody’s (or by one of S&P and Moody’s and any alternative ratings agency of international repute approved by the Facility Agent (acting reasonably)), the Margin for each Loan shall be the relevant percentage rate per annum set out in the table above for a Credit Rating of “BBB+/Baa1 or lower” for the period during which that Event of Default is continuing or rating has ceased.

15.4	Margin step-up and step-down

(a)	On the date falling six Months after the first Utilisation Date, and thereafter on the last day of each subsequent three Month period, the Margin applicable to Facility A will be increased by 0.25 per cent. per annum (and each margin level in the table in Clause 15.3 (Margin adjustment) shall, to the extent relating to Facility A, be increased by 0.25 per cent. per annum).

(b)	On the date on which the Facility A Loans have been irrevocably repaid or prepaid in full and the Facility A Commitments have been irrevocably cancelled in full, the Margin applicable to each other Facility (excluding the Dollar Swingline Facility) shall be reduced by 0.15 per cent. per annum (and each Margin level in the table in Clause 15.3 (Margin adjustment) shall, other than to the extent relating to Facility A, be reduced by 0.15 per cent. per annum).

(c)	On the date on which the Term Loans and the Revolving Facility B Loans have been irrevocably repaid or prepaid in full and the Facility A Commitments, Facility B Commitments and Revolving Facility B Commitments have been irrevocably cancelled in full, the Margin applicable to Revolving Facility C shall be reduced by a further 0.25 per cent. per annum (and each Margin level in the table in Clause 15.3 (Margin adjustment) relating to Facility C shall be reduced by a further 0.25 per cent. per annum).

15.5	Default interest

(a)	If an Obligor (other than an Australian Borrower) fails to pay any amount payable by it under a Finance Document on its due date, interest shall accrue on the overdue amount from the due date up to the date of actual payment (both before and after judgment) at a rate 1% higher than the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted a Loan in the currency of the overdue amount for successive Interest Periods under the relevant Facility (or, if the overdue amount does not relate to a particular Facility, under Revolving Facility C), each of a duration selected by the Facility Agent (acting reasonably). Any interest accruing under this Clause 15.5 shall be immediately payable by the Obligor on demand by the Facility Agent.

(b)	Default interest (if unpaid) arising on an overdue amount will be compounded with the overdue amount at the end of each Interest Period applicable to that overdue amount but will remain immediately due and payable.

15.6	Notification of rates of interest

The Facility Agent shall promptly notify the Lenders and the Obligors’ Agent of the determination of a rate of interest under this Agreement.

15.7	Interest Act (Canada)

For purposes of disclosure pursuant to the Interest Act (Canada) only and without changing any amounts calculated in accordance with this Agreement, the annual rates of interest or fees to which the rates of interest or fees provided in this Agreement (and stated herein or therein, as applicable, to be computed on the basis of a 360 day year or any other period of time less than a calendar year) are equivalent are the rates so determined multiplied by the actual number of days in the applicable calendar year and divided by 360 or the actual number of days in such other period of time, respectively.

15.8	Limitation on interest

In respect of any judicial proceedings in Canada (including any bankruptcy, insolvency or enforcement proceeding), if any provision of this Agreement would obligate a Canadian Borrower or any other Borrower which owns assets in Canada or which carries on business in Canada to make any payment of interest or other amount payable to any Finance Party in an amount or calculated at a rate which would result in a receipt by such Finance Party of interest at a criminal rate (as such terms are construed under the Criminal Code (Canada)) then, notwithstanding such provisions, such amount or rate shall be deemed to have been adjusted with retroactive effect to the maximum amount or rate of interest, as the case may be, as would not so result in a receipt by such Finance Party of interest at a criminal rate, such adjustment to be effected, to the extent necessary, as follows:

(a)	firstly, by reducing the amount or rate of interest required to be paid to such Finance Party under this Clause 15; and

(b)	thereafter, by reducing any fees, commissions, premiums and other amounts required to be paid to such Finance Party which would constitute “interest” for purposes of section 347 of the Criminal Code (Canada).

Notwithstanding the foregoing, and after giving effect to all adjustments contemplated thereby, if a Finance Party shall have received an amount in excess of the maximum permitted by that section of the Criminal Code (Canada), the relevant Canadian Borrower shall be entitled, by notice in writing to such Finance Party, to obtain reimbursement from such Finance Party in an amount equal to such excess and, pending such reimbursement, such amount shall be deemed to be an amount payable by such Finance Party to the relevant Obligor. Any amount or rate of interest referred to in this Clause 15.8 shall be determined as an effective annual rate of interest over the term that the applicable Loan remains outstanding on the assumption that any charges, fees or expenses that fall within the meaning of “interest” (as defined in the Criminal Code (Canada)) shall, if they relate to a specific period of time, be pro-rated over that period of time and otherwise be pro-rated over the period from the date this Agreement to the date that all obligations and liabilities of the relevant Canadian Borrower under this Agreement have been fully and finally paid and satisfied.

16.	INTEREST PERIODS

16.1	Selection of Interest Periods

(a)	The Obligors’ Agent may select an Interest Period for a Loan in the Utilisation Request for that Loan or (if the Loan has already been borrowed) in a Selection Notice.

(b)	Each Selection Notice for a Loan is irrevocable and must be delivered to the Facility Agent by the Obligors’ Agent not later than the Specified Time.

(c)	Subject to paragraph (h) below, if the Obligors’ Agent fails to deliver a Selection Notice to the Facility Agent in accordance with paragraph (b) above, the relevant Interest Period will be three Months.

(d)	Subject to this Clause 16, the Obligors’ Agent may select an Interest Period of one, two, three or six Months or any other period (not exceeding six Months) agreed between the Obligors’ Agent and the Facility Agent (acting on the instructions of the Majority Lenders) or any other period (not exceeding 12 Months) agreed between the Obligors’ Agent and the Facility Agent (acting on the instructions of all the Lenders).

(e)	An Interest Period for a Loan shall not extend beyond the Final Maturity Date applicable to its Facility (in relation to Facility A, as in force on the date of selection of an Interest Period).

(f)	Each Interest Period for a Loan shall start on the Utilisation Date or (if already made) on the last day of its preceding Interest Period.

(g)	Any Revolving Facility Loan shall have one Interest Period only.

(h)	Until the earlier of the date falling six Months after the date of this Agreement and the Syndication Date, Interest Periods shall be one Month or such other period (not exceeding one Month) as the Facility Agent may determine so as to ensure that the Interest Periods for all Loans then outstanding end on the same date or such other period (not exceeding six Months) as may be agreed between the Obligors’ Agent and the Facility Agent and any Interest Period which would otherwise end during the month preceding or extend beyond the Syndication Date shall end on the Syndication Date.

16.2	Same currency for Term Loans during successive Interest Periods

(a)	If a Term Loan denominated in Canadian Dollars is to remain so denominated for two successive Interest Periods, the Facility Agent shall calculate the amount of the Term Loan in Canadian Dollars for the following Interest Period (by calculating the amount of Canadian Dollars equal to the Base Currency Amount of that Term Loan at the Facility Agent’s Spot Rate of Exchange at the Specified Time (the Calculated Amount)) and (subject to paragraph (b) below):

(i)	if the Calculated Amount is less than the existing amount of that Term Loan in Canadian Dollars during the Interest Period which is ending (the Existing Amount), promptly notify the Borrower that has borrowed that Term Loan and that Borrower shall pay, on the last day of that Interest Period, an amount equal to the difference; or

(ii)	if the Calculated Amount is more than the Existing Amount, promptly notify each Lender and each Lender’s participation in that Term Loan shall be reduced on a pro rata basis by the Base Currency Amount of the difference between the Calculated Amount and the Existing Amount.

(b)	If the calculation made by the Facility Agent pursuant to paragraph (a) above shows that the amount of the Term Loan in Canadian Dollars for the following Interest Period converted into the Base Currency at the Facility Agent’s Spot Rate of Exchange at the Specified Time has increased or decreased by less than five per cent. compared to its Base Currency Amount (taking into account any payments or reductions previously made pursuant to paragraph (a) above), no notification shall be made by the Facility Agent and no payment or reduction shall be required under paragraph (a) above.

16.3	Change of currency for Term Loans during successive Interest Periods

(a)	The Obligors’ Agent may elect that a Term Loan be redenominated from Canadian Dollars to the Base Currency (or vice versa) in a Selection Notice for that Term Loan. In the absence of any such election, or if the Obligors’ Agent fails to deliver a Selection Notice to the Facility Agent in accordance with paragraph 16.1(b) above, that Term Loan shall remain denominated in the same currency during successive Interest Periods.

(b)	If a Term Loan is to be denominated in different currencies during two successive Interest Periods:

(i)	if the currency for the second Interest Period is Canadian Dollars, the amount of the Term Loan in Canadian Dollars will be calculated by the Facility Agent as the amount of Canadian Dollars equal to the Base Currency Amount of the Loan at the Facility Agent’s Spot Rate of Exchange at the Specified Time;

(ii)	if the currency for the second Interest Period is the Base Currency, the amount of the Term Loan will be equal to the Base Currency Amount of the Term Loan for the first Interest Period;

(iii)	(unless the Facility Agent and the Borrower agree otherwise in accordance with paragraph (c) below) the Borrower that has borrowed the Term Loan shall repay it on the last day of the first Interest Period in the currency in which it was denominated for that Interest Period; and

(iv)	(subject to Clause 4.2 (Further conditions precedent)) the Lenders shall re-advance the Term Loan in the new currency in accordance with Clause 11.3 (Facility Agent’s calculations).

(c)	If the Facility Agent and the Borrower that has borrowed the relevant Term Loan agree, the Facility Agent shall:

(i)	apply the amount paid to it by the Lenders pursuant to paragraph (b)(iv) above (or so much of that amount as is necessary) in or towards purchase of an amount in the currency in which that Term Loan is outstanding for the first Interest Period; and

(ii)	use the amount it purchases in or towards satisfaction of the relevant Borrower’s obligations under paragraph (b)(iii) above.

(d)	If the amount purchased by the Facility Agent pursuant to paragraph (c)(i) above is less than the amount required to be repaid by the relevant Borrower, the Facility Agent shall promptly notify that Borrower and that Borrower shall, on the last day of the first Interest Period, pay an amount to the Facility Agent (in the currency of the relevant outstanding Term Loan for the first Interest Period) equal to the difference.

(e)	If any part of the amount paid to the Facility Agent by the Lenders pursuant to paragraph (b)(iv) above is not needed to purchase the amount required to be repaid by the relevant Borrower, the Facility Agent shall promptly notify that Borrower and pay that Borrower, on the last day of the first Interest Period that part of that amount (in the new currency).

16.4	Non-Business Days

If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

16.5	Consolidation and division of Loans

(a)	If two or more Interest Periods:

(i)	relate to Loans in the same currency and under the same Facility;

(ii)	end on the same date; and

(iii)	are made to the same Borrower,

those Loans will, unless the Obligors’ Agent specifies to the contrary in the Selection Notice for the next Interest Period, be consolidated into, and treated as, a single Loan on the last day of the Interest Period.

(b)	Subject to Clause 4.4 (Maximum number of Loans) and Clause 5.3 (Currency and amount)) if a Borrower (or the Obligors’ Agent on its behalf) requests in a Selection Notice that a Term Loan be divided into two or more Term Loans, that Term Loan will, on the last day of its Interest Period, be so divided into Loans in the amounts specified in that Selection Notice provided that each such Term Loan shall be denominated in the same currency as the original Term Loan and the aggregate Base Currency Amount of the divided Term Loans shall be equal to the Base Currency Amount of the original Term Loan immediately before its division.

17.	CHANGES TO THE CALCULATION OF INTEREST

17.1	Absence of quotations

Subject to Clause 17.2 (Market disruption), if LIBOR or, if applicable, EURIBOR is to be determined by reference to the Reference Banks but one or more Reference Banks do not supply a quotation by the Specified Time on the Quotation Day, the applicable LIBOR or EURIBOR shall be determined on the basis of the quotations of the remaining Reference Banks.

17.2	Market disruption

(a)	If a Market Disruption Event occurs in relation to a Loan for any Interest Period, then the rate of interest on each Lender’s share of that Loan for the Interest Period shall be the rate per annum which is the sum of:

(i)	the Margin;

(ii)	the rate notified to the Facility Agent by that Lender as soon as practicable, and in any event before interest is due to be paid in respect of that Interest Period, to be that which expresses as a percentage rate per annum the cost to that Lender of funding its participation in that Loan from whatever source it may reasonably select; and

(iii)	the Mandatory Cost, if any, applicable to that Lender’s participation in the Loan.

(b)	In this Agreement, Market Disruption Event means:

(i)	at or about noon on the Quotation Day for the relevant Interest Period the Screen Rate is not available and none or only one of the Reference Banks supplies a rate to the Facility Agent to determine LIBOR or, if applicable, EURIBOR for the relevant currency and Interest Period; or

(ii)	before close of business in London on the Quotation Day for the relevant Interest Period, the Facility Agent receives notifications from a Lender or Lenders (whose participations in a Loan exceed 35% of that Loan) that the cost to it or them of obtaining matching deposits in the Relevant Interbank Market would be in excess of LIBOR or, if applicable, EURIBOR.

(c)	The Facility Agent will notify the Obligors’ Agent promptly upon the occurrence of a Market Disruption Event.

17.3	Alternative basis of interest or funding

(a)	If a Market Disruption Event occurs and the Facility Agent or the Obligors’ Agent so requires, the Facility Agent and the Obligors’ Agent shall enter into negotiations (for a period of not more than thirty days) with a view to agreeing a substitute basis for determining the rate of interest.

(b)	Any alternative basis agreed pursuant to paragraph (a) above shall, with the prior consent of all the Lenders and the Obligors’ Agent, be binding on all Parties.

17.4	Break Costs

(a)	Each Borrower shall, within three Business Days of demand by a Finance Party, pay to that Finance Party its Break Costs attributable to all or any part of a Loan or Unpaid Sum being paid by that Borrower on a day other than the last day of an Interest Period for that Loan or Unpaid Sum.

(b)	Each Lender shall, as soon as reasonably practicable after a demand by the Facility Agent, provide a certificate confirming the amount of its Break Costs for any Interest Period in which they accrue.

18.	FEES

18.1	Commitment fee

(a)	The Companies shall pay to the Facility Agent (for the account of each Lender) a commitment fee in the Base Currency computed at the rate of:

(i)	30% of the applicable Margin on each Lender’s Available Commitment under Facility A and Facility B, in each case for the Availability Period applicable to Facility A and Facility B; and

(ii)	35% of the applicable Margin on each Lender’s Available Commitment under Revolving Facility B and Revolving Facility C, in each case for the Availability Period applicable to Revolving Facility B and Revolving Facility C.

(b)	The commitment fee accrues on a daily basis and is payable in arrear on each 31 March, 30 June, 30 September and 31 December during the relevant Availability Period, on the last day of the relevant Availability Period and, if cancelled in full, on the cancelled amount of the relevant Lender’s Commitment at the time the cancellation is effective.

(c)	No commitment fee is payable to the Facility Agent (for the account of a Lender) on any Available Commitment of that Lender for any day on which that Lender is a Defaulting Lender.

18.2	Duration fee

Whilst any Facility A Loan is outstanding, on each date set out below, the Companies must pay to the Facility Agent (for the account of the Lenders with participations in Facility A Loans), a fee in an amount equal to the percentage set out below on the aggregate amount of the Facility A Loans on that date (the Total A Loan Size), such percentage varying by reference to the Total A Loan Size (where US$1 billion = US$1,000,000,000):

Date	Total A Loan Size more than or equal to US$15 billion	Total A Loan Size more than or equal to US$10 billion but less than US$15 billion	Total A Loan Size less than US$10 billion
Six Months after the first Utilisation Date	0.20%	0.10%	Nil
Twelve Months after the first Utilisation Date	0.50%	0.25%	0.15%
Eighteen Months after the first Utilisation Date	1.00%	0.75%	0.75%

18.3	Arrangement, underwriting and participation fees

The Companies shall pay to the Facility Agent (for the account of the relevant Finance Parties) the arrangement, underwriting and participation fees in the amount and at the times agreed in a Fee Letter.

18.4	Agency fee

The Companies shall pay to each of the Facility Agent, the Dollar Swingline Agent and the Euro Swingline Agent (each for its own account) an agency fee in the amount and at the times agreed in a Fee Letter.

19.	TAX GROSS UP AND INDEMNITIES

19.1	Definitions

(a)	In this Clause 19:

double taxation treaty means any convention or agreement between the government of the United Kingdom and any other government for the avoidance of double taxation and the prevention of fiscal evasion with respect to taxes on income and capital gains.

Canadian Tax means any Tax imposed under the Canadian Tax Act and any similar Tax imposed under the laws of any province or territory of Canada.

Canadian Tax Act means the Income Tax Act (Canada), RSC 1985, c. 1 (5th Supp.).

DT Passport Holder Status refers to the status of a UK Treaty Lender which has been granted double taxation treaty passport holder status and allocated a double taxation treaty passport reference to be used for all matters to do with the DT Passport Scheme.

DT Passport Scheme means the HMRC Double Taxation Treaty Passport Scheme for overseas corporate lenders announced as starting on 1 September 2010.

DT Passport Scheme Relevant Date means, in respect of a UK Treaty Lender, the date of this Agreement, or in the case of a UK Treaty Lender which becomes a Party pursuant to a transfer or assignment after the date of this Agreement, the date on which the relevant transfer or assignment is entered.

Form DTTP2 means HMRC form DTTP2 pursuant to the DT Passport Scheme or such other form as may be required for the purposes of the DT Passport Scheme to be submitted by borrowers to HMRC in place of or in substitution for form DTTP2.

Protected Party means a Finance Party which is or will be subject to any liability, or required to make any payment, for or on account of Tax in relation to a sum received or receivable (or any sum deemed for the purposes of Tax to be received or receivable) under a Finance Document.

Qualifying Lender means, in respect of any Loan to a UK Group Member, a Lender that meets the requirements of Clause 19.2 (Lenders’ tax status confirmation).

Tax Confirmation means a confirmation by a UK Non-Bank Lender that the person beneficially entitled to interest payable to that Lender in respect of an advance under a Finance Document is either:

(a)	a company resident in the United Kingdom for United Kingdom tax purposes;

(b)	a partnership each member of which is:

(i)	a company so resident in the United Kingdom; or

(ii)	a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of section 19 of the CTA) the whole of any share of interest payable in respect of that advance that falls to it by reason of Part 17 of the CTA; or

(c)	a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing its chargeable profits (within the meaning of section 19 of the CTA).

Tax Credit means a credit against, relief or remission for, or repayment of any Tax.

Tax Deduction means a deduction or withholding for or on account of Tax from a payment under a Finance Document.

Tax Payment means either an increased or additional payment made by an Obligor to a Finance Party under Clause 19.5 (Tax gross-up) or a payment under Clause 19.6 (Tax indemnity).

UK Group Member means PLC and any Subsidiary of the Companies that is resident for tax purposes in the United Kingdom.

UK Lender means, in relation to a Loan to a UK Group Member, a Lender which is (on the date a payment falls due) beneficially entitled to interest payable to it under a Finance Document and is:

(a)	a Lender:

(i)	which is a bank (as defined for the purpose of section 879 of the ITA) making an advance under a Finance Document; or

(ii)	in respect of an advance made under a Finance Document by a person that was a bank (as defined for the purpose of section 879 of the ITA) at the time that that advance was made,

and which is within the charge to United Kingdom corporation tax as respects any payments made in respect of that advance; or

(b)	a UK Non-Bank Lender; or

(c)	a UK Treaty Lender.

UK Non-Bank Lender means a Lender which is:

(a)	a company resident in the United Kingdom for United Kingdom tax purposes;

(b)	a partnership each member of which is:

(i)	a company so resident in the United Kingdom; or

(ii)	a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which is required to bring into account in computing its chargeable profits (within the meaning of section 19 of the CTA) the whole of any share of interest payable in respect of that advance that falls to it by reason of Part 17 of the CTA; or

(c)	a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing its chargeable profits (within the meaning of section 19 of the CTA).

UK Treaty Lender means, in relation to a Loan to a UK Group Member, a Lender which:

(a)	is resident (as such term is defined in the appropriate double taxation treaty) in a country with which the United Kingdom has a double taxation treaty giving residents of that country complete exemption from United Kingdom Tax on interest;

(b)	does not carry on business in the United Kingdom through a permanent establishment with which its participation in the Loan is effectively connected; and

(c)	meets all other conditions in the relevant double taxation treaty for complete exemption from United Kingdom Tax on interest relating to:

(i)	the identity or status of the Lender (including its status for tax purposes);

(ii)	the circumstances which are particular to the manner in which it holds its rights and obligations under the Finance Documents;

(iii)	the length of the period during which the Lender holds its rights or obligations under the Finance Documents;

(iv)	the reasons for its acquisition of rights or obligations under the Finance Documents, except where it became a Lender on the date of this Agreement; and

(v)	the nature of any arrangements by which the Lender turns to account its rights under the Finance Documents.

Yearly Interest means yearly interest arising in the United Kingdom within the meaning of section 874 of the ITA.

(b)	In this Clause 19, a reference to determines or determined means a determination made in the absolute discretion of the person making the determination.

19.2	Lenders’ tax status confirmation

Each Lender confirms in favour of each of the Borrowers and each Agent on the date of this Agreement or, in the case of a Lender which becomes a Party pursuant to a transfer or assignment, on the date on which the relevant transfer or assignment becomes effective, that in relation to a Loan to a UK Group Member, it is or will be a UK Lender or can otherwise receive payments of interest in relation to a Loan made to a UK Group Member without the imposition of any withholding or deduction for or on account of United Kingdom Tax on interest, and each Lender shall promptly notify each Agent and the Obligors’ Agent if there is any change in its position from that set out above.

19.3	Double Tax Treaty Passport Scheme

(a)	Each Lender that is a UK Treaty Lender undertakes, with effect from the later of the DT Passport Scheme Relevant Date and 1 September 2010, in relation to a Loan to a UK Group Member, promptly to notify the Obligors’ Agent and each Agent if:

(i)	as at the later of the DT Passport Scheme Relevant Date and 1 September 2010, it has DT Passport Holder Status;

(ii)	it subsequently acquires DT Passport Holder Status; or

(iii)	it subsequently ceases to have DT Passport Holder Status.

(b)	For the purposes of sub-paragraph (a)(i) above, a UK Treaty Lender will be deemed to have complied with its obligation to notify the Obligors’ Agent and each Agent:

(i)	if, in the case of a UK Treaty Lender which becomes a Party on the day on which this Agreement is entered into, an indication that such Lender has DT Passport Holder Status is included alongside its name in Schedule 1 to this Agreement, including its DT Passport Scheme reference number and the applicable rate of withholding tax (provided for information purposes only);

(ii)	if, in the case of a UK Treaty Lender which becomes a Party pursuant to a transfer or assignment after the date of this Agreement, an indication that such Lender has DT Passport Holder Status is included in the Transfer Certificate or any equivalent documents entered into in respect of an assignment or transfer of rights including its DT Passport Scheme reference number and the applicable rate of withholding tax (provided for information purposes only).

(c)	A UK Treaty Lender which provides a notification pursuant to sub-paragraph (a)(i) or (a)(ii) above that it has DT Passport Holder Status hereby notifies each UK Group Member that, within 30 days of entering into a “passported loan” with a lender which holds DT Passport Holder Status (or within such other period of time as may be required for the purposes of the DT Passport Scheme), it should (for the DT Passport Scheme to apply) notify HMRC on Form DTTP2 of the details of the UK Treaty Lender and of the main features and terms of the relevant loan.

(d)	Where a UK Treaty Lender provides notification that it has DT Passport Holder Status pursuant to sub-paragraph (a)(i) or (a)(ii) above, the relevant UK Group Member shall, subject to paragraph (e) below, either (i) within thirty days of the DT Passport Scheme Relevant Date (or within such other period required for the purposes of the DT Passport Scheme), file with HMRC, in respect of such Lender, a duly completed Form DTTP2 and promptly provide the UK Treaty Lender and each Agent with a copy of that filing, or (ii) promptly notify the UK Treaty Lender and each Agent that it has not filed such Form DTTP2 within thirty days of the DT Passport Scheme Relevant Date (or within such other period required for the purposes of the DT Passport Scheme).

(e)	A UK Treaty Lender which has or obtains DT Passport Holder Status or the Obligors’ Agent (on behalf of the UK Group Members) may notify the other (with a copy of such notice to be provided to each Agent) that the DT Passport Scheme is not to apply to this Agreement in respect of such UK Treaty Lender, in which case paragraphs (a) to (d) above shall not apply with respect to such UK Treaty Lender and the UK Group Members (and no other provision of this Agreement shall oblige such UK Treaty Lender or the UK Group Members to utilise or operate the DT Passport Scheme in respect of this Agreement and such UK Treaty Lender) with effect from when the notice is made or delivered (save to the extent a Form DTTP2 has already been filed by a UK Group Member with HMRC in respect of this Agreement and such UK Treaty Lender, in which case a notification under this paragraph (e) may only be provided in accordance with paragraph (f) below). For the avoidance of doubt, nothing in this paragraph (e) is intended to invalidate, extinguish or otherwise terminate or truncate the validity of any direction received under the Double Taxation Relief (Taxes on Income) (General) Regulations 1970, S.I. 1970/488 pursuant to the submission of a Form DTTP2 in respect of this Agreement and in respect of a particular UK Treaty Lender.

(f)	Where a UK Group Member has received a direction under the Double Taxation Relief (Taxes on Income) (General) Regulations 1970, S.I. 1970/488 pursuant to the submission of a Form DTTP2 in respect of this Agreement and in respect of a particular UK Treaty Lender:

(i)	the UK Group Member or the Obligors’ Agent will promptly notify that UK Treaty Lender and each Agent of the expiry date of such direction (the Direction Expiry Date); and

(ii)	unless the UK Treaty Lender has, no earlier than four months prior to and no later than three months prior to the Direction Expiry Date, confirmed in writing to the UK Group Member (without liability to any Obligor) that it expects to continue to have DT Passport Scheme Status on and immediately after the Direction Expiry Date, subject to any requirements of the DT Passport Scheme or other published practice of HMRC regarding renewals of such directions, the UK Group Member or the UK Treaty Lender may, no earlier than three months prior to the Direction Expiry Date, notify the other under paragraph (e) above.

(g)	Any notification provided under paragraphs (d)(ii) or (e) (including pursuant to paragraph (f)) above shall (without affecting the validity of the notification if not included) include the following statement: “For information, reference is made to clause 19.4 (Finance Parties’ tax forms) of the Agreement”.

(h)	For the avoidance of doubt, no provision of this Agreement will oblige any Finance Party to seek, obtain or retain DT Passport Holder Status.

(i)	The Parties acknowledge that they may agree to amend the provisions in this Agreement relating to the DT Passport Scheme in light of how the DT Passport Scheme may operate in practice after 1 September 2010.

19.4	Finance Parties’ tax forms

(a)	Each Finance Party will (to the extent it is required to do so in order to receive payments under the Finance Documents without a Tax Deduction and subject to paragraphs (b) and (c) below), promptly following the date of this Agreement, or promptly after becoming a Lender pursuant to a transfer or assignment, deliver to its local revenue authority and/or to the Obligors’ Agent (and/or such persons as it may designate), as required, such HMRC or other local revenue authority forms as may be required to enable an Obligor to obtain authority to pay interest to that Finance Party without withholding or deduction for or on account of Taxes.

(b)	Subject to paragraph (c) below, a UK Treaty Lender will be deemed to have complied with its obligations in paragraph (a) above where it has provided notice that it has DT Passport Holder Status pursuant to sub-paragraph (a)(i) or (ii) of Clause 19.3 (Double Tax Treaty Passport Scheme).

(c)	If (i) a UK Treaty Lender provides notification pursuant to sub-paragraph (a)(iii) of Clause 19.3 (Double Tax Treaty Passport Scheme) that it no longer has DT Passport Holder Status; (ii) a UK Treaty Lender which has DT Passport Holder Status receives a notification pursuant to sub-paragraph (d)(ii) of Clause 19.3 (Double Tax Treaty Passport Scheme) or otherwise (including from HMRC) that the DT Passport Scheme does not apply to this Agreement (or otherwise in respect of any Loan to any UK Group Member) in respect of such UK Treaty Lender; (iii) any notification is provided under paragraph (e) of Clause 19.3 (Double Tax Treaty Passport Scheme) in respect of this Agreement and a UK Treaty Lender (including pursuant to paragraph (f) of Clause 19.3 (Double Tax Treaty Passport Scheme) subject to any requirements of the DT Passport Scheme or other published practice of HMRC regarding renewals of the directions referred to in that paragraph (f)), the provisions of paragraph (a) above shall apply, in respect of such UK Treaty Lender, with effect from the time of such notification (save that, for the avoidance of doubt, a UK Treaty Lender taking the steps (to the extent it is required to do so in order to receive payments under the Finance Documents without a Tax Deduction) referred to in paragraph (a) above promptly after such time shall be deemed to have complied with its obligations in paragraph (a) above).

19.5	Tax gross-up

(a)	Each Obligor shall make all payments to be made by it under any Finance Document without any Tax Deduction, unless a Tax Deduction is required by law.

(b)	The Obligors’ Agent shall promptly upon becoming aware that an Obligor must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Facility Agent accordingly. Similarly, a Lender shall notify the Facility Agent upon becoming aware that it is not, or has ceased to be, a Qualifying Lender. If the Facility Agent receives such notification from a Lender it shall notify the Obligors’ Agent and that Obligor.

(c)	If a Tax Deduction is required by law to be made by:

(i)	an Obligor (other than an Australian Obligor), the amount of the payment due from that Obligor shall be increased by an amount which; or

(ii)	an Australian Obligor, it shall pay an additional amount which,

when added to the amount of the payment (in each case after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

(d)	An Obligor is not required to make an increased or additional payment to a Lender under paragraph (c) above for a Tax Deduction from a payment of interest on a Loan or a Note if, on the date on which the payment falls due:

(i)	the Tax Deduction is in respect of any United Kingdom Tax and the payment is one of Yearly Interest and could have been made to the Lender without a Tax Deduction if it were a UK Lender, but on that date that Lender is not or has ceased to be a UK Lender other than as a result of any change after the date it became a Lender under this Agreement in (or in the interpretation, administration, or application of) any law or double taxation treaty or published practice or concession of any relevant taxing authority;

(ii)	the Tax Deduction is in respect of any United Kingdom Tax and the Lender is a UK Treaty Lender and the Obligor making the payment is able to demonstrate that the payment could have been made to the Lender without the Tax Deduction had that Lender complied with its obligations under Clause 19.4 (Finance Parties’ tax forms) or paragraph (g) below;

(iii)	the relevant Lender is a UK Non-Bank Lender and:

(A)	an officer of HMRC has given (and not revoked) a direction (a Direction) under section 931 of the ITA (as that provision has effect on the date on which the relevant Lender became a Party) which relates to that payment and that Lender has received from that Obligor or the Obligors’ Agent a certified copy of that Direction; and

(B)	the payment could have been made to the Lender without any Tax Deduction in the absence of that Direction;

(iv)	the relevant Lender is a UK Non-Bank Lender and it has not, other than by reason of any change after the date of this Agreement in (or in the interpretation or application of) any law, or any published practice or concession of any relevant taxing authority, given a Tax Confirmation to the relevant Obligor and the Obligors’ Agent;

(v)	the Tax Deduction is in respect of any Australian Tax required to be withheld or deducted under part III, division 11A of the Australian Tax Act and is as a result of the Lender being an Offshore Associate of an Australian Borrower;

(vi)	the Tax Deduction is in respect of any Australian Tax and is required as a result of a breach by that particular Lender (and not its predecessor) of any of its obligations under Clause 9 (Public Offers);

(vii)	the Tax Deduction is in respect of any Australian Tax and is required as a result of any representation or warranty given by that particular Lender (and not its predecessor) under Clause 9 (Public Offers) being untrue in respect of a Note; or

(viii)	the Tax Deduction is in respect of any Canadian Tax other than a Tax imposed under Part XIII of Canadian Tax Act (or any similar Tax required to be withheld under amendments to the Canadian Tax Act enacted after the date of this Agreement).

(e)	If an Obligor is required to make a Tax Deduction, that Obligor shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

(f)

Within thirty days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Obligor making that Tax Deduction shall deliver to the Facility Agent for the Finance Party entitled to the payment evidence reasonably satisfactory to that Finance Party that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

(g)	A UK Treaty Lender and each Obligor which makes a payment to which that UK Treaty Lender is entitled shall co-operate in completing any procedural formalities necessary for that Obligor to obtain authorisation to make that payment without a Tax Deduction.

(h)	A UK Non-Bank Lender which becomes a Party on the day on which this Agreement is entered into gives a Tax Confirmation to the Companies by entering into this Agreement.

(i)	A UK Non-Bank Lender shall promptly notify the Companies and the Facility Agent if there is any change in the position from that set out in the Tax Confirmation it is deemed to give under Clause 19.5(h) or which it gives upon becoming a Party pursuant to a transfer or assignment in accordance with Clause 31 (Changes to the Lenders). If the Facility Agent receives such a notification from a UK Non-Bank Lender, it shall promptly notify the Obligors’ Agent.

19.6	Tax indemnity

(a)	The Obligors’ Agent shall (within three Business Days of demand by the Facility Agent) pay to a Protected Party an amount equal to the loss, liability or cost which that Protected Party determines will be or has been (directly or indirectly) suffered for or on account of Tax by that Protected Party in respect of a Finance Document.

(b)	Paragraph (a) above shall not apply:

(i)	with respect to any Tax assessed on a Finance Party:

(A)	under the law of the jurisdiction in which that Finance Party is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Finance Party is treated as resident for tax purposes;

(B)	under the law of the jurisdiction in which that Finance Party’s Facility Office is located in respect of amounts received or receivable in that jurisdiction;

(C)	that is any Canadian Tax assessed on a Finance Party as a result of a present or former connection between such Finance Party and the jurisdiction imposing such Tax or the taxing authority thereof or therein (other than any such connection arising solely from any Finance Party having executed, delivered or performed its obligations or received a payment under, or enforced, any Finance Document); or

(D)

which is attributable to the implementation or application of, or compliance with, (i) any of the bank levies announced by the Governments of France, the United Kingdom and Germany in a joint statement dated 22 June 2010 or the financial crisis responsibility fee announced by the Government of the United States on 14 January 2010 (together, the Bank Levies), or (ii) provisions of the US Wall Street Reform and Consumer Protection Act of 2010 (the Dodd-Frank Act) pertaining to assessments made by the Federal Deposit Insurance Corporation or any law or regulation which implements the Bank Levies or any such provision of the Dodd-Frank Act (whether such implementation, application or compliance is by a government, regulator, Finance Party or any Affiliate of a Finance Party), this exclusion being without prejudice as to whether paragraph (a) above would otherwise have applied to, or would apply to require the Obligors’ Agent to make a payment with respect to, the implementation or application of, or compliance with, any other levy or Tax of a similar nature to the Bank Levies imposed in any jurisdiction by reference to the assets or liabilities of a financial institution or any law or regulation which implements any such other levy or Tax (whether such implementation, application or compliance is by a government, regulator, Finance Party or any Affiliate of a Finance Party),

if, in any such case, that Tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by that Finance Party or the Facility Office; or

(ii)	to the extent a loss, liability or cost:

(A)	is compensated for by an increased payment under Clause 19.5 (Tax gross-up); or

(B)	would have been compensated for by an increased payment under Clause 19.5 (Tax gross-up) but was not so compensated solely because one of the exclusions in sub-paragraph (d)(i) to (vii) of Clause 19.5 (Tax gross-up) applied.

(c)	A Protected Party making, or intending to make, a claim under paragraph (a) above shall promptly notify the Facility Agent of the event which will give, or has given, rise to the claim, following which the Facility Agent shall notify the Obligors’ Agent (but shall not be obliged to disclose any confidential information relating to the organisation of its affairs including, for the avoidance of doubt, any confidential information relating to its Tax affairs).

(d)	A Protected Party shall, on receiving a payment from an Obligor under this Clause 19.6, notify the Facility Agent.

19.7	Tax Credit

If an Obligor makes a Tax Payment and the relevant Finance Party determines that:

(a)	a Tax Credit is attributable either to an increased payment of which that Tax Payment forms part, or to that Tax Payment; and

(b)	that Finance Party has obtained, utilised and retained that Tax Credit,

the Finance Party shall pay an amount to the Obligor which that Finance Party determines will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been made by the Obligor.

19.8	Stamp taxes

The Obligors’ Agent shall pay and, if it fails to do so, shall (without prejudice to any other rights or remedies of any Finance Party), indemnify each Finance Party within three Business Days of demand against any cost, loss or liability that Finance Party incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of any Finance Document, except for any such Tax payable in connection with the entry into a Transfer Certificate or any equivalent document entered into in respect of an assignment or transfer of rights (unless the relevant assignment or transfer has been made at the request of an Obligor).

19.9	Value added tax

(a)	All consideration expressed to be payable under a Finance Document by an Obligor to a Finance Party shall be deemed to be exclusive of any VAT. If VAT is chargeable, that Obligor shall pay to the Finance Party (in addition to and at the same time as paying the consideration) an amount equal to the amount of the VAT.

(b)	Where a Finance Document requires an Obligor to reimburse a Finance Party for any costs or expenses, that Obligor shall also at the same time pay and indemnify the Finance Party against all VAT incurred by the Finance Party in respect of the costs or expenses.

20.	INCREASED COSTS

20.1	Increased Costs

(a)	Subject to Clause 20.3 (Exceptions) the Obligors’ Agent shall, within three Business Days of a demand by the Facility Agent, pay for the account of a Finance Party the amount of any Increased Costs incurred by that Finance Party or any of its Affiliates as a result of (i) the introduction of or any change in (or in the interpretation or application of) any law or regulation or (ii) compliance with any law or regulation made after the date of this Agreement.

(b)	In this Agreement, Increased Costs means:

(i)	a reduction in the rate of return from a Facility or on a Finance Party’s (or its Affiliate’s) overall capital;

(ii)	an additional or increased cost; or

(iii)	a reduction of any amount due and payable under any Finance Document,

which is incurred or suffered by a Finance Party or any of its Affiliates to the extent that it is attributable to that Finance Party having entered into its Commitment or funding or performing its obligations under any Finance Document.

20.2	Increased Cost claims

(a)	A Finance Party intending to make a claim pursuant to Clause 20.1 (Increased Costs) shall notify the Facility Agent of the event giving rise to the claim, following which the Facility Agent shall promptly notify the Obligors’ Agent.

(b)	Each Finance Party shall, as soon as practicable after a demand by the Facility Agent, provide a certificate confirming the amount of its Increased Costs.

20.3	Exceptions

(a)	Clause 20.1 (Increased Costs) does not apply to the extent any Increased Cost:

(i)	is incurred more than 90 days before the demand for payment save, if incurred as a result of any change in, or the introduction of, or any change in the interpretation, or application of, any law or regulation having retrospective effect, unless the Finance Party shall not have claimed for such Increased Cost by the end of the period of 90 days commencing on the date that Finance Party determined that such Increased Cost had been incurred;

(ii)	is attributable to a Tax Deduction required by law to be made by an Obligor;

(iii)	is compensated for by Clause 19.6 (Tax indemnity) (or would have been compensated for under Clause 19.6 (Tax indemnity) but was not so compensated solely because the exclusion in paragraph (b) of Clause 19.6 (Tax indemnity) applied);

(iv)	is compensated for by the payment of any Mandatory Cost;

(v)	is attributable to the wilful breach by the relevant Finance Party or its Affiliates of any law or regulation;

(vi)	is attributable to the implementation or application of or compliance with the “International Convergence of Capital Measurement and Capital Standards, a Revised Framework” published by the Basel Committee on Banking Supervision in June 2004 in the form existing on the date of this Agreement (Basel II) or any other law or regulation which implements Basel II (whether such implementation, application or compliance is by a government, regulator, Finance Party or any of its Affiliates); or

(vii)	is attributable to the implementation or application of, or compliance with, (i) any of the bank levies announced by the Governments of France, the United Kingdom and Germany in a joint statement dated 22 June 2010 or the financial crisis responsibility fee announced by the Government of the United States on 14 January 2010 (together, the Bank Levies), or (ii) provisions of the US Wall Street Reform and Consumer Protection Act of 2010 (the Dodd-Frank Act) pertaining to assessments made by the Federal Deposit Insurance Corporation or any law or regulation which implements the Bank Levies or any such provision of the Dodd-Frank Act (whether such implementation, application or compliance is by a government, regulator, Finance Party or any Affiliate of a Finance Party), this exclusion being without prejudice as to whether Clause 20.1 (Increased Costs) would otherwise have applied to, or would apply to require the Obligors’ Agent to make a payment with respect to, the implementation or application of, or compliance with, any other levy or Tax of a similar nature to the Bank Levies imposed in any jurisdiction by reference to the assets or liabilities of a financial institution or any law or regulation which implements any such other levy or Tax (whether such implementation, application or compliance is by a government, regulator, Finance Party or any Affiliate of a Finance Party).

(b)	In this Clause 20.3, a reference to a Tax Deduction has the same meaning given to the term in Clause 19.1 (Definitions).

21.	OTHER INDEMNITIES

21.1	Currency indemnity

(a)	If any sum due from an Obligor under the Finance Documents or a Company Parent Guarantee (a Sum), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the First Currency) in which that Sum is payable into another currency (the Second Currency) for the purpose of:

(i)	making or filing a claim or proof against that Obligor; or

(ii)	obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings,

that Obligor shall as an independent obligation, within three Business Days of demand, indemnify each Finance Party to whom that Sum is due against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (B) the rate or rates of exchange available to that person at the time of its receipt of that Sum.

(b)	Each Obligor waives any right it may have in any jurisdiction to pay any amount under the Finance Documents or Company Parent Guarantees in a currency or currency unit other than that in which it is expressed to be payable.

21.2	Other indemnities

Each Obligor will, within three Business Days of demand, indemnify each Finance Party against any cost, loss, expense or liability (including, without limitation, legal expenses but excluding loss of Margin) incurred by that Finance Party as a result of:

(a)	the occurrence of any Event of Default;

(b)	a failure by an Obligor to pay any amount due under a Finance Document on its due date, including without limitation, any cost, loss or liability arising as a result of Clause 36 (Sharing Among the Lenders);

(c)	funding, or making arrangements to fund, its participation in a Loan requested by a Borrower in a Utilisation Request but not made by reason of the operation of any one or more of the provisions of this Agreement; or

(d)	a Loan (or part of a Loan) not being prepaid in accordance with a notice of prepayment given by the Obligors’ Agent,

unless any event in paragraphs (a) to (d) above arises as a result of the negligence or wilful misconduct of that Finance Party.

21.3	Indemnity to the Agents

Each Obligor shall promptly indemnify the Facility Agent (and, in the case of paragraph (c) below, the Dollar Swingline Agent and the Euro Swingline Agent) against any cost, loss or liability incurred by the Facility Agent, the Dollar Swingline Agent or the Euro Swingline Agent, as the case may be, (in each case acting reasonably), as a result of:

(a)	investigating any event which it reasonably believes is a Default;

(b)	entering into or performing any foreign exchange contract for the purposes of paragraph 16.3(c) (Change of currency for Term Loans during successive Interest Periods); or

(c)	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised.

22.	MITIGATION BY THE LENDERS

22.1	Mitigation

(a)	Each Finance Party shall, in consultation with the Obligors’ Agent, take all reasonable steps to mitigate any circumstances which arise and which would result in any amount becoming payable under, or cancelled pursuant to, any of Clause 14.1 (Illegality), Clause 19 (Tax Gross up and Indemnities) or Clause 20 (Increased Costs) or paragraph 3 of Schedule 4 (Mandatory Cost Formulae) including (but not limited to) transferring its rights and obligations under the Finance Documents to another Affiliate or Facility Office or to another bank or financial institution provided that such Finance Party shall be under no obligation to make such transfer or assignment to another bank or financial institution if in its reasonable opinion to do so would be prejudicial to it.

(b)	Paragraph (a) above does not in any way limit the obligations of any Obligor under the Finance Documents.

22.2	Limitation of liability

(a)	The Companies shall indemnify each Finance Party for all costs and expenses reasonably incurred by that Finance Party as a result of steps taken by it under Clause 22.1 (Mitigation).

(b)	A Finance Party is not obliged to take any steps under Clause 22.1 (Mitigation) if, in the opinion of that Finance Party (acting reasonably), to do so might be prejudicial to it.

23.	COSTS AND EXPENSES

23.1	Transaction expenses

Subject to the terms of the Fee Letter (if applicable), the Companies shall pay the Facility Agent the amount of all costs and expenses (including legal fees as agreed by the Obligors and the Facility Agent) reasonably incurred by it in connection with the negotiation, preparation, printing, execution and syndication of:

(a)	this Agreement and any other documents referred to in this Agreement; and

(b)	any other Finance Documents executed after the date of this Agreement.

23.2	Amendment costs

If in relation to a Finance Document (a) an Obligor requests an amendment, waiver or consent or (b) an amendment is required pursuant to Clause 37.10 (Change of currency), the Obligors’ Agent shall, within three Business Days of demand, reimburse the Facility Agent for the amount of all costs and expenses (including legal fees) reasonably incurred by the Facility Agent in responding to, evaluating, negotiating or complying with that request or requirement.

23.3	Enforcement costs

The Obligors’ Agent shall, within three Business Days of demand, pay to each Finance Party the amount of all costs and expenses (including legal fees) incurred by that Finance Party in connection with the enforcement of, or the preservation of any rights under, any Finance Document or Company Parent Guarantee.

24.	GUARANTEE AND INDEMNITY BY THE COMPANIES

24.1	Guarantee and indemnity

Each Company irrevocably and unconditionally severally:

(a)	guarantees to each Finance Party (i) punctual performance by each Borrower which is a Subsidiary of that Company of such Borrower’s obligations under the Finance Documents, and (ii) if the Obligors’ Agent is a Subsidiary of that Company, punctual performance by the Obligors’ Agent of the Obligors’ Agent’s obligations under the Finance Documents;

(b)

undertakes with each Finance Party that whenever (i) a Borrower which is a Subsidiary of that Company, or (ii) if the Obligors’ Agent is a Subsidiary of that Company, the Obligors’ Agent, does not pay any amount when due under or in connection with any Finance

Document, that Company shall immediately on demand pay that amount as if it were the principal obligor; and

(c)	indemnifies each Finance Party immediately on demand against any cost, loss or liability suffered by that Finance Party if any obligation guaranteed by it is or becomes unenforceable, invalid or illegal. The amount of the cost, loss or liability shall be equal to the amount which that Finance Party would otherwise have been entitled to recover.

24.2	Continuing guarantee

This guarantee is a continuing guarantee and will extend to the ultimate balance of sums payable by any Borrower and the Obligors’ Agent under the Finance Documents, regardless of any intermediate payment or discharge in whole or in part.

24.3	Reinstatement

If any payment by a Borrower or the Obligors’ Agent or any discharge given by a Finance Party (whether in respect of the obligations of any Obligor or any security for those obligations or otherwise) is avoided or reduced as a result of insolvency or any similar event:

(a)	the liability of each relevant Obligor shall continue as if the payment, discharge, avoidance or reduction had not occurred; and

(b)	each Finance Party shall be entitled to recover the value or amount of that security or payment from each relevant Obligor, as if the payment, discharge, avoidance or reduction had not occurred.

24.4	Waiver of defences

The obligations of each Company under this Clause 24 will not be affected by an act, omission, matter or thing which, but for this Clause 24.4, would reduce, release or prejudice any of its obligations under this Clause 24 (without limitation and whether or not known to it or any Finance Party) including:

(a)	any time, waiver or consent granted to, or composition with, any Obligor or other person;

(b)	the release of any other Obligor or any other person under the terms of any composition or arrangement with any creditor of any member of the Group;

(c)	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any Obligor or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(d)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of an Obligor or any other person;

(e)	any amendment (however fundamental including, without limitation, any increase in, or changes to the determination of, the interest payable by the Obligors or any increase in or change to the amount of principal advanced to, or fees, charges or other amounts payable by, an Obligor) or replacement of a Finance Document or any other document or security;

(f)	any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document or any other document or security; or

(g)	any insolvency or similar proceedings.

24.5	Immediate recourse

Each Company waives any right it may have of first requiring any Finance Party (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person before claiming from that Company under this Clause 24. This waiver applies irrespective of any law or any provision of a Finance Document to the contrary.

24.6	Appropriations

Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full, each Finance Party (or any trustee or agent on its behalf) may:

(a)	refrain from applying or enforcing any other moneys, security or rights held or received by that Finance Party (or any trustee or agent on its behalf) in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and no Company shall be entitled to the benefit of the same; and

(b)	hold in an interest-bearing suspense account any moneys received from any Company or on account of that Company’s liability under this Clause 24.

24.7	Deferral of Companies’ rights

Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full or unless the Facility Agent otherwise directs, neither Company will exercise any rights which it may have by reason of performance by it of its obligations under this Clause 24 or (notwithstanding any agreement to the contrary) under any Company Parent Guarantee:

(a)	to be indemnified by an Obligor;

(b)	to claim any contribution from any other guarantor of any Obligor’s obligations under the Finance Documents; and/or

(c)	to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Finance Parties under the Finance Documents or of any other guarantee or security taken pursuant to, or in connection with, the Finance Documents by any Finance Party.

24.8	Additional security

This guarantee is in addition to and is not in any way prejudiced by any other guarantee or security now or subsequently held by any Finance Party.

25.	REPRESENTATIONS

Unless otherwise specified, each Obligor makes the representations and warranties set out in this Clause 25 to each Finance Party at the times specified in Clause 25.15 (Times when representations are made) in each case in respect of itself or, in the case of PLC and Limited only, where specified, in respect of itself and its respective Subsidiaries.

25.1	Status

(a)	It is a corporation, duly incorporated and validly existing under the law of its jurisdiction of incorporation.

(b)	It has the power to own its assets and carry on its business as it is being conducted.

25.2	Binding obligations

The obligations expressed to be assumed by it in each Finance Document to which it is a party and, in the case of the Companies, the Company Parent Guarantees to which they are a party are, subject to any general principles of law limiting its obligations which are specifically referred to in any legal opinion delivered pursuant to this Agreement, legal, valid, binding and enforceable obligations.

25.3	Non-conflict with other obligations

The entry into and performance by it of, and the transactions contemplated by, the Finance Documents and, in the case of the Companies, the Company Parent Guarantee to which it is a party do not and will not (subject to any matters referred to in any legal opinion delivered pursuant to this Agreement) conflict with:

(a)	any law or regulation applicable to it;

(b)	its constitutional documents; or

(c)	any agreement or instrument binding upon it or any of its assets in a manner or to an extent which has had or is reasonably likely to have a Material Adverse Effect.

25.4	Power and authority

It has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, the Finance Documents to which it is a party and, in the case of the Companies, the Company Parent Guarantee to which it is a party and the transactions contemplated by those Finance Documents and, in the case of the Companies, the Company Parent Guarantee to which it is a party.

25.5	Validity and admissibility in evidence

All Authorisations required:

(a)	to enable it lawfully to enter into, exercise its rights and comply with its obligations in the Finance Documents to which it is a party and, in the case of the Companies, the Company Parent Guarantee to which it is a party; and

(b)	to make the Finance Documents to which it is a party and, in the case of the Companies, the Company Parent Guarantee to which it is a party, admissible in evidence in its jurisdiction of incorporation, have been obtained or effected (as appropriate) and are in full force and effect (subject to any matters referred to in any legal opinion delivered pursuant to this Agreement).

25.6	No default

(a)	No Event of Default is continuing or would result from the making of any Loan (other than any which have been waived).

(b)	No other event or circumstance is outstanding which constitutes a default under any other agreement or instrument which is binding on it or any of its Subsidiaries or to which its (or its Subsidiaries’) assets are subject to an extent or in a manner which is reasonably likely to have a Material Adverse Effect.

25.7	No misleading information

Each of the Companies represents and warrants that:

(a)	the factual information relating to the BHP Billiton Group contained in the Information Memorandum was true and accurate in all material respects as at the date of the Information Memorandum or as at the date (if any) at which it is stated in the Information Memorandum;

(b)	all other factual information contained in the Information Memorandum has been prepared in good faith from publicly available information in accordance with the basis of preparation described in the Information Memorandum;

(c)	the financial information and projections contained in the Information Memorandum have been prepared in good faith and on the basis of either assumptions considered to be reasonable by it as at the date of the Information Memorandum or from publicly available broker/analyst forecasts relating to the markets in which the BHP Billiton Group and the Target Group operate, in accordance with the basis of preparation described in the Information Memorandum; and

(d)	so far as it is aware (after, in the case of information relating to the BHP Billiton Group, due and careful review and enquiries), nothing has occurred or been omitted from the Information Memorandum and no information has been given or withheld that results in the factual information contained in the Information Memorandum being untrue or misleading in any material respect.

25.8	Financial statements

Each of the Companies represents and warrants that:

(a)	the Original Financial Statements were prepared in accordance with UK GAAP;

(b)	the Original Financial Statements (together with the notes thereto) give a true and fair view of the consolidated financial condition and operations of the Group at the end of and for the relevant financial year;

(c)	its most recent financial statements delivered pursuant to Clause 26.1 (Financial statements):

(i)	have been prepared in accordance with UK GAAP; and

(ii)	(together with the notes thereto) give a true and fair view of the consolidated financial condition and operations of the Group at the end of and for the relevant financial year; and

(d)	there has been no adverse change in the consolidated business or financial condition of the Group since the date of the Original Financial Statements which has had or is reasonably likely to have a Material Adverse Effect.

25.9	Pari passu ranking

Its payment obligations under the Finance Documents and, in the case of the Companies, the Company Parent Guarantee to which it is a party rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.

25.10	No proceedings pending or threatened

No litigation, arbitration or administrative proceedings of or before any court, arbitral body or agency which are reasonably likely to be adversely determined and, if so adversely determined, are reasonably likely to have a Material Adverse Effect have (to the best of its knowledge and belief) been started or threatened against it or any of its Subsidiaries.

25.11	Environmental matters

Each member of the Group is complying in all material respects with all Environmental Laws, non-compliance with which would be reasonably likely to have a Material Adverse Effect.

25.12	Offer/Arrangement Documents

Each of the Companies represents and warrants that:

(a)	if the Acquisition is proceeding by way of an Offer:

(i)	the Initial Offer Conditions contain all the material conditions of the Acquisition, except to the extent those conditions have been amended, varied, supplemented or waived in a manner not prohibited by this Agreement; and

(ii)	the Offer Documents (taken as a whole, and as amended, varied, supplemented or waived in a manner not prohibited by this Agreement) will contain or do contain all the material terms of the Offer; and

(b)	if the Acquisition is proceeding by way of an Arrangement:

(i)	the Initial Arrangement Conditions contain all the material conditions of the Acquisition, except to the extent those conditions have been amended, varied, supplemented or waived in a manner not prohibited by this Agreement; and

(ii)	the Arrangement Documents (taken as a whole, and as amended, varied, supplemented or waived in a manner not prohibited by this Agreement) will contain or do contain all the material terms of the Arrangement.

25.13	Investment Company Act

No Borrower is required to be registered as an investment company under the United States Investment Company Act of 1940.

25.14	ERISA

Each material Plan is in compliance in form and operation with ERISA, the Code and all other applicable laws and regulations, except for any instances of non compliance which would not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

25.15	Times when representations are made

(a)	All the representations and warranties in this Clause 25 are made by each Original Obligor on the date of this Agreement except for the representations and warranties set out in Clauses 25.7 (No misleading information), 25.8(c) (Financial statements) and 25.12 (Offer/Arrangement Documents).

(b)	The Repeating Representations are deemed to be made, unless otherwise specified, by each Obligor by reference to the facts and circumstances then existing on the date of each Utilisation Request, on each Utilisation Date and the first day of each Interest Period.

(c)	The representations and warranties in Clause 25.7 (No misleading information) are deemed to be made by the Companies on the Syndication Date.

(d)	The representations and warranties in Clause 25.8(c) (Financial statements) are deemed to be made by the Companies on the date on which the applicable set of financial statements is delivered pursuant to Clause 26.1 (Financial statements).

(e)	The representations and warranties in Clause 25.12 (Offer/Arrangement Documents) are deemed to be made by the Companies on:

(i)	in the case of paragraph (a) of that Clause, the date of the Offer to Purchase for Cash and the date of any subsequent Offer Document; and

(ii)	in the case of paragraph (b) of that Clause, the date of the announcement of the Arrangement Agreement and the date of any amendment thereto,

and, in each case the date of each subsequent Utilisation Request and on each subsequent Utilisation Date, for an Acquisition Loan.

26.	INFORMATION UNDERTAKINGS

The undertakings in this Clause 26 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

26.1	Financial statements

The Obligors’ Agent shall supply to the Facility Agent in sufficient copies for all the Lenders:

(a)	within 120 days after the end of each of its financial years, the annual audited financial statements of PLC (which are the consolidated accounts of the Group) for that financial year; and

(b)	within 90 days after the end of the first six months of each of its financial years, the unaudited financial statements of PLC (which are the consolidated accounts of the Group) for that six month period.

26.2	Compliance Certificate

(a)	The Obligors’ Agent shall supply to the Facility Agent, with each set of financial statements delivered pursuant to Clause 26.1 (Financial statements), a Compliance Certificate setting out (in reasonable detail) computations as to compliance with Clause 27 (Financial Covenant) as at the date as at which those financial statements were drawn up.

(b)	Each Compliance Certificate shall be signed by two Authorised Signatories of the Companies.

26.3	Requirements as to financial statements

The Companies shall procure that each set of financial statements delivered pursuant to Clause 26.1 (Financial statements) is prepared using UK GAAP.

26.4	Information: miscellaneous

The Obligors’ Agent shall supply to the Facility Agent (in sufficient copies for all the Lenders, if the Facility Agent so requests):

(a)	any documents relating to financial difficulties dispatched by an Obligor to its creditors (or any class of them) or its shareholders generally at the same time as they are dispatched;

(b)	promptly upon becoming aware of them, reasonable details of any litigation, arbitration or administrative proceedings which are current, threatened or pending against any member of the Group, and which are reasonably likely to be adversely determined and, if so adversely determined, would be reasonably likely to have a Material Adverse Effect; and

(c)	promptly (subject to any confidentiality obligation with a third party outside the Group), such further information in the possession or control of any member of the Group regarding the financial condition and operations of any member of the Group as any Lender (through the Facility Agent) may reasonably request.

26.5	Notification of Default

(a)	The Obligors’ Agent shall notify the Facility Agent of any Default (and the steps, if any, being taken to remedy it) promptly upon an Obligor becoming aware of its occurrence (unless the Obligors’ Agent is aware that a notification has already been provided by another Obligor).

(b)	Promptly upon a request by the Facility Agent made on reasonable grounds, the Obligors’ Agent shall supply to the Facility Agent a certificate signed by the secretary, a director or any authorised officer of the Obligors’ Agent on its behalf certifying that no Default is continuing (or, if a Default is continuing, specifying the Default and the steps, if any, being taken to remedy it).

26.6	Use of websites

(a)	The Obligors’ Agent may satisfy an obligation under this Agreement to deliver any information by posting this information onto an electronic website designated by the Obligors’ Agent and the Facility Agent (the Designated Website) if:

(i)	both the Obligors’ Agent and the Facility Agent are aware of the address of and any relevant password specifications for the Designated Website; and

(ii)	the information is in a format previously agreed between the Obligors’ Agent and the Facility Agent.

(b)	The Facility Agent shall supply each Lender with the address of and any relevant password specifications for the Designated Website following designation of that website by the Obligors’ Agent and the Facility Agent.

(c)	The Obligors’ Agent shall promptly upon becoming aware of its occurrence notify the Facility Agent if:

(i)	the Designated Website cannot be accessed due to technical failure;

(ii)	the relevant password specifications for the Designated Website change;

(iii)	any new information which is required to be provided under this Agreement is posted onto the Designated Website;

(iv)	any existing information which has been provided under this Agreement and posted onto the Designated Website is amended; or

(v)	the Obligors’ Agent becomes aware that the Designated Website or any information posted onto the Designated Website is or has been infected by any electronic virus or similar software.

If the Obligors’ Agent notifies the Facility Agent under paragraph (c)(i) or paragraph (c)(v) above, all information to be provided by the Obligors’ Agent under this Agreement after the date of that notice shall be supplied in paper form unless and until the Facility Agent and the Lenders are satisfied that the circumstances giving rise to the notification are no longer continuing.

26.7	Know your customer requirements

(a)	If:

(i)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement;

(ii)	any change in the status of an Obligor after the date of this Agreement;

(iii)	a proposed assignment or transfer by a Lender of any of its rights and obligations under this Agreement to a party that is not a Lender prior to such assignment or transfer; or

(iv)	the accession of an Additional Borrower,

obliges the Facility Agent or any Lender (or, in the case of paragraph (iii) above, any prospective new Lender) to comply with “know your customer” procedures in circumstances where the necessary information is not already available to it, each Obligor shall as soon as reasonably practicable after request by the Facility Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Facility Agent (for itself or on behalf of any Lender (for itself or, in the case of the event described in paragraph (iii) above, on behalf of any prospective new Lender)) in order for the Facility Agent, such Lender or, in the case of the event described in paragraph (iii) above, any prospective new Lender to comply with all necessary “know your customer” requirements under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

(b)

Each Lender shall promptly upon the request of the Facility Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Facility Agent (for itself) in order for the Facility Agent to carry out and be satisfied it has complied with all necessary “know your customer” requirements under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

(c)	Without prejudice to the provisions of Clauses 14 (Prepayment and Cancellation) and 20 (Increased Costs), an Obligor shall not be in breach of this Clause 26.7 if, having used all reasonable endeavours to obtain the same, it is not able to obtain any documentation or other evidence requested pursuant to this Clause 26.7.

26.8	Authorised Signatories

If, at any time, any person (that is not one of the Authorised Signatories for which a specimen signature has been provided as a condition precedent under this Agreement) becomes an Authorised Signatory, the Obligors’ Agent shall deliver to the Facility Agent a specimen of the signature of that person.

27.	FINANCIAL COVENANT

27.1	Financial definitions

In this Agreement:

Cash means cash in hand or credit balances or amounts on deposit which are freely accessible by a member of the Group and not subject to any Security, excluding any amount temporarily deposited with a member of the Group by Rio Tinto plc, Rio Tinto Limited, any of their respective Subsidiaries or the manager of the WAIO Joint Venture Arrangements, but including any amount temporarily deposited with Rio Tinto plc, Rio Tinto Limited or any of their respective Subsidiaries by a WAIO Company that is freely available to a member of the Group.

Cash Equivalent Investments means any of the following which are, held by a member of the Group and not subject to any Security (other than any Security arising in the normal course of the Group’s treasury or custody arrangements):

(a)	securities with a maturity of less than 12 months from the date of acquisition issued or fully guaranteed or fully insured by the government of the United States, Canada, any member state of the European Union or any other country that is a member of the OECD;

(b)	commercial paper or other debt securities issued by an issuer rated at least A-1 by S&P or P-1 by Moody’s and with a maturity of less than 12 months;

(c)	certificates of deposit or time deposits of any commercial bank (which has outstanding debt securities rated as referred to in paragraph (b) above) with a maturity of less than three months;

(d)	investments accessible within 30 days in money market funds which have a credit rating, or are sponsored by an institution which has a credit rating, of A-1 by S&P or P-1 by Moody’s; and

(e)	any other securities approved by the Facility Agent.

Consolidated EBITDA means, in relation to any Testing Period, the total consolidated profit on ordinary activities before finance costs and tax of the Group for that Testing Period:

(a)	before taking into account:

(i)	Acquisition Costs; and

(ii)	all items excluded from underlying earnings to the extent included in profit on ordinary activities before financing costs and tax;

(b)	after excluding (to the extent included) any gains or losses on the disposal or revaluation of interests in businesses (other than in the ordinary course of trading);

(c)	after adding back any business interruption loss incurred which is covered by insurance and which is not added back to the total profit on ordinary activities before finance costs and tax of the Group in accordance with UK GAAP;

(d)	after adding back all amounts provided for depreciation and amortisation (including acquisition goodwill) and impairment charges less reversals; and

(e)	after adding back all amounts provided for in depreciation and amortisation, tax and finance costs in equity accounted units of the Group in computing the consolidated profit.

Net Borrowings means, as at any particular time, Total Borrowings less Cash and Cash Equivalent Investments at that time.

Total Borrowings means, as at any particular time, the aggregate outstanding principal, capital or nominal amount of the Financial Indebtedness of members of the Group, other than:

(a)	any indebtedness referred to in paragraph (d) of the definition of Financial Indebtedness or any guarantee in respect of that indebtedness;

(b)	any Financial Indebtedness owed to another member of the Group; or

(c)	any Financial Indebtedness owed on account of the operation of the WAIO Joint Venture Arrangements to Rio Tinto plc, Rio Tinto Limited, any of their respective Subsidiaries or the manager of the WAIO Joint Venture Arrangements.

Testing Period means:

(a)	each financial year of the Group; and

(b)	each period beginning on the first day of the second half of a financial year of the Group and ending on the last day of the first half of the next financial year of the Group.

27.2	Leverage ratio

The Companies shall ensure that, in respect of each Testing Period, the ratio of Net Borrowings on the last day of that Testing Period to Consolidated EBITDA in respect of that Testing Period shall not exceed 3.75:1.

27.3	Financial testing

(a)	The financial covenant set out in Clause 27.2 (Leverage ratio) shall be calculated in accordance with UK GAAP and tested by reference to each of the financial statements delivered pursuant to Clause 26.1 (Financial statements) and/or each Compliance Certificate delivered pursuant to Clause 26.2 (Compliance Certificate).

(b)	For the purpose of calculating Total Borrowings, any amount outstanding or repayable in a currency other than US Dollars shall be taken into account in its US Dollar equivalent at the rate of exchange that would have been used had an audited consolidated balance sheet of the Group been prepared as at the day on which that calculation is made in accordance with UK GAAP.

(c)	For the purpose of the calculations to be made in respect of each Testing Period which ends during the first 12 months after the Acquisition Date, the definition of Consolidated EBITDA shall include the results of the Target Group for the full duration of the relevant Testing Period (including any part of the Testing Period falling prior to the Acquisition Date).

28.	GENERAL UNDERTAKINGS

The undertakings in this Clause 28 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

28.1	Authorisations

Each Obligor shall promptly:

(a)	obtain, comply with and do all that is necessary to maintain in full force and effect; and

(b)	supply certified copies to the Facility Agent of,

any Authorisation required under any law or regulation of its jurisdiction of incorporation to enable it to perform its obligations under this Agreement and to ensure the legality, validity, enforceability or admissibility in evidence in its jurisdiction of incorporation of this Agreement.

28.2	Negative pledge

(a)	Neither Company shall (and each Company shall procure that none of its Subsidiaries shall) create or have outstanding any Security over any of its property or assets securing Financial Indebtedness.

(b)	Paragraph (a) above does not apply to any Permitted Security Interest.

28.3	Disposals

(a)	At any time:

(i)	that the Credit Ratings assigned to the Companies by S&P and Moody’s are A-/A3 or better; or

(ii)	on or following the date on which the Term Facilities are irrevocably repaid and cancelled in full,

neither Company shall (and each Company shall procure that none of its Subsidiaries shall) enter into a single transaction or a series of transactions (whether related or not, whether at the time or over a period of time and whether voluntary or involuntary) to sell, lease, transfer or otherwise dispose of the whole of its assets or of any material part of its assets.

(b)	Paragraph (a) above does not apply to any sale, lease, transfer or other disposal:

(i)	made with the prior consent of the Majority Lenders;

(ii)	by one member of the Group to another member of the Group (other than a Project Company);

(iii)	made on arm’s length terms for fair consideration; or

(iv)	which is not reasonably likely to have a Material Adverse Effect.

(c)	At any time when:

(i)	the Term Facilities have not been irrevocably repaid and cancelled in full; and

(ii)	either of the Credit Ratings assigned to the Companies by S&P or Moody’s is below A-/A3,

neither Company shall (and each Company shall procure that none of its Subsidiaries shall) enter into a single transaction or a series of transactions (whether related or not, whether at the time or over a period of time and whether voluntary or involuntary) to sell, lease, transfer or otherwise dispose of the whole of its assets or of any part of its assets.

(d)	Paragraph (c) above does not apply to any sale, lease, transfer or other disposal:

(i)	made with the prior consent of the Majority Lenders;

(ii)	by one member of the Group to another member of the Group (other than a Project Company or Joint Venture);

(iii)	in respect of which any member of the Target Group has entered into binding contractual arrangements prior to the Acquisition Date;

(iv)	of assets in exchange for other assets which are comparable or superior as to value;

(v)	made in the ordinary course of business of the disposing entity (which, for the avoidance of doubt, does not include the sale of shares or other equity-related instruments, businesses, all or substantially all of the assets of a business, mineral rights associated with a mining business or operation, oil rigs, ports, railroads or mines);

(vi)	where:

(A)	the Net Disposal Proceeds (as defined in Clause 14.7) of such sale, lease, transfer or other disposal are applied, or are to be applied, in prepayment of the Facility A Loans and/or cancellation of the Available Commitments under Facility A in accordance with Clause 14.7(b) (Mandatory prepayment from Net Disposal Proceeds); or

(B)	the net disposal proceeds of such sale, lease, transfer or other disposal are, or are to be, applied in voluntary prepayment of the Loans and/or cancellation of the Commitments under the Facilities (and, for this purpose, the Obligors’ Agent may select which Loans and/or Commitments to prepay and/or cancel) on or before the end of the then current Interest Periods for those Loans (provided that any such prepayment of Revolving Facility Loans is accompanied by a corresponding cancellation of Revolving Facility Commitments in the same amount and on the same day);

(vii)	made by a WAIO Company where (and for so long as) the proceeds of such disposal constitute “Excluded Disposal Proceeds” under paragraph (e) of the definition thereof in Clause 14.7(a) (Mandatory prepayment from Net Disposal Proceeds);

(viii)	of Western Australia iron ore assets or related infrastructure (or the shares or other ownership interests of any WAIO Company ) in order to establish the WAIO Joint Venture Arrangements; or

(ix)	made on arm’s length terms for fair consideration where the higher of the market value and the net consideration receivable (when aggregated with the higher of the market value and the net consideration receivable for any other sale, lease, transfer or other disposal not allowed under sub paragraphs (i) to (viii) above) does not exceed an amount equal to the Disposals Basket Amount (or its equivalent in other currencies) in any financial year of the Companies.

(e)	The provisions of paragraphs (a) and (c) above shall not apply to any sale, lease, transfer or other disposal of Margin Stock, if:

(i)	fair value is received and the proceeds are either held as cash or invested in certificates of deposit, US government securities, commercial paper, or other money market instruments that are exempted securities under the United States federal securities laws; and

(ii)	any disposal of Margin Stock which would otherwise only be permitted under paragraph (d)(ix) above shall also (to the extent (if any) that paragraph (d)(ix) above remains available for utilisation with respect to that disposal) be treated as having been made in reliance on such paragraph (and the remaining availability of that paragraph in that financial year shall be reduced accordingly), provided that the provisions of this paragraph (e) shall not apply to any sale, lease, transfer or other disposal of Margin Stock after the Target Shares cease to be Margin Stock.

For this purpose, Disposals Basket Amount means:

(a)	in respect of the period between the date on which paragraph (c) above first applies and the end of the then current financial year of the Group:

(i)	an amount equal to 10 per cent. of the Gross Assets of the Group multiplied by the number of days remaining between the date on which the relevant ratings downgrade by S&P or Moody’s occurred (the downgrade date) and the end of the then current financial year of the Companies and divided by 365; or

(ii)	such higher amount than that determined under sub-paragraph (i) above (not exceeding an amount equal to 10 per cent. of the Gross Assets of the Group) (the difference between the amount under this sub-paragraph (ii) and the amount determined under paragraph (i) above being the excess), but only to the extent that the Companies can demonstrate to the Facility Agent that, had the provisions of paragraph (c) above applied from the beginning of the then current financial year, the Companies would not have already utilised the excess as a result of any sale, lease, transfer or other disposal made between the start of that financial year and the downgrade date; or

(b)	in respect of each subsequent financial year of the Group, an amount equal to 10 per cent. of the Gross Assets of the Group.

28.4	Compliance with laws

Each Obligor shall comply in all material respects with all laws to which it may be subject and shall maintain all necessary licences, if failure so to comply or maintain would be reasonably likely to have a Material Adverse Effect.

28.5	Change of business

The Companies shall procure that no substantial change is made to the general nature of the business of the Group from that carried on at the date of this Agreement, unless such change is not reasonably likely to have a Material Adverse Effect.

28.6	Environmental compliance

Each Obligor shall, and shall procure that each of its Subsidiaries will comply in all material respects with all applicable Environmental Laws, where failure to comply would be reasonably likely to have a Material Adverse Effect.

28.7	Subsidiary indebtedness

(a)	Except as permitted under paragraph (b) below, each Company shall ensure that none of its Subsidiaries will incur or allow to remain outstanding any Financial Indebtedness.

(b)	Paragraph (a) above does not apply to:

(i)	any Financial Indebtedness arising under any of the Finance Documents;

(ii)	any Financial Indebtedness owed by a member of the Group to any other member of the Group;

(iii)	any Financial Indebtedness of any Project Company or Joint Venture (but only to the extent such Financial Indebtedness meets the requirements set out in sub-paragraph (a)(ii)(A) or (a)(ii)(B) of Clause 28.10 (Project Companies) or the definition of Joint Venture in Clause 1.1 (Definitions), as the case may be);

(iv)	any Financial Indebtedness incurred pursuant to the WAIO Joint Venture Arrangements, provided that such Financial Indebtedness:

(A)	is incurred pursuant to the debentures issued pursuant to the WAIO Joint Venture Arrangements;

(B)	does not benefit in any material manner from any guarantee, bond, security (other than any security over the shares or other ownership interests in, or debts or other obligations of, a WAIO Company), indemnity or other commitment from another member of the Group (other than a WAIO Company) to assure the repayment of, or indemnify against loss in respect of non-payment of, such Financial Indebtedness; or

(C)	is incurred for the purpose of financing the establishment, acquisition, development, expansion or operation of assets which are subject to the WAIO Joint Venture Arrangements;

(v)	any Financial Indebtedness arising under any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price;

(vi)	any Financial Indebtedness of any Finance Company;

(vii)	any Financial Indebtedness of a member of the Target Group existing on the Acquisition Date (and any replacement or refinancing of that indebtedness in the same or any lower amount);

(viii)	any Financial Indebtedness of any person (other than any member of the Target Group) acquired by a member of the Group which is incurred under arrangements in existence at the date of acquisition, but not incurred or increased or its maturity date extended in contemplation of, or since, that acquisition, and outstanding only for a period of six months following the date of acquisition;

(ix)	any Financial Indebtedness under finance or capital leases of vehicles, plant, equipment or computers;

(x)	if a New Holding Company is put in place in the manner contemplated in Clause 44.7 (New Holding Company), until the date on which the guarantee of PLC under Clause 24 (Guarantee and Indemnity by the Companies) ceases in accordance with Clause 44.7(b)(iv) (New Holding Company), any Financial Indebtedness of PLC existing on the date on which the New Holding Company is put in place (and in a maximum aggregate principal amount not exceeding the principal amount of that Financial Indebtedness on such date) or any guarantee given by PLC in respect of any Financial Indebtedness of the New Holding Company incurred after the date on which the New Holding Company is put in place and provided that, in each case, such Financial Indebtedness ranks no more senior than pari passu with the Financial Indebtedness of PLC under this Agreement; and

(xi)	any Financial Indebtedness not falling within sub-paragraphs (i) to (x) above, the outstanding principal amount of which does not exceed an amount equal to 10 per cent. of the Gross Assets of the Group at that time.

28.8	Target Financial Indebtedness

(a)	From the Acquisition Date until the Wholly-owned Date, the Companies will use commercially reasonable endeavours either:

(i)	to remedy or obtain a waiver of any defaults or events of default which arise under any Financial Indebtedness of any member of the Target Group which, in respect of any single debt instrument, is in excess of US$100,000,000 (the Relevant Target Facilities) where, if such Financial Indebtedness or any commitment for such Financial Indebtedness were to be accelerated, cancelled, suspended or not paid, an Event of Default would, but for the proviso contained in Clause 30.5 (Cross acceleration), occur under such Clause (the Relevant Events of Default); or

(ii)	to refinance, terminate or procure that a member of the Group purchases the outstanding Financial Indebtedness under the Relevant Target Facility under which a Relevant Event of Default has occurred and is continuing, such that any such Relevant Events of Default are remedied or waived and/or such Relevant Target Facilities are refinanced and/or terminated and/or the subject of a purchase of Financial Indebtedness.

(b)	Following the Wholly-owned Date, the Companies will, as soon as reasonably practicable and in any event within 90 days after such date, either:

(i)	remedy or obtain a waiver of the Relevant Events of Default; or

(ii)	refinance, terminate or procure that a member of the Group purchases the outstanding Financial Indebtedness under the Relevant Target Facility under which a Relevant Event of Default has occurred and is continuing, such that any such Relevant Events of Default are remedied or waived and/or such Relevant Target Facilities are refinanced and/or terminated and/or the subject of a purchase of Financial Indebtedness.

28.9	US Margin Regulations

No Obligor may use any Loan, directly or indirectly, for any purpose in violation of the Margin Regulations.

28.10	Project Companies

(a)	The Obligors’ Agent may at any time by written notice to the Facility Agent (and specifying whether sub-paragraph (ii)(A) or (ii)(B) applies) designate a member of the Group as a Project Company (a designated company) if:

(i)	its principal activity is or will be the ownership and development and/or operation of a project including without limitation:

(A)	the discovery, mining, extraction, transportation or development (in each case whether directly or indirectly) of natural resources; or

(B)	the development or operation of processing facilities (in each case whether directly or indirectly) related to natural resources including, without limitation, metals smelting, processing and refining and oil and gas processing and refining and energy generation facilities; and

(ii)	(A)	none of that designated company’s Financial Indebtedness retains the benefit in any material manner from any guarantee, bond, security (other than in a manner permitted by paragraph (m) of the definition of “Permitted Security Interests” in Clause 1.1 (Definitions)), indemnity or other commitment from another member of the Group (other than a Project Company) to assure the repayment of, or indemnify against loss in respect of non-payment of, that Financial Indebtedness; or

(B)	some or all of that designated company’s Financial Indebtedness does so benefit but the relevant guarantee, bond, security, indemnity or other commitment is designed to be withdrawn or cease to apply, in accordance with the terms of that Financial Indebtedness, prior to the repayment of that Financial Indebtedness.

(b)	The Obligors’ Agent may give written notice to the Facility Agent at any time that (i) any Project Company is no longer a Project Company, whereupon it shall cease to be a Project Company or (ii) that a Project Company previously falling within paragraph (a)(ii)(B) above now falls within paragraph (a)(ii)(A) above.

(c)	The Companies shall procure that the aggregate amount of:

(i)	all Project Investments in all Project Companies; and

(ii)	the lower of:

(A)	the value of all assets subject to any Security solely permitted by reason of paragraph (p) of the definition of “Permitted Security Interests” in Clause 1.1 (Definitions); and

(B)	any Financial Indebtedness which benefits from any such Security,

does not at any time exceed 20 per cent. of the Gross Assets of the Group.

29.	ACQUISITION UNDERTAKINGS

(a)	Except with the prior written consent of the Majority Lenders (or, where indicated below, the requisite number of Bookrunners) the Companies must not (and shall procure that no Bidco will):

(i)	increase the price payable per Target Share above the price set out in the Offer to Purchase for Cash or Arrangement Agreement (as the case may be) except to the extent that such increase has been consented to in writing by all of the Bookrunners;

(ii)	if the Acquisition is proceeding by way of an Offer, amend, vary or waive (or otherwise treat as satisfied in circumstances where it has not been satisfied):

(A)	any of conditions (a), (e)(i), (e)(ii) or (e)(iii) of the Initial Offer Conditions; or

(B)	any of conditions (b), (c), (f) or (h) of the Initial Offer Conditions, in each case to the extent that the same would or would be reasonably likely to have a Material Adverse Effect (as defined in the Initial Offer Conditions) on the BHP Billiton Group and the Target on a consolidated basis and, as a result, would be, or would be reasonably likely to be, materially prejudicial to the interests of the Lenders (taken as a whole) under the Facilities, other than (I) with the consent of all of the Bookrunners (not to be unreasonably withheld or delayed) or (II) where required by applicable law or regulation or any court or regulatory body;

(iii)	if the Acquisition is proceeding by way of an Arrangement, amend, vary or waive (or otherwise treat as satisfied in circumstances where it has not been satisfied) any of the Initial Arrangement Conditions, other than as may be agreed between the Companies and the Bookrunners; or

(iv)	issue any press release or make any statement or announcement (other than, as the case may be, the Offer to Purchase for Cash or the Arrangement Documents) which makes reference to the Facilities or to some or all of the Finance Parties or to the Finance Documents, unless required by applicable law or regulation or any court or regulatory body (in which case the Companies must notify the Facility Agent as soon as practicable upon becoming aware of the requirement) without the written approval of all of the Bookrunners (not to be unreasonably withheld or delayed).

(b)	If the Acquisition is proceeding by way of an Arrangement, the Arrangement Agreement may, at the sole discretion of the Companies, contain conditions additional to the Initial Arrangement Conditions, and the Companies or any wholly-owned Subsidiary of either of them may amend, vary or waive (or otherwise treat as satisfied in circumstances where it has not been satisfied) any of such additional conditions without the consent of any of the Bookrunners or any other Finance Party.

(c)	For the avoidance of doubt, nothing in the definition of “Material Adverse Effect” used in the Initial Offer Conditions, the Initial Arrangement Conditions, the Offer Documents or the Arrangement

Documents (as appropriate) shall have any bearing on the interpretation or construction of the definition of “Material Adverse Effect” used in this Agreement or any other Finance Document.

(d)	The Companies must (and shall procure that any Bidco will) comply in all material respects with all applicable laws and regulations relevant in the context of the Offer or Arrangement (as applicable).

(e)	The Companies must (and shall procure that any Bidco will):

(i)	if the Acquisition is implemented by way of an Offer, supply to the Facility Agent a copy of the Offer to Purchase for Cash, promptly after its release (and in any event before the first Utilisation Date);

(ii)	if the Acquisition is implemented by way of an Arrangement, supply to the Facility Agent a copy of the Arrangement Agreement, promptly after it is agreed (and in any event before the first Utilisation Date); and

(iii)	subject to any confidentiality, regulatory or other restrictions relating to the supply of such information (provided that the Companies shall use reasonable endeavours to overcome any confidentiality limitations), promptly supply to the Facility Agent:

(A)	copies of each other Offer Document (if an Offer is launched) or each other Arrangement Document (if an Arrangement is to be entered into) and all other documents, certificates, notices and announcements received or issued by it or on its behalf in relation to the Offer or Arrangement (as applicable) which are material in the context of the Facilities; and

(B)	such information regarding the Offer or Arrangement (as applicable) as the Facility Agent may reasonably request.

(f)	The Companies must promptly notify (and shall procure that any Bidco will promptly notify) the Facility Agent if the Offer or Arrangement (as applicable) lapses, is withdrawn or otherwise terminates.

(g)	The Companies must ensure that:

(i)	if the Acquisition is proceeding by way of an Offer, the Offer Documents (taken as a whole and as amended, varied, supplemented or waived in a manner not prohibited by this Agreement) contain all the material terms of the Offer; and

(ii)	if the Acquisition is proceeding by way of an Arrangement, the Arrangement Documents (taken as a whole and as amended, varied, supplemented or waived in a manner not prohibited by this Agreement) contain all the material terms of the Arrangement.

30.	EVENTS OF DEFAULT

Each of the events or circumstances set out in this Clause 30 (Events of Default) is an Event of Default.

30.1	Non-payment

An Obligor or the Obligors’ Agent does not pay on the due date any amount payable pursuant to a Finance Document at the place at and in the currency in which it is expressed to be payable unless payment is made within three Business Days of the Facility Agent notifying the Obligors’ Agent that such amount has not been paid on its due date.

30.2	Breach of financial covenant

Any requirement of Clause 27 (Financial Covenant) is not satisfied.

30.3	Breach of other obligations

(a)	An Obligor does not comply with:

(i)	Clause 26.5(a) (Notification of Default), Clause 28.2 (Negative pledge), Clause 28.3 (Disposals), Clause 28.7 (Subsidiary indebtedness) or Clause 29 (a), (d), (f) or (g) (Acquisition Undertakings); or

(ii)	any other provision of the Finance Documents (other than those referred to in Clause 30.1 (Non-payment) and 30.2 (Breach of financial covenant)).

(b)	No Event of Default will occur under paragraph (a)(ii) above if the failure to comply is capable of remedy and is remedied within 30 Business Days of the earlier of the Facility Agent giving notice to the Obligors’ Agent specifying the non-compliance and requiring it to be remedied and the Companies becoming aware of the failure to comply.

30.4	Misrepresentation

(a)	Any representation or statement made or deemed to be made by an Obligor in this Agreement or any other document delivered by or on behalf of any Obligor under or in connection with this Agreement is or proves to have been incorrect or misleading in any material respect when made or deemed to be made.

(b)	No Event of Default will occur under paragraph (a) above if the event or circumstance giving rise to the representation or statement being incorrect or misleading is capable of remedy and is remedied within 30 days of the earlier of the Facility Agent notifying the Obligors’ Agent of the misrepresentation and the Companies becoming aware of the misrepresentation.

30.5	Cross acceleration

(a)	Any:

(i)	Financial Indebtedness of a member of the Group (other than Financial Indebtedness of an Excluded Subsidiary or Financial Indebtedness owed to another member of the Group) is duly accelerated by or on behalf of the person to whom such Financial Indebtedness is owed as a result of an event of default (however described) under the documentation relating to that Financial Indebtedness (unless being contested in good faith where the member of the Group concerned has access to sufficient liquidity to cover the amount claimed); or

(ii)	Financial Indebtedness of a member of the Group (other than Financial Indebtedness of an Excluded Subsidiary or Financial Indebtedness owed to another member of the Group) is not paid within five Business Days of the due date or, if later, at the expiry of any applicable grace period; or

(iii)	commitment for any Financial Indebtedness of a member of the Group (other than Financial Indebtedness of an Excluded Subsidiary or Financial Indebtedness owed to another member of the Group) is cancelled or suspended as a result of an event of default (howsoever described) under the documentation relating to that Financial Indebtedness (unless the member of the Group concerned has access to sufficient liquidity for its business notwithstanding that cancellation or suspension),

provided	that no Event of Default will occur under:

(A)	paragraphs (i), (ii) or (iii) above to the extent that they relate to Financial Indebtedness or a commitment for Financial Indebtedness of any member of the Target Group which is accelerated, cancelled, suspended or not paid (x) as a result of the change of control of the Target caused by the Acquisition, or any action taken by a creditor pursuant to a right arising, or becoming exercisable, as a result of such change of control or (y) at any time prior to the end of the period of 180 days after the Acquisition Date, as a result of any event or circumstance arising on or prior to the Acquisition Date or (provided that such event or circumstance was not procured or approved by a member of the BHP Billiton Group) within that period of 180 days, where such event or circumstance occurs or exists solely with respect to members of the Target Group (or their assets or liabilities), provided that (I) the creditor(s) of such Financial Indebtedness or providers of such commitment do not have the benefit of any guarantee, security, indemnity or other assurance against loss from any member of the BHP Billiton Group and (II) such acceleration, cancellation, suspension or non-payment does not result in the acceleration of Financial Indebtedness of one or more member(s) of the BHP Billiton Group which is, in aggregate, in excess of US$100,000,000; and/or

(B)	paragraphs (i), (ii) or (iii) above unless at any particular point in time the amount of such Financial Indebtedness and commitment for Financial Indebtedness specified in any of paragraphs (i) to (iii) above is in aggregate in excess of US$100,000,000 (or its equivalent in other currencies).

(b)	If an Event of Default has occurred under paragraphs (a)(i), (ii) or (iii) above, the Obligors’ Agent shall, upon request by the Facility Agent, provide the Facility Agent with details of all events falling within paragraphs (i), (ii) and (iii) above.

(c)	Until the Target Shares cease to be Margin Stock, an Event of Default under paragraph (a) above will not arise with respect to any Financial Indebtedness owed in whole or in part to any Lender or Affiliate of a Lender if such Financial Indebtedness is directly or indirectly secured (within the meaning of the Margin Regulations) by Margin Stock.

30.6	Insolvency

Any of the following events occurs in respect of a Material Company and is continuing.

(a)	that person is unable or admits its inability to pay its debts as they fall due or suspends making payments on any of its debts by reason of actual or anticipated financial difficulties;

(b)	a moratorium is declared in respect of any indebtedness of that person;

(c)	any corporate action, legal proceedings or other procedure or step is taken (other than frivolous or vexatious legal proceedings or other procedures or steps which are being contested by appropriate means and in good faith) in relation to:

(i)	the suspension of payments, a moratorium of any indebtedness, the winding-up, dissolution, deregistration or administration of that person, other than as part of a solvent merger, amalgamation, winding-up or administration; or

(ii)	a composition, assignment or arrangement with any creditor of that person,

and, in the case of any such legal proceedings, those proceedings are not stayed or discharged within 30 days;

(d)	the appointment of:

(i)	in respect of any Borrower, a liquidator (other than in respect of a solvent liquidation), receiver, receiver and manager, administrator, administrative receiver, compulsory manager or trustee; or

(ii)	in respect of a Canadian Borrower, a liquidator (other than in respect of a solvent liquidation), receiver, administrator, trustee, receiver and manager, sequestrator or custodian,

or, in each case, other similar officer in respect of that person or all or a substantial part of its assets; or

(e)	any analogous step or proceeding corresponding to those in (c) or (d) is taken in any jurisdiction.

30.7	Creditors’ process

Any attachment, sequestration, distress or execution affects any asset of a Material Company unless (i) it is discharged within 30 days (ii) it is being contested in good faith by appropriate means or (iii) it has not had, or is not reasonably likely to have a Material Adverse Effect.

30.8	Ownership of the Borrowers

Any member of the BHP Billiton Group which is a Borrower (other than the Companies) to which there are Loans outstanding is not or ceases to be a wholly-owned Subsidiary of one of the Companies or, in the case of a member of the Target Group which is a Borrower (a) if the Acquisition is effected by way of an Offer, any such Borrower to which there are Loans outstanding is not or ceases to be a Subsidiary of one of the Companies or (b) if the Acquisition is effected by way of an Arrangement, any such Borrower to which there are Loans outstanding is not or ceases to be a wholly-owned Subsidiary of one of the Companies (other than, in each case, as a result of the exercise of any options, warrants or other rights to receive Target Shares in circumstances where the relevant Borrower remains a Subsidiary of one of the Companies).

30.9	Security enforceable

Any Security is enforced against any assets of any Material Company having a value of, or, during any financial year of the Group, a value which is, when aggregated with the value of all other assets of the Group over which security has been enforced in that financial year, at least US$100,000,000 (or its equivalent in other currencies) (unless such enforcement is being disputed in good faith by appropriate means) and that enforcement is reasonably likely to have a Material Adverse Effect.

30.10	Guarantees

(a)	Subject to any general principles of law limiting its obligations which are specifically referred to in any legal opinion delivered pursuant to this Agreement, the guarantee of a Company under this Agreement or under the Company Parent Guarantee to which it is a party (insofar as it applies to this Agreement) is not effective or is alleged by an Obligor to be ineffective for any reason.

(b)	A Company repudiates its guarantee under this Agreement or under the Company Parent Guarantee to which it is a party or threatens to do so.

30.11	Acceleration

Subject to Clause 30.12 (Clean-Up Period), if an Event of Default occurs and is continuing, the Facility Agent may, and shall if so directed by the Majority Lenders, by notice to the Obligors’ Agent:

(i)	declare all or part of the Loans, together with accrued interest and all other amounts accrued under this Agreement, to be immediately due and payable, whereupon they shall be immediately due and payable; and/or

(ii)	cancel the Total Commitments, whereupon they shall immediately be cancelled; and/or

(iii)	declare all or part of the Loans to be payable on demand, whereupon they shall immediately become payable on demand by the Facility Agent on the instructions of the Majority Lenders.

30.12	Clean-Up Period

(a)	In this Clause 30.12, Clean-Up Period means the period from the Acquisition Date to the date falling 180 days after the Acquisition Date.

(b)	If, during the Clean-Up Period, any event or circumstance occurs or exists solely with respect to a member of the Target Group (or solely with respect to any of their assets or liabilities) which constitutes a Default (other than to the extent the relevant event or circumstance constitutes a Default under Clause 30.3 (Breach of other obligations) for failure to comply with Clause 28.7 (Subsidiary indebtedness)):

(i)	the Companies must promptly notify the Facility Agent of that fact, giving a reasonable description of the relevant event or circumstance and the steps, if any, the relevant member of the Group proposes to take to remedy it; and

(ii)	except as set out in paragraph (c) below, during the Clean-Up Period, no Finance Party shall be entitled to take any of the actions or to give any notice referred to in Clause 30.11 (Acceleration), or to take any other action (or prevent any Utilisation), with respect to that Default.

(c)	Paragraph (b)(ii) shall not apply if:

(i)	the event or circumstance giving rise to the Default was procured or approved by a member of the Group (other than a member of the Target Group) after the Acquisition Date;

(ii)	the Default is not capable of remedy;

(iii)	it would otherwise permit any Utilisation to be made by a member of the Group in respect of which any of the events or circumstances referred to in Clauses 30.5 (Cross acceleration) (other than to the extent the relevant event or circumstance has arisen as a result of the Acquisition), 30.6 (Insolvency), 30.7 (Creditors’ process) or 30.9 (Security enforceable) have occurred;

(iv)	the Default is capable of remedy but reasonable steps are not being taken to remedy it or the event or circumstance giving rise to the Event of Default; or

(v)	the Default would reasonably be expected to have a Material Adverse Effect.

(d)	If the relevant event or circumstances giving rise to the Event of Default are continuing on or after the end of the Clean-Up Period, nothing in this Clause 30.12 shall prevent any Finance Party from taking any of the actions or from giving any notice referred to in Clause 30.11 (Acceleration), or from taking any other action which it is entitled to take under the Finance Documents, with respect to that Event of Default.

31.	CHANGES TO THE LENDERS

31.1	Assignments and transfers by the Lenders

Subject to this Clause 31, a Lender (the Existing Lender) may by written notice to the Obligors’ Agent:

(a)	assign any of its rights under the Finance Documents (including the Lender’s rights in relation to any Note held by it); or

(b)	transfer any of its Notes or transfer by novation any of its other rights and obligations under the Finance Documents,

to another bank or financial institution or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets (the New Lender) that is not an Offshore Associate of an Australian Borrower.

31.2	Conditions of assignment or transfer

(a)	The prior written consent of the Obligors’ Agent is required for:

(i)	an assignment or transfer by a Lender; or

(ii)	a sub-participation entered into by a Lender (A) prior to the Acquisition Date, or (B) under which any of that Lender’s voting rights under this Agreement may no longer be exercised by it or are exercised by, or in accordance with instructions received from, that sub-participant, unless:

(i)	the assignment, transfer or sub-participation is to, or with, another Lender or an Affiliate of a Lender, or an Event of Default is continuing; and

(ii)	if such assignment, transfer or sub-participation is to occur pursuant to an agreement to be entered into on or prior to the Acquisition Date, the Target Shareholding Disclosure Certificate delivered by the proposed assignee, transferee or sub-participant pursuant to Clause 31.8 (Target Shareholding Disclosure Certificate) confirms that such entity and its affiliates (as defined in such Target Shareholding Disclosure Certificate) do not hold any Target Shares.

The Facility Agent shall not be obliged to determine whether or not the prior written consent of the Obligors’ Agent is required or has been obtained in relation to any assignment, transfer or sub-participation.

(b)

If an assignment, transfer or sub-participation requires the consent of the Obligors’ Agent under paragraph (a) above, that consent must not be unreasonably withheld or delayed (provided that, if the assignment, transfer or sub-participation is to occur pursuant to an agreement to be entered into on or prior to the Acquisition Date and the Target Shareholding Disclosure Certificate delivered by the proposed assignee, transferee or sub-participant pursuant to Clause 31.8 (Target Shareholding Disclosure Certificate) confirms that such entity or any of its affiliates (as defined in such Target Shareholding Disclosure Certificate) holds any Target Shares, it shall always be reasonable for the Obligors’ Agent to withhold or delay its consent to such assignment, transfer or sub-participation). The Obligors’ Agent will be deemed to have given its consent ten Business Days after the Existing Lender has requested it unless consent is expressly refused by the Obligors’ Agent within that time.

(c)	An assignment will only be effective on:

(i)	receipt by the Facility Agent of written confirmation from the New Lender (in form and substance satisfactory to the Facility Agent) that the New Lender will:

(A)	assume the same Commitment as the Existing Lender; and

(B)	assume the same obligations to the other Finance Parties as it would have been under if it were an Original Lender;

(ii)	satisfaction by the Facility Agent of all necessary “know your customer” requirements under all applicable laws and regulations in relation to such assignment to a New Lender. The Facility Agent shall promptly notify the Existing Lender and the New Lender upon completion of such requirements; and

(iii)	where the New Lender is a UK Non-Bank Lender, receipt by the Facility Agent of a written Tax Confirmation from the New Lender. The Facility Agent shall promptly send to the Obligors’ Agent a copy of each such Tax Confirmation it receives.

(d)	A transfer will only be effective if the procedure set out in Clause 31.6 (Procedure for transfer) is complied with.

(e)	If:

(i)	a Lender assigns or transfers any of its rights or obligations under the Finance Documents or changes its Facility Office; and

(ii)	as a result of circumstances existing at the date the assignment, transfer or change occurs, or of which the New Lender or Existing Lender (in the case of any assignment or transfer) or the Lender (in the case of a change of Facility Office) is aware at that date, an Obligor would, but for this paragraph (e), be obliged to make a payment to the New Lender or Lender acting through its new Facility Office under Clause 19 (Tax Gross up and Indemnities) or Clause 20 (Increased Costs),

then the New Lender or Lender acting through its new Facility Office is only entitled to receive payment under those Clauses to the same extent as the Existing Lender or Lender acting through its previous Facility Office would have been if the assignment, transfer or change had not occurred.

(f)	Following receipt of a written notice from the Facility Agent pursuant to Clause 31.1 (Assignments and transfers by the Lenders), the Obligors’ Agent may, in circumstances where its consent to such assignment or transfer is required pursuant to Clause 31.2 (Conditions of assignment or transfer), require the Existing Lender to assign or transfer its rights and obligations under this Agreement to such bank or financial institution as the Obligors’ Agent shall specify (an Alternative Lender). The Existing Lender shall use all reasonable endeavours to comply with such request, provided that the Existing Lender shall not be obliged to comply with such request unless the Alternative Lender is prepared to have the relevant rights and/or obligations assigned or transferred to it on exactly the same (or better) terms (including price) as the original New Lender was willing to agree to.

(g)	Any assignment or transfer of part of an Existing Lender’s rights and/or obligations under this Agreement must be in a minimum amount of US$5,000,000 (or its equivalent in any other currency).

(h)	An assignment or transfer by a Lender in respect of a Facility during the Availability Period of that Facility must be of a rateable proportion of that Lender’s drawn and undrawn Commitment under that Facility.

(i)	A Lender may only vote in favour of, or not in favour of, any amendment, waiver or other matter relating to the Facilities (and may not split its vote to reflect any sub-participation or other arrangements).

31.3	Transfer and transmission of Notes

(a)	Subject to this Agreement, a Lender may transfer Notes held by it by executing a Transfer Certificate. A transfer of a Note will only be effective if the procedure set out in Clause 10.7 (Transfer not effective until recorded in Register) is complied with.

(b)	It is a condition of such transfer that the transfer of a Note is not to a person whom the transferring Lender knows, after having requested confirmation from such proposed transferee, is an Offshore Associate of the relevant Australian Borrower.

(c)	Subject to this Agreement, a person who is responsible under applicable law for the administration of assets of a Lender or is entitled to Notes as a result of the liquidation of a Lender may, upon production of such evidence of the foregoing as is required by the Facility Agent:

(i)	be registered as the holder of Notes held by that Lender; or

(ii)	transfer some or all of those Notes.

31.4	Assignment or transfer fee

The New Lender shall, on the date upon which an assignment or transfer takes effect, pay to the Facility Agent (for its own account) a fee of US$2,500.

31.5	Limitation of responsibility of Existing Lenders

(a)	Unless expressly agreed to the contrary, an Existing Lender makes no representation or warranty and assumes no responsibility to a New Lender for:

(i)	the legality, validity, effectiveness, adequacy or enforceability of the Finance Documents or any other documents;

(ii)	the financial condition of any Obligor;

(iii)	the performance and observance by any Obligor of its obligations under the Finance Documents or any other documents; or

(iv)	the accuracy of any statements (whether written or oral) made in or in connection with any Finance Document or any other document,

and any representations or warranties implied by law are excluded.

(b)	Each New Lender confirms to the Existing Lender and the other Finance Parties that it:

(i)	has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of each Obligor and its related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Existing Lender in connection with any Finance Document or Company Parent Guarantee; and

(ii)	will continue to make its own independent appraisal of the creditworthiness of each Obligor and its related entities whilst any amount is or may be outstanding under the Finance Documents or any Commitment is in force.

(c)	Nothing in any Finance Document obliges an Existing Lender to:

(i)	accept a re-transfer from a New Lender of any of the rights and obligations assigned or transferred under this Clause 31; or

(ii)	support any losses directly or indirectly incurred by the New Lender by reason of the non-performance by any Obligor of its obligations under the Finance Documents, Company Parent Guarantees or otherwise.

31.6	Procedure for transfer

(a)	Subject to the conditions set out in Clause 31.2 (Conditions of assignment or transfer), a transfer is effected in accordance with paragraph (c) below when the Facility Agent executes an otherwise duly completed Transfer Certificate delivered to it by the Existing Lender and the New Lender. The Facility Agent shall, subject to paragraph (b) below, as soon as reasonably practicable after receipt by it of a duly completed Transfer Certificate appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Transfer Certificate.

(b)	The Facility Agent shall only be obliged to execute a Transfer Certificate delivered to it by the Existing Lender and the New Lender upon its completion of all “know your customer” or other checks relating to any person that it is required to carry out in relation to the transfer to such New Lender.

(c)	On the Transfer Date:

(i)	to the extent that in the Transfer Certificate the Existing Lender seeks to transfer its Notes and the Loans they represent and transfer by novation its other rights and obligations under the Finance Documents, each of the Obligors and the Existing Lender shall be released from further obligations towards one another under the Finance Documents and their respective rights against one another under the Finance Documents (other than under the Notes) shall be cancelled (being the Discharged Rights and Obligations);

(ii)	each of the Obligors and the New Lender shall assume obligations towards one another and/or acquire rights against one another which differ from the Discharged Rights and Obligations only insofar as that Obligor and the New Lender have assumed and/or acquired the same in place of that Obligor and the Existing Lender;

(iii)

the Agents, the Mandated Lead Arrangers, the Bookrunners, the New Lender and the other Lenders shall acquire the same rights and assume the same obligations between themselves as they would have acquired and assumed had the New Lender been an Original Lender with the rights and/or obligations acquired or assumed by it as a result of the transfer and to that extent the Agents, the Mandated Lead Arrangers, the Bookrunners, the other Lenders and the Existing Lender shall each be released from further obligations to each other under this Agreement; and

(iv)	the New Lender shall become a Party as a Lender.

31.7	Security over Lenders’ rights

In addition to the other rights provided to Lenders under this Clause 31, each Lender may without consulting with or obtaining consent from any Obligor, at any time charge, assign or otherwise create Security in or over (whether by way of collateral or otherwise) all or any of its rights under any Finance Document to secure obligations of that Lender including, without limitation:

(a)	any charge, assignment or other Security to secure obligations to a federal reserve or central bank; and

(b)	in the case of any Lender which is a fund, any charge, assignment or other Security granted to any holders (or trustee or representatives of holders) of obligations owed, or securities issued, by that Lender as security for those obligations or securities, except that no such charge, assignment or other Security shall:

(i)	release a Lender from any of its obligations under the Finance Documents or substitute the beneficiary of the relevant charge, assignment or other Security for the Lender as a party to any of the Finance Documents; or

(ii)	require any payments to be made by an Obligor or grant to any person any more extensive rights than those required to be made or granted to the relevant Lender under the Finance Documents.

31.8	Target Shareholding Disclosure Certificate

(a)	Unless otherwise agreed by the Obligors’ Agent in writing, any Lender entering into or proposing to enter into any binding agreement on or prior to the Acquisition Date to:

(i)	assign any of its rights under the Finance Documents (including its rights in relation to any Note held by it);

(ii)	transfer any of its Notes or transfer by novation any of its other rights and obligations under the Finance Documents; or

(iii)	enter into any sub-participation arrangement in respect of any of its rights under the Finance Documents (including its rights in relation to any Note held by it),

must procure that, at least five Business Days prior to entering into such agreement (or such shorter period as the Obligors’ Agent may agree in writing), the proposed assignee, transferee or sub-participant delivers to the Obligors’ Agent a duly completed Target Shareholding Disclosure Certificate.

(b)	Notwithstanding any other provision of this Agreement, no assignment, transfer or sub-participation of any Lender’s rights or obligations (including its rights in relation to any Note held by it) shall be effective unless the provisions of paragraph (a) above have been complied with.

31.9	Pro rata interest settlement

If the Facility Agent has notified the Lenders that it is able to distribute interest payments on a “pro rata basis” to Existing Lenders and New Lenders then (in respect of any transfer pursuant to Clause 31.6 (Procedure for transfer) the Transfer Date of which, in each case, is after the date of such notification and is not on the last day of an Interest Period):

(a)	any interest or fees in respect of the relevant participation which are expressed to accrue by reference to the lapse of time shall continue to accrue in favour of the Existing Lender up to but excluding the Transfer Date (Accrued Amounts) and shall become due and payable to the Existing Lender (without further interest accruing on them) on the last day of the current Interest Period (or, if the Interest Period is longer than six Months, on the next of the dates which falls at six Monthly intervals after the first day of that Interest Period); and

(b)	the rights assigned or transferred by the Existing Lender will not include the right to the Accrued Amounts so that, for the avoidance of doubt:

(i)	when the Accrued Amounts become payable, those Accrued Amounts will be payable for the account of the Existing Lender; and

(ii)	the amount payable to the New Lender on that date will be the amount which would, but for the application of this Clause, have been payable to it on that date, but after deduction of the Accrued Amounts.

31.10	Copy of Transfer Certificate, assignment agreement or Increase Confirmation to Obligors’ Agent

The Facility Agent shall, as soon as reasonably practicable after it has executed a Transfer Certificate or Increase Confirmation, send to the Obligors’ Agent a copy of that Transfer Certificate or Increase Confirmation. Any Lender which assigns any of its rights under this Clause 31 shall, as soon as reasonably practicable, send a copy of any agreement documenting such assignment to the Facility Agent (which promptly on receipt shall forward a copy to the Obligors’ Agent).

32.	CONFIDENTIALITY AND DISCLOSURE OF INFORMATION

32.1	Confidentiality undertaking

Each Finance Party undertakes to keep all Confidential Information confidential and not to disclose it to anyone, save to the extent permitted by Clause 32.2 (Permitted disclosure), and to ensure that all Confidential Information is protected with security measures and a degree of care that would apply to its own confidential information.

32.2	Permitted disclosure

A Finance Party may disclose any Confidential Information as that Finance Party shall consider appropriate:

(a)	to any of its Affiliates and any of its or their officers, directors, employees and professional advisers and to any auditors of that Finance Party or its Affiliates;

(b)	to any other person:

(i)	to (or through) whom it assigns or transfers (or may potentially assign or transfer) all or any of its rights and obligations under this Agreement;

(ii)	with (or through) whom it enters into (or may potentially enter into) any sub-participation in relation to, or any other transaction under which payments are to be made by reference to, this Agreement or any Obligor;

(iii)	to whom, and to the extent that, information is required (including, without limitation, as a result of a request by a court or regulatory body) to be disclosed by any applicable law or regulation; or

(iv)	to whom or for whose benefit that Finance Party charges, assigns or otherwise creates Security (or may do so) pursuant to Clause 31.7 (Security over Lenders’ rights);

(c)	to a rating agency or its professional advisers; or

(d)	with the prior written consent of the Obligors’ Agent, to any other person,

provided that in relation to paragraphs (b)(i) and (ii) above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking.

32.3	Notification of required or unauthorised disclosure

Each Finance Party agrees (to the extent permitted by law and except where disclosure is to be made to any competent supervisory or regulatory body during the ordinary course of its supervisory or regulatory function) to inform each of the Companies prior to any disclosure under Clause 32.2(b)(iii) (Permitted disclosure)) or upon becoming aware that Confidential Information has been disclosed in breach of this Agreement.

32.4	Continuing obligations

The obligations in this Clause 32 are continuing and, in particular, shall survive the transfer or assignment by a Finance Party of any of its rights or obligations under this Agreement in accordance with the provisions of Clause 31 (Changes to the Lenders). Notwithstanding the previous sentence, the obligations in this Clause 32 shall cease on the date twelve months after the date the Finance Party ceases to be a Finance Party under the Agreement.

33.	CHANGES TO THE OBLIGORS

33.1	Assignments and transfer by Obligors

(a)	Except as set out below, no Obligor may assign any of its rights or transfer any of its rights or obligations under the Finance Documents.

(b)	Notwithstanding paragraph (a) above, a Finance Company which is the Borrower of any Loan may novate its obligations under all such Loans to any other Finance Company which becomes a Borrower in accordance with Clause 33.2 (Additional Borrowers) and which is incorporated in the same jurisdiction as the original Finance Company, provided that the Obligors’ Agent gives the Facility Agent at least five Business Days’ prior written notice. Such Loans shall be novated to such other Finance Company in accordance with the relevant Accession Letter on the date on which the Facility Agent executes that Accession Letter.

33.2	Additional Borrowers

(a)	The Obligors’ Agent may request that any Subsidiary of either Company becomes an Additional Borrower. That Subsidiary shall become an Additional Borrower if:

(i)	that Subsidiary is a wholly-owned Subsidiary of a Company or (following the Acquisition Date, if the Acquisition has been effected by way of an Offer) is the Target or a wholly-owned Subsidiary of the Target;

(ii)	subject to paragraph (c) below, all the Lenders consent to the addition of that Subsidiary (such consent not to be unreasonably withheld or delayed);

(iii)	the Obligors’ Agent delivers to the Facility Agent a duly completed and executed Accession Letter;

(iv)	the Obligors’ Agent confirms that no Default is continuing or would occur as a result of that Subsidiary becoming an Additional Borrower; and

(v)	the Facility Agent has received all of the documents and other evidence listed in Part 3 of Schedule 2 (Conditions Precedent) in relation to that Additional Borrower, each in form and substance satisfactory to the Facility Agent.

(b)	The Facility Agent shall notify the Obligors’ Agent and the Lenders promptly upon being satisfied that it has received (in form and substance satisfactory to it) all the documents and other evidence listed in Part 3 of Schedule 2 (Conditions Precedent).

(c)	Subject to fulfilment of the conditions in paragraphs (a)(iii), (iv) and (v) above, no Lender consent will be required for the accession as an Additional Borrower of:

(i)	a wholly-owned Subsidiary of either Company incorporated in Australia, Canada, England and Wales or the United States of America; or

(ii)	if, on the date on which the relevant Accession Letter is delivered to the Facility Agent, the Companies own (directly or indirectly) more than 50 per cent. of the Target Shares, the Target or any of its wholly-owned Subsidiaries incorporated in Australia, Canada, England and Wales or the United States of America.

33.3	Resignation of a Borrower

(a)	The Obligors’ Agent may request that a Borrower ceases to be a Borrower by delivering to the Facility Agent a Resignation Letter at least five Business Days prior to the proposed date of resignation.

(b)	The Facility Agent shall accept a Resignation Letter and notify the Obligors’ Agent and the Lenders of its acceptance if:

(i)	no Default is continuing or would result from the acceptance of the Resignation Letter (and the Obligors’ Agent has confirmed this is the case); and

(ii)	the Borrower is under no actual or contingent obligations as a Borrower under any Finance Documents,

whereupon that company shall cease to be a Borrower and shall have no further rights or obligations as a Borrower under the Finance Documents.

33.4	Repetition of representations

Delivery of an Accession Letter constitutes confirmation by the relevant Subsidiary that the Repeating Representations are true and correct in relation to it as at the date of delivery as if made by reference to the facts and circumstances then existing.

34.	ROLE OF THE AGENTS, THE MANDATED LEAD ARRANGERS AND THE BOOKRUNNERS

34.1	Appointment of the Agents

(a)	Each other Finance Party appoints each Agent to act as its agent under and in connection with the Finance Documents.

(b)	Each other Finance Party authorises each Agent to exercise the rights, powers, authorities and discretions specifically given to it under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions.

34.2	Duties of the Agents

(a)	Each Agent shall promptly forward to a Party the original or a copy of any document which is delivered to it for that Party by any other Party (excluding, without prejudice to Clause 31.10 (Copy of Transfer Certificate, assignment agreement or Increase Confirmation to Obligors’ Agent), any Transfer Certificate or Increase Confirmation).

(b)	If an Agent receives notice from a Party referring to this Agreement, describing a Default and stating that the circumstance described is a Default, it shall promptly notify the Finance Parties and, if so instructed by the Majority Lenders, the Obligors’ Agent.

(c)	If an Agent is aware of the non-payment of any principal, interest, commitment fee or other fee payable to a Finance Party under this Agreement it shall promptly notify the other Finance Parties and the Obligors’ Agent.

(d)	Each Agent’s duties under the Finance Documents are solely mechanical and administrative in nature.

34.3	No fiduciary duties

(a)	Nothing in this Agreement constitutes an Agent or any Mandated Lead Arranger as a trustee or fiduciary of any other person.

(b)	No Agent nor any Mandated Lead Arranger shall be bound to account to any Lender for any sum or the profit element of any sum received by it for its own account.

34.4	Business with the Group

Each Agent and each Mandated Lead Arranger may accept deposits from, lend money to and generally engage in any kind of banking or other business with any member of the Group.

34.5	Rights and discretions of the Agents

(a)	Each Agent may rely on:

(i)	any representation, notice or document believed by it to be genuine, correct and appropriately authorised; and

(ii)	any statement made by a director, Authorised Signatory or employee of any person regarding any matters which may reasonably be assumed to be within his knowledge or within his power to verify.

(b)	Each Agent may assume (unless it has received notice to the contrary in its capacity as agent for the Lenders) that:

(i)	no Default has occurred (unless it has actual knowledge of a Default arising under Clause 30.1 (Non-payment));

(ii)	any right, power, authority or discretion vested in any Party or the Majority Lenders has not been exercised; and

(iii)	any notice or request made by the Companies or Obligors’ Agent (other than a Utilisation Request or Selection Notice) is made on behalf of and with the consent and knowledge of all the Obligors.

(c)	Each Agent may engage, pay for and rely on the advice or services of any lawyers, accountants, surveyors or other experts.

(d)	Each Agent may act in relation to the Finance Documents through its personnel and agents.

(e)	Notwithstanding any other provision of any Finance Document to the contrary, no Agent nor any Mandated Lead Arranger is obliged to do or omit to do anything if it would or might in its reasonable opinion constitute a breach of any law or regulation or a breach of a fiduciary duty or duty of confidentiality.

(f)	The Facility Agent may disclose to any other Party any information it reasonably believes it has received as agent under this Agreement.

(g)	Without prejudice to the generality of paragraph (f) above, the Facility Agent may disclose the identity of a Defaulting Lender to the other Finance Parties and the Obligors’ Agent, and shall disclose the same upon the written request of the Obligors’ Agent or the Majority Lenders.

34.6	Majority Lenders’ instructions

(a)	Unless a contrary indication appears in a Finance Document, each Agent shall (i) exercise any right, power, authority or discretion vested in it as Agent in accordance with any instructions given to it by the Majority Lenders (or, if so instructed by the Majority Lenders, refrain from exercising any right, power, authority or discretion vested in it as such Agent) and (ii) not be liable for any act (or omission) if it acts (or refrains from taking any action) in accordance with an instruction of the Majority Lenders.

(b)	Unless a contrary indication appears in a Finance Document, any instructions given by the Majority Lenders will be binding on all the Finance Parties.

(c)	Each Agent may refrain from acting in accordance with the instructions of the Majority Lenders (or, if appropriate, the Lenders) until it has received such security as it may require for any cost, loss or liability (together with any associated VAT) which it may incur in complying with the instructions.

(d)	In the absence of instructions from the Majority Lenders (or, if appropriate, the Lenders), each Agent may act (or refrain from taking action) as it considers to be in the best interest of the Lenders.

(e)	No Agent is authorised to act on behalf of a Lender (without first obtaining that Lender’s consent) in any legal or arbitration proceedings relating to any Finance Document or Company Parent Guarantee.

34.7	Responsibility for documentation

No Agent nor any Bookrunner or Mandated Lead Arranger:

(a)	is responsible for the adequacy, accuracy and/or completeness of any information (whether oral or written) supplied by it to an Obligor or any other person given in or in connection with any Finance Document, Company Parent Guarantee or the Information Memorandum;

(b)	is responsible for the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or Company Parent Guarantee or any other agreement, arrangement or document entered into, made or executed in anticipation of or in connection with any Finance Document or Company Parent Guarantee; or

(c)	is responsible for any determination as to whether any information provided or to be provided to any Finance Party is non-public information the use of which may be regulated or prohibited by applicable law or regulation relating to insider dealing or otherwise.

34.8	Exclusion of liability

(a)	Without limiting paragraph (b) below, no Agent will be liable for any action taken by it under or in connection with any Finance Document or Company Parent Guarantee, unless directly caused by its gross negligence or wilful misconduct.

(b)	No Party (other than an Agent) may take any proceedings against any officer, employee or agent of that Agent in respect of any claim it might have against that Agent or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document and any officer, employee or agent of an Agent may rely on this Clause.

(c)	No Agent will be liable for any delay (or any related consequences):

(i)	in crediting an account with an amount required under the Finance Documents to be paid by it if such Agent has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by it for that purpose; or

(ii)	in informing the Obligors’ Agent or any Finance Party of any failure of an Obligor to make a payment on a due date, unless that Agent has actual knowledge of the non-payment, and its failure to inform another party is due to its gross negligence or wilful misconduct. No Agent will be deemed to have knowledge of any payment which is due to be made to any other Agent but which is not in fact made on the due date.

(d)	(i)	Nothing in this Agreement will oblige any Agent or Mandated Lead Arranger to satisfy any know your customer requirement in relation to the identity of any person on behalf of any Finance Party.

(ii)	Each Finance Party confirms to each Agent and Mandated Lead Arranger that it is solely responsible for any know your customer requirements it is required to carry out and that it may not rely on any statement in relation to those requirements made by any other Finance Party.

34.9	Lenders’ indemnity to the Agents

Each Lender shall (in proportion to its share of the Total Commitments or, if the Total Commitments are then zero, to its share of the Total Commitments immediately prior to their reduction to zero) indemnify each Agent, within three Business Days of demand, against any cost, loss or liability incurred by such Agent (otherwise than by reason of that Agent’s gross negligence or wilful misconduct) in acting as Agent under the Finance Documents (unless that Agent has been reimbursed by an Obligor pursuant to a Finance Document).

34.10	Resignation of an Agent

(a)	After consultation with the Obligors’ Agent, an Agent may resign and appoint one of its Affiliates acting, in the case of the Facility Agent, through an office in the United Kingdom or, in the case of the Dollar Swingline Agent, New York or, in the case of the Euro Swingline Agent, London as successor by giving notice to the Lenders and the Obligors’ Agent.

(b)	Alternatively an Agent may (after consultation with the Obligors’ Agent) resign by giving notice to the other Finance Parties and the Obligors’ Agent, in which case the Majority Lenders (after consultation with the Obligors’ Agent) may appoint a reputable and experienced bank or financial institution as successor Agent.

(c)	If the Majority Lenders have not appointed a successor Agent in accordance with paragraph (b) above within 30 days after notice of resignation was given, the retiring Agent (after consultation with the Obligors’ Agent) may appoint a reputable and experienced bank or financial institution as successor Agent (acting, in the case of the Facility Agent, through an office in the United Kingdom or, in the case of the Dollar Swingline Agent, the United States of America or, in the case of the Euro Swingline Agent, the United Kingdom).

(d)	The retiring Agent shall, at its own cost, make available to the successor Agent such documents and records and provide such assistance as the successor Agent may reasonably request for the purposes of performing its functions as Facility Agent, Dollar Swingline Agent or Euro Swingline Agent under the Finance Documents.

(e)	An Agent’s resignation notice shall only take effect upon the appointment of a successor.

(f)	Upon the appointment of a successor, the retiring Agent shall be discharged from any further obligation in respect of the Finance Documents but shall remain entitled to the benefit of this Clause 34. Its successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

34.11	Replacement of an Agent

(a)	After consultation with the Obligors’ Agent, the Majority Lenders may, by giving 30 days’ notice to the Facility Agent, Dollar Swingline Agent or Euro Swingline Agent (as the case may be) (or, at any time the relevant Agent is an Impaired Agent, by giving any shorter notice determined by the Majority Lenders) replace the Facility Agent, Dollar Swingline Agent or Euro Swingline Agent (as the case may be) by appointing a successor Facility Agent, Dollar Swingline Agent or Euro Swingline Agent (as the case may be).

(b)	The retiring Facility Agent, Dollar Swingline Agent or Euro Swingline Agent (as the case may be) shall (at its own cost if it is an Impaired Agent and otherwise at the expense of the Lenders) make available to the successor Facility Agent, Dollar Swingline Agent or Euro Swingline Agent (as the case may be) such documents and records and provide such assistance as that successor Agent may reasonably request for the purposes of performing its functions as Facility Agent, Dollar Swingline Agent or Euro Swingline Agent (as the case may be) under the Finance Documents.

(c)	The appointment of the successor Facility Agent, Dollar Swingline Agent or Euro Swingline Agent (as the case may be) shall take effect on the date specified in the notice from the Majority Lenders to that retiring Agent. As from this date, the retiring Facility Agent, Dollar Swingline Agent or Euro Swingline Agent (as the case may be) shall be discharged from any further obligation in respect of the Finance Documents but shall remain entitled to the benefit of this Clause 34.11 (and any agency fees for the account of that retiring Agent shall cease to accrue from (and shall be payable on) that date).

(d)	Any successor Facility Agent, Dollar Swingline Agent or Euro Swingline Agent (as the case may be) and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

34.12	Confidentiality

(a)	In acting as agent for the Finance Parties, each Agent shall be regarded as acting through its agency division which shall be treated as a separate entity from any other of its divisions or departments.

(b)	If information is received by another division or department of an Agent, it may be treated as confidential to that division or department and that Agent shall not be deemed to have notice of it.

(c)	Notwithstanding any other provision of any Finance Document to the contrary, no Agent and no Mandated Lead Arranger is obliged to disclose to any other person:

(i)	any confidential information; or

(ii)	any other information if the disclosure would or might in its reasonable opinion constitute a breach of any law or a breach of a fiduciary duty.

34.13	Relationship with the Lenders

(a)	Each Agent may treat each Lender as a Lender, entitled to payments under this Agreement and acting through its Facility Office unless it has received not less than five Business Days’ prior notice from that Lender to the contrary in accordance with the terms of this Agreement.

(b)	Each Lender shall supply the Facility Agent with any information required by the Facility Agent in order to calculate the Mandatory Cost in accordance with Schedule 4 (Mandatory Cost Formulae).

34.14	Credit appraisal by the Lenders

Without affecting the responsibility of any Obligor for information supplied by it or on its behalf in connection with any Finance Document, each Lender confirms to each Agent and each Mandated Lead Arranger that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document or Company Parent Guarantee including but not limited to:

(a)	the financial condition, status and nature of each member of the Group;

(b)	the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or Company Parent Guarantee and any other agreement, arrangement or document entered into,

made or executed in anticipation of, under or in connection with any Finance Document or Company Parent Guarantee;

(c)	whether that Lender has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Finance Document or Company Parent Guarantee, the transactions contemplated by the Finance Documents or Company Parent Guarantees or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document or Company Parent Guarantee; and

(d)	the adequacy, accuracy and/or completeness of any information provided by an Agent, any other Party or by any other person under or in connection with any Finance Document or Company Parent Guarantee, the transactions contemplated by the Finance Documents or Company Parent Guarantees or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document or Company Parent Guarantee.

34.15	Reference Banks

If a Reference Bank (or, if a Reference Bank is not a Lender, the Lender of which it is an Affiliate) ceases to be a Lender, the Facility Agent shall (in consultation with the Obligors’ Agent) appoint another Lender or an Affiliate of a Lender to replace that Reference Bank.

34.16	Mandated Lead Arrangers and Bookrunners

Except as specifically provided in the Finance Documents, none of the Mandated Lead Arrangers and the Bookrunners have any obligations of any kind to any other party under or in connection with any Finance Document.

34.17	Deduction from amounts payable by the Facility Agent

If any Finance Party owes an amount to the Facility Agent under the Finance Documents, the Facility Agent may, after giving notice to that Finance Party, deduct an amount not exceeding that amount from any payment to that Finance Party which the Facility Agent would otherwise be obliged to make under the Finance Documents and apply the amount deducted in or towards satisfaction of the amount owed. For the purposes of the Finance Documents that Finance Party shall be regarded as having received any amount so deducted.

35.	CONDUCT OF BUSINESS BY THE FINANCE PARTIES

No provision of this Agreement will:

(a)	interfere with the right of any Finance Party to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;

(b)	oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or

(c)	oblige any Finance Party to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.

36.	SHARING AMONG THE LENDERS

36.1	Payments to Lenders

If a Lender (a Recovering Lender) receives or recovers any amount from an Obligor other than in accordance with Clause 37 (Payment Mechanics) and applies that amount to a payment due under the Finance Documents then:

(a)	the Recovering Lender shall, within three Business Days, notify details of the receipt or recovery to the Facility Agent;

(b)	the Facility Agent shall determine whether the receipt or recovery is in excess of the amount the Recovering Lender would have been paid had the receipt or recovery been received or made by the Facility Agent and distributed in accordance with Clause 37 (Payment Mechanics), without taking account of any Tax which would be imposed on the Facility Agent in relation to the receipt, recovery or distribution; and

(c)	the Recovering Lender shall, within three Business Days of demand by the Facility Agent, pay to the Facility Agent an amount (the Sharing Payment) equal to such receipt or recovery less any amount which the Facility Agent determines may be retained by the Recovering Lender as its share of any payment to be made, in accordance with Clause 37.6 (Partial payments).

36.2	Redistribution of payments

The Facility Agent shall treat the Sharing Payment as if it had been paid by the relevant Obligor and distribute it between the Finance Parties (other than the Recovering Lender) in accordance with Clause 37.6 (Partial payments).

36.3	Recovering Lender’s rights

(a)	On a distribution by the Facility Agent under Clause 36.2 (Redistribution of payments), the Recovering Lender will be subrogated to the rights of the Finance Parties which have shared in the redistribution.

(b)	If and to the extent that the Recovering Lender is not able to rely on its rights under paragraph (a) above, the relevant Obligor shall be liable to the Recovering Lender for a debt equal to the Sharing Payment which is immediately due and payable.

36.4	Reversal of redistribution

If any part of the Sharing Payment received or recovered by a Recovering Lender becomes repayable and is repaid by that Recovering Lender, then:

(a)	each Finance Party which has received a share of the relevant Sharing Payment pursuant to Clause 36.2 (Redistribution of payments) shall, upon request of the Facility Agent, pay to the Facility Agent for the account of that Recovering Lender an amount equal to the appropriate part of its share of the Sharing Payment (together with an amount as is necessary to reimburse that Recovering Lender for its proportion of any interest on the Sharing Payment which that Recovering Lender is required to pay); and

(b)	that Recovering Lender’s rights of subrogation in respect of any reimbursement shall be cancelled and the relevant Obligor will be liable to the reimbursing Lender for the amount so reimbursed.

36.5	Exceptions

(a)	This Clause 36 shall not apply to the extent that the Recovering Lender would not, after making any payment pursuant to this Clause, have a valid and enforceable claim against the relevant Obligor.

(b)	A Recovering Lender is not obliged to share with any other Lender any amount which the Recovering Lender has received or recovered as a result of taking legal or arbitration proceedings, if:

(i)	it notified the other Lender of the legal or arbitration proceedings; and

(ii)	the other Lender had an opportunity to participate in those legal or arbitration proceedings but did not do so as soon as reasonably practicable having received notice and did not take separate legal or arbitration proceedings.

37.	PAYMENT MECHANICS

37.1	Payments to an Agent

(a)	On each date on which an Obligor or a Lender is required to make a payment under a Finance Document or Company Parent Guarantee, that Obligor or Lender shall make the same available to the Facility Agent, the Dollar Swingline Agent or the Euro Swingline Agent (as the case may be) (unless a contrary indication appears in a Finance Document or Company Parent Guarantee) for value on the due date at the time, in immediately available funds specified by the Facility Agent, the Dollar Swingline Agent or the Euro Swingline Agent (as the case may be) as being customary at the time for settlement of transactions in the relevant currency in the place of payment.

(b)	Payment shall be made to such account in the principal financial centre of the country of that currency (or, in relation to euro, in the principal financial centre in a Participating Member State or London) with such bank as the Facility Agent, the Dollar Swingline Agent or the Euro Swingline Agent (as the case may be) specifies.

37.2	Distributions by an Agent

Each payment received by the Facility Agent, the Dollar Swingline Agent or the Euro Swingline Agent under the Finance Documents for another Party shall, subject to Clause 37.3 (Distributions to an Obligor) and Clause 37.4 (Clawback), be made available by the Facility Agent, the Dollar Swingline Agent, or the Euro Swingline Agent (as the case may be) as soon as practicable after receipt to the Party entitled to receive payment in accordance with this Agreement (in the case of a Lender, for the account of its Facility Office), to such account as that Party may notify to the Facility Agent, the Dollar Swingline Agent or the Euro Swingline Agent (as the case may be) by not less than five Business Days’ notice with a bank in the principal financial centre of the country of that currency (or, in relation to euro, in the principal financial centre of a Participating Member State or London).

37.3	Distributions to an Obligor

Each Agent may (with the consent of the Obligor or in accordance with Clause 38 (Set–Off)) apply any amount received by it for that Obligor in or towards payment (on the date and in the currency and funds of receipt) of any amount due from that Obligor under the Finance Documents or in or towards purchase of any amount of any currency to be so applied.

37.4	Clawback

(a)	Where a sum is to be paid to an Agent under the Finance Documents for another Party, that Agent is not obliged to pay that sum to that other Party (or to enter into or perform any related exchange contract) until it has been able to establish to its satisfaction that it has actually received that sum.

(b)	If an Agent pays an amount to another Party and it proves to be the case that such Agent had not actually received that amount, then the Party to whom that amount (or the proceeds of any related exchange contract) was paid by such Agent shall on demand refund the same to such Agent together with interest on that amount from the date of payment to the date of receipt by such Agent, calculated by such Agent to reflect its cost of funds.

37.5	Impaired Agent

(a)	If, at any time, the Facility Agent, the Dollar Swingline Agent or the Euro Swingline Agent becomes an Impaired Agent, an Obligor or a Lender which is required to make a payment under the Finance Documents or a Company Parent Guarantee to that Agent in accordance with Clause 37.1 (Payments to an Agent) may instead either pay that amount direct to the required recipient or pay that amount to an interest-bearing account held with a bank or financial institution (which has a rating for its long-term unsecured and non credit-enhanced debt obligations of A or higher by Standard & Poor’s Rating Services or Fitch Ratings Ltd or A2 or higher by Moody’s Investor Services Limited or a comparable rating from an internationally recognised credit rating agency) and in relation to which no Insolvency Event has occurred and is continuing, in the name of the Obligor or the Lender making the payment and designated as a trust account for the benefit of the Party or Parties beneficially entitled to that payment under the Finance Documents. In each case such payments must be made on the due date for payment under the Finance Documents.

(b)	All interest accrued on the amount standing to the credit of the trust account shall be for the benefit of the beneficiaries of that trust account pro rata to their respective entitlements.

(c)	A Party which has made a payment in accordance with this Clause 37.5 shall be discharged of the relevant payment obligation under the Finance Documents and shall not take any credit risk with respect to the amounts standing to the credit of the trust account.

(d)	Promptly upon the appointment of a successor Facility Agent, Dollar Swingline Agent or Euro Swingline Agent (as the case may be) in accordance with Clause 34.11 (Replacement of an Agent), each Party which has made a payment to a trust account in accordance with this Clause 37.5 shall give all requisite instructions to the bank with whom the trust account is held to transfer the amount (together with any accrued interest) to that successor Agent for distribution in accordance with Clause 37.2 (Distributions by an Agent).

37.6	Partial payments

(a)	If an Agent receives a payment that is insufficient to discharge all the amounts then due and payable by an Obligor under the Finance Documents, that Agent shall apply that payment towards the obligations of that Obligor under the Finance Documents in the following order:

(i)	first, in or towards payment pro rata of any unpaid fees, costs and expenses of the Agents under the Finance Documents;

(ii)	secondly, in or towards payment pro rata of any accrued interest, fee or commission due but unpaid under this Agreement;

(iii)	thirdly, in or towards payment pro rata of any principal due but unpaid under this Agreement; and

(iv)	fourthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.

(b)	The Facility Agent shall, if so directed by the Majority Lenders, vary the order set out in paragraphs (a)(ii) to (iv) above.

(c)	Paragraphs (a) and (b) above will override any appropriation made by an Obligor.

37.7	No set-off by Obligors

All payments to be made by an Obligor under the Finance Documents or Company Parent Guarantees shall be calculated and made without (and free and clear of any deduction for) set-off or counterclaim.

37.8	Business Days

(a)	Any payment which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

(b)	During any extension of the due date for payment of any principal or an Unpaid Sum under this Agreement interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.

37.9	Currency of account

(a)	Subject to paragraphs (b) to (e) below, the Base Currency is the currency of account and payment for any sum due from an Obligor under any Finance Document.

(b)	A repayment of a Loan or Unpaid Sum or a part of a Loan or Unpaid Sum shall be made in the currency in which that Loan or Unpaid Sum is denominated on its due date.

(c)	Each payment of interest shall be made in the currency in which the sum in respect of which the interest is payable was denominated when that interest accrued.

(d)	Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.

(e)	Any amount expressed to be payable in a currency other than the Base Currency shall be paid in that other currency.

37.10	Change of currency

(a)	Unless otherwise prohibited by law, if more than one currency or currency unit are at the same time recognised by the central bank of any country as the lawful currency of that country, then:

(i)	any reference in the Finance Documents to, and any obligations arising under the Finance Documents in, the currency of that country shall be translated into, or paid in, the currency or currency unit of that country designated by the Facility Agent (after consultation with the Obligors’ Agent); and

(ii)	any translation from one currency or currency unit to another shall be at the official rate of exchange recognised by the central bank for the conversion of that currency or currency unit into the other, rounded up or down by the Facility Agent (acting reasonably).

(b)	If a change in any currency of a country occurs, this Agreement will, to the extent the Facility Agent (acting reasonably and after consultation with the Obligors’ Agent) specifies to be necessary, be amended to comply with any generally accepted conventions and market practice in the Relevant Interbank Market and otherwise to reflect the change in currency.

37.11	Disruption to Payment Systems etc.

If either an Agent determines (in its discretion) that a Disruption Event has occurred or an Agent is notified by the Obligors’ Agent that a Disruption Event has occurred:

(a)	the Agent may, and shall if requested to do so by the Obligors’ Agent, consult with the Obligors’ Agent with a view to agreeing with the Obligors’ Agent such changes to the operation or administration of the Facilities as the Agent may deem necessary in the circumstances;

(b)	the Agent shall not be obliged to consult with the Obligors’ Agent in relation to any changes mentioned in paragraph (a) if, in its opinion, it is not practicable to do so in the circumstances and, in any event, shall have no obligation to agree to such changes;

(c)	the Agent may consult with the Finance Parties in relation to any changes mentioned in paragraph (a) but shall not be obliged to do so if, in its opinion, it is not practicable to do so in the circumstances;

(d)	any such changes agreed upon by the Agent and the Obligors’ Agent shall (whether or not it is finally determined that a Disruption Event has occurred) be binding upon the Parties as an amendment to (or, as the case may be, waiver of) the terms of the Finance Documents notwithstanding the provisions of Clause 44 (Amendments and Waivers);

(e)	the Agent shall not be liable for any damages, costs or losses whatsoever (including, without limitation, for negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Agent) arising as a result of its taking, or failing to take, any actions pursuant to or in connection with this Clause 37.11; and

(f)	the Agent shall notify the Finance Parties of all changes agreed pursuant to paragraph (d) above.

38.	SET–OFF

A Finance Party may set off any matured obligation due from an Obligor under the Finance Documents or Company Parent Guarantees (to the extent beneficially owned by that Finance Party) against any matured obligation owed by that Finance Party to that Obligor, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

39.	NOTICES

39.1	Communications in writing

Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by fax or letter or by such other means as may be agreed between the Facility Agent and the Obligors’ Agent from time to time.

39.2	Addresses

The address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with the Finance Documents is:

(a)	in the case of the Companies, that identified with its name in Schedule 12 (Contact Details);

(b)	in the case of the Obligors’ Agent or any Original Obligor, that identified with its name in Schedule 12 (Contact Details);

(c)	in the case of each Lender or any Additional Borrower, that notified in writing to the Facility Agent on or prior to the date on which it becomes a Party; and

(d)	in the case of each Agent, that identified with its name in Schedule 12 (Contact Details),

or any substitute address or fax number or department or officer as the Party may notify to the Facility Agent (or the Facility Agent may notify to the other Parties, if a change is made by the Facility Agent) by not less than five Business Days’ notice.

39.3	Delivery

(a)	Any communication or document made or delivered by one person to another under or in connection with the Finance Documents will only be effective:

(i)	if by way of fax, when received in legible form; or

(ii)	if by way of letter, when it has been left at the relevant address or five Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address,

and, if a particular department or officer is specified as part of its address details provided under Clause 39.2 (Addresses), if addressed to that department or officer.

(b)	All notices from or to an Obligor shall be sent through the Facility Agent.

(c)	Any communication or document made or delivered to the Obligors’ Agent or an Obligor in accordance with this Clause will be deemed to have been made or delivered to each of the Obligors.

(d)	Any communication or document to be made or delivered to an Agent will be effective only when actually received by that Agent and then only if it is expressly marked for the attention of the department or officer identified with that Agent’s notice details set out in Schedule 12 (Contact Details) (or any substitute department or officer as that Agent may specify for this purpose in accordance with Clause 39.2 (Addresses)).

39.4	Notification of address and fax number

Promptly upon receipt of notification of an address or fax number or change of address or fax number pursuant to Clause 39.2 (Addresses) or changing its own address or fax number, the Facility Agent shall notify the other Parties.

39.5	Communication when Agent is Impaired Agent

If any of the Facility Agent, the Dollar Swingline Agent or the Euro Swingline Agent (as the case may be) is an Impaired Agent the Parties may, instead of communicating with each other through that Agent, communicate with each other directly and (while that Agent is an Impaired Agent) all the provisions of the Finance Documents which require communications to be made or notices to be given to or by that Agent shall be varied so that communications may be made and notices given to or by the relevant Parties directly. This provision shall not operate after a replacement Facility Agent, Dollar Swingline Agent or Euro Swingline Agent (as the case may be) has been appointed.

39.6	Electronic communication

(a)	Any communication to be made between an Agent and a Lender under or in connection with the Finance Documents may be made by electronic mail or other electronic means, if that Agent and the relevant Lender:

(i)	agree that, unless and until notified to the contrary, this is to be an accepted form of communication;

(ii)	notify each other in writing of their electronic mail address and/or any other information required to enable the sending and receipt of information by that means; and

(iii)	notify each other of any change to their address or any other such information supplied by them.

(b)	Any electronic communication made between an Agent and a Lender will be effective only when actually received in readable form and in the case of any electronic communication made by a Lender to that Agent only if it is addressed in such a manner as that Agent shall specify for this purpose.

39.7	English language

(a)	Any notice given under or in connection with any Finance Document must be in English.

(b)	All other documents provided under or in connection with any Finance Document must be:

(i)	in English; or

(ii)	if not in English, and if so required by the Facility Agent, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

40.	USA PATRIOT ACT

Each Finance Party that is subject to the requirements of the USA Patriot Act hereby notifies each Obligor that, pursuant to the requirements of the USA Patriot Act, it is required to obtain, verify and record information that identifies the Obligors, which information includes the name and address of the Obligors and other information that will allow such Finance Party to identify the Obligors in accordance with the USA Patriot Act. Each Obligor agrees that it will provide each such Finance Party with such information as it may request in order for such Finance Party to satisfy the requirements of the USA Patriot Act.

41.	CALCULATIONS AND CERTIFICATES

41.1	Accounts

In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by a Finance Party are prima facie evidence of the matters to which they relate.

41.2	Certificates and determinations

Any certification or determination by a Finance Party of a rate or amount under any Finance Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

41.3	Day count convention

Any interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and in relation to Sterling a year of 365 days and in relation to any other currency a year of 360 days or, in any case where the practice in the Relevant Interbank Market differs, in accordance with that market practice.

42.	PARTIAL INVALIDITY

If, at any time, any provision of the Finance Documents or Company Parent Guarantees is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

43.	REMEDIES AND WAIVERS

No failure to exercise, nor any delay in exercising, on the part of any Finance Party, any right or remedy under the Finance Documents or Company Parent Guarantees shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

44.	AMENDMENTS AND WAIVERS

44.1	Required consents

(a)	Subject to Clause 44.2 (Exceptions), any term of the Finance Documents may be amended or waived only with the consent of the Majority Lenders and the Obligors’ Agent and any such amendment or waiver will be binding on all Parties.

(b)	The Facility Agent may effect, on behalf of any Finance Party, any amendment or waiver permitted by this Clause.

44.2	Exceptions

(a)	An amendment or waiver that has the effect of changing or which relates to:

(i)	the definition of Majority Lenders in Clause 1.1 (Definitions);

(ii)	an extension to the date of payment of any amount under the Finance Documents;

(iii)	a reduction in the Margin or a reduction in the amount of any payment of principal, interest, fees or commission payable;

(iv)	an increase in or an extension of any Commitment;

(v)	a change to the Obligors other than in accordance with Clause 33 (Changes to the Obligors);

(vi)	any provision of the Finance Documents which expressly requires the consent of all the Lenders; or

(vii)	Clause 2.4 (Finance Parties’ rights and obligations), Clause 31 (Changes to the Lenders), Clause 36 (Sharing Among the Lenders) or this Clause 44,

shall not be made without the prior consent of all the Lenders. This paragraph (a) is subject to Clauses 44.4 (Disenfranchisement of Defaulting Lenders) and 44.5 (Excluded Commitments).

(b)	An amendment or waiver which relates to the rights or obligations of an Agent or a Mandated Lead Arranger may not be effected without the consent of that Agent or that Mandated Lead Arranger.

44.3	Replacement of Lender

(a)	If, at any time:

(i)	any Lender becomes a Non-Consenting Lender (as defined in paragraph (c) below);

(ii)	except to the extent it is permitted to do so under this Agreement, any Lender refuses or fails to fund an advance or repudiates an obligation to fund an advance; or

(iii)	an Obligor becomes obliged to repay any amount in accordance with Clause 14.1 (Illegality) or to pay additional amounts pursuant to Clause 19.5 (Tax gross-up) or Clause 20.1 (Increased Costs) to any Lender in excess of amounts payable to the other Lenders generally, or the provisions of Clause 17.2 (Market disruption) apply, then the Obligors’ Agent may, at any time up to 30 days after the date on which the circumstances referred to in sub-paragraphs (i) or (ii) above occur or at any time that any of the circumstances referred to in sub-paragraph (iii) above are continuing, give a written notice (a Written Notification) to the Facility Agent and the relevant Lender that it intends to replace that Lender by requiring that Lender to (and the Lender shall) transfer, pursuant to Clause 31 (Changes to the Lenders) all (and not part only) of its rights and obligations under this Agreement to one or more Lenders or other banks, financial institutions or other entities which are regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets (a Replacement Lender) selected by the Obligors’ Agent which confirm their willingness to assume and do assume all the obligations of the transferring Lender (including the assumption of the transferring Lender’s participations on the same basis as the transferring Lender) for a purchase price in cash payable at the time of transfer equal to the outstanding principal amount of such Lender’s participation in the outstanding Loans and all accrued interest, Break Costs and other amounts payable in relation thereto under the Finance Documents.

(b)	The replacement of a Lender pursuant to this Clause 44.3 shall be subject to the following conditions:

(i)	neither the Facility Agent nor the Lender shall have any obligation to the Obligors’ Agent to find a Replacement Lender;

(ii)	such replacement must take place no later than 20 days after the date the Written Notification is delivered to the Facility Agent and the relevant Lender; and

(iii)	in no event shall the Lender replaced under this Clause 44.3 be required to pay or surrender to the Replacement Lender any of the fees received by that Lender pursuant to the Finance Documents.

(c)	In the event that:

(i)	the Obligors’ Agent or the Facility Agent (at the request of the Obligors’ Agent) has requested the Lenders to consent to a waiver or amendment of any provisions of the Finance Documents;

(ii)	the waiver or amendment in question requires the consent of all the Lenders; and

(iii)	the Super-Majority Lenders have consented to such waiver or amendment,

then any Lender who does not and continues not to agree to such waiver or amendment shall be deemed a Non-Consenting Lender.

44.4	Disenfranchisement of Defaulting Lenders

(a)	For so long as a Defaulting Lender has any Available Commitment:

(i)	in ascertaining the Majority Lenders, the Super-Majority Lenders or whether any given percentage (including, without limitation (but subject to paragraph (c) below), unanimity) of the Total Commitments or Total Revolving Commitments has been obtained to approve any request for a consent, waiver, amendment or other vote under the Finance Documents, that Defaulting Lender’s Commitments will be reduced by the amount of its Available Commitments; and

(ii)	that Defaulting Lender will not be treated as a Lender for the purposes of Clause 44.2(a) (Exceptions) if it has no participation in any outstanding Loan.

(b)	For the purposes of this Clause 44.4, the Facility Agent may assume that the following Lenders are Defaulting Lenders:

(i)	any Lender which has notified the Facility Agent that it has become a Defaulting Lender; and

(ii)	any Lender in relation to which the Facility Agent is aware that any of the events or circumstances referred to in paragraphs (a), (b) or (c) of the definition of “Defaulting Lender” has occurred,

unless it has received notice to the contrary from the Lender concerned (together with any supporting evidence reasonably requested by the Facility Agent) or the Facility Agent is otherwise aware that the Lender has ceased to be a Defaulting Lender.

(c)	Notwithstanding paragraph (a) above, but without prejudice to the provisions of this Agreement which relate to Defaulting Lenders:

(i)	the Commitment of a Defaulting Lender may not be increased or extended (unless, in the latter case, all the Commitments of the other Lenders under the same Facility are also being extended by the same period);

(ii)	unless all similar payments owing to the other Lenders under the same Facility are being extended by the same period, the date of payment of any amount owing to a Defaulting Lender may not be extended;

(iii)	unless the Margin or the payment of principal, interest, fees or commission is being reduced by the same amount for all Lenders under the same Facility, the Margin and the payment of principal, interest, fees or commission in relation to a Defaulting Lender may not be reduced; and

(iv)	unless the changes will affect all other Lenders under the same Facility in a similar manner, no change will be made to Clause 2.4 (Finance Parties’ rights and obligations), Clause 31 (Changes to the Lenders) or Clause 36 (Sharing among the Lenders) which affects a Defaulting Lender, in each case without the consent of that Defaulting Lender.

44.5	Excluded Commitments

If any Defaulting Lender fails to respond to a request for a consent, waiver, amendment of or in relation to any of the terms of any Finance Document or other vote of Lenders under this Agreement within 10 Business Days (or any longer period stipulated by the Agent with the agreement of the Obligors’ Agent in relation to that request) of that request being made:

(a)	its Commitment shall not be included for the purpose of calculating the Total Commitments when ascertaining whether any relevant percentage of the Total Commitments has been obtained to approve that request; and

(b)	it will not count as a Lender for the purposes of Clause 44.2(a) (Exceptions).

44.6	Replacement of a Defaulting Lender

(a)	The Obligors’ Agent may, at any time a Lender has become and continues to be a Defaulting Lender, by giving three Business Days’ prior written notice to the Facility Agent and such Lender:

(i)	replace such Lender by requiring such Lender to (and such Lender shall) transfer pursuant to Clause 31 (Changes to the Lenders) all (and not part only) of its rights and obligations under this Agreement;

(ii)	require such Lender to (and such Lender shall) transfer pursuant to Clause 31 (Changes to the Lenders) all (and not part only) of the undrawn Revolving Facility B Commitments and/or Revolving Facility C Commitments of the Lender; or

(iii)	require such Lender to (and such Lender shall) transfer pursuant to Clause 31 (Changes to the Lenders) all (and not part only) of its rights and obligations in respect of Revolving Facility B and/or Revolving Facility C (as the case may be), to a Lender or other bank, financial institution, trust, fund or other entity (a Replacement Lender) selected by the Obligors’ Agent, which confirms its willingness to assume and does assume all the obligations or all the relevant obligations of the transferring Lender in accordance with Clause 31 (Changes to the Lenders) for a purchase price in cash payable at the time of transfer equal to the outstanding principal amount of such Lender’s participation in the outstanding Utilisations and all accrued interest and/or Break Costs and other amounts payable in relation thereto under the Finance Documents.

(b)	Any transfer of rights and obligations of a Defaulting Lender pursuant to this Clause 44.5 shall be subject to the following conditions:

(i)	the Obligors’ Agent shall have no right to replace the Facility Agent;

(ii)	none of the Facility Agent, the Defaulting Lender nor any other party shall have any obligation to the Obligors’ Agent to find a Replacement Lender;

(iii)	the transfer must take place no later than 20 days after the date the notice referred to in paragraph (a) above is delivered to the Facility Agent and the relevant Lender; and

(iv)	in no event shall the Defaulting Lender be required to pay or surrender to the Replacement Lender any of the fees received by the Defaulting Lender pursuant to the Finance Documents.

44.7	New Holding Company

(a)	On or after the Acquisition Date, PLC shall be entitled to become a wholly-owned Subsidiary of a newly incorporated company (the New Holding Company) and the Facility Agent is irrevocably authorised by each other Finance Party to agree and enter into amendments to this Agreement with the Obligors’ Agent to reflect the provisions of paragraph (c) below, provided that the conditions set out in paragraph (b) below are satisfied.

(b)	The conditions referred to in paragraph (a) above are:

(i)	the New Holding Company must be incorporated in England and Wales and be listed on the London Stock Exchange;

(ii)	the New Holding Company must enter into a new deed poll guarantee on substantially the same terms as the Company Parent Guarantee given by PLC;

(iii)	the Facility Agent must be satisfied (acting reasonably) that the obligations of the New Holding Company are guaranteed by Limited under Limited’s existing Company Parent Guarantee or any replacement Company Parent Guarantee to which Limited is a party;

(iv)	PLC and the New Holding Company shall deliver a certificate signed by two Authorised Signatories of PLC and the New Holding Company confirming that the new deed poll guarantee of the New Holding Company applies to the obligations of the Obligors under the Finance Documents and such obligations will not be excluded obligations for the purposes of that deed poll guarantee;

(v)	if any Loan has been borrowed by PLC which is still outstanding at that time the Obligors’ Agent shall designate whether (1) PLC shall continue to be the Borrower in respect of such Loan or (2) such Loan shall be novated to the New Holding Company (in which case, the designation notice must attach the documents listed in Part 4 of Schedule 2 (Conditions Precedent), in form and substance satisfactory to the Facility Agent (acting reasonably));

(vi)	the New Holding Company acceding to this Agreement as a Company and an Additional Borrower in accordance with Clause 33.2 (Additional Borrowers), in respect of which accession the documents to be provided to the Facility Agent shall be those listed in Part 4 (and not Part 3) of Schedule 2 (Conditions Precedent); and

(vii)	PLC shall continue to be a guarantor under this Agreement until such date as the aggregate amount of Financial Indebtedness of PLC (excluding for this purpose the Financial Indebtedness under this Agreement and any other Financial Indebtedness which is expressed to terminate at the same time as the guarantee of PLC under this Agreement terminates) is less than US$100,000,000.

(c)	On the satisfaction of the conditions in paragraph (b) above:

(i)	the New Holding Company shall become a Company and an Additional Borrower;

(ii)	except where the context otherwise requires, all references to PLC in the Finance Documents shall be deemed to be references to the New Holding Company and all references to the Companies shall be deemed to be references to Limited and the New Holding Company; and

(iii)	any Loan designated by the Obligors’ Agent in accordance with paragraph (b)(v)(2) above shall be novated to the New Holding Company in accordance with the terms of the Accession Letter.

45.	COUNTERPARTS

Each Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

46.	GOVERNING LAW

This Agreement and any non-contractual obligations arising out of or in connection with it are governed by English law.

47.	ENFORCEMENT

47.1	Jurisdiction of English courts

(a)	The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (whether contractual or non-contractual, including a dispute regarding the existence, validity or termination of this Agreement) (a Dispute).

(b)	The Parties agree that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.

(c)	This Clause 47.1 is for the benefit of the Finance Parties only. As a result, no Finance Party shall be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Finance Parties may take concurrent proceedings in any number of jurisdictions.

47.2	Service of process

Without prejudice to any other mode of service allowed under any relevant law, each Obligor (other than an Obligor incorporated in England and Wales):

(a)	irrevocably appoints PLC as its agent for service of process in relation to any proceedings before the English courts in connection with any Finance Document; and

(b)	agrees that failure by a process agent to notify it of the process will not invalidate the proceedings concerned.

PLC confirms its acceptance of its appointment under this Clause 47.2 with respect to each relevant Obligor.

47.3	Limitations Act

(a)	Each of the parties hereto agrees that any and all limitation periods provided for in the Limitations Act, 2002 (Ontario) (or other similar statutes in any province or territory of Canada) shall be excluded from application to the obligations and any undertaking, covenant, indemnity or other agreement of any Obligor provided for in any Finance Document to which it is a party, in each case to fullest extent permitted by such Act.

(b)	For the avoidance of doubt, the exclusion of the limitation periods in (a) above shall not affect the applicability of any provision of English law to the obligations and any undertaking, covenant, indemnity or other agreement of any Obligor in any such Finance Document.

THIS AGREEMENT has been entered into on the date stated at the beginning of this Agreement.

SCHEDULE 1

THE ORIGINAL PARTIES

PART 1

THE ORIGINAL BORROWERS

Name of Original Borrower	Jurisdiction of incorporation	Registration number (or equivalent, if any)

BHP Billiton Finance Limited	Australia	ABN 82 008 519 319

BHP Billiton Limited	Australia	ABN 49 004 028 077

BHP Billiton Finance plc	England and Wales	06683534

BHP Billiton Plc	England and Wales	03196209

PART 2

THE ORIGINAL LENDERS

Name of Original Lender	Facility A Commitment (US$)	Facility B Commitment (US$)	Revolving Facility B Commitment (US$)	Revolving Facility C Commitment (US$)	Total (US$)	DT Passport Scheme reference number and rate of with- holding tax (if applicable)

Banco Santander, S.A., London Branch	4,666,666,666.66	1,866,666,666.67	933,333,333.34	933,333,333.33	8,400,000,000	N/A

Barclays Bank PLC	4,666,666,666.66	1,866,666,666.67	933,333,333.34	933,333,333.33	8,400,000,000	N/A

BNP Paribas	4,666,666,666.66	1,866,666,666.67	933,333,333.34	933,333,333.33	8,400,000,000	N/A

JPMorgan Chase Bank, N.A.	4,666,666,666.66	1,866,666,666.67	933,333,333.34	933,333,333.33	8,400,000,000	N/A

The Royal Bank of Scotland plc	4,666,666,666.66	1,866,666,666.66	933,333,333.34	933,333,333.34	8,400,000,000	N/A

The Toronto-Dominion Bank	1,666,666,666.70	666,666,666.66	333,333,333.30	333,333,333.34	3,000,000,000	N/A

TOTALS	25,000,000,000	10,000,000,000	5,000,000,000	5,000,000,000	45,000,000,000

PART 3

THE ORIGINAL SWINGLINE LENDERS

PART A

Name of Original Dollar Swingline Lender	Dollar Swingline Commitment (US$)	DT Passport Scheme reference number and rate of withholding tax
Banco Santander, S.A., London Branch	560,000,000	N/A
Barclays Bank PLC	560,000,000	N/A
BNP Paribas	560,000,000	N/A
JPMorgan Chase Bank, N.A.	560,000,000	N/A
The Royal Bank of Scotland plc	560,000,000	N/A
The Toronto-Dominion Bank	200,000,000	N/A
Total	3,000,000,000

PART B

Name of Original Euro Swingline Lender	Euro Swingline Commitment (euro equivalent of US$ amount set out below) US$	DT Passport Scheme reference number and rate of withholding tax
Banco Santander, S.A., London Branch	560,000,000	N/A
Barclays Bank PLC	560,000,000	N/A
BNP Paribas	560,000,000	N/A
JPMorgan Chase Bank, N.A.	560,000,000	N/A
The Royal Bank of Scotland plc	560,000,000	N/A
The Toronto-Dominion Bank	200,000,000	N/A
Total	3,000,000,000

PART 4

THE MANDATED LEAD ARRANGERS

Banco Santander, S.A.

Barclays Capital

BNP Paribas

J.P. Morgan plc

TD Securities

The Royal Bank of Scotland plc

SCHEDULE 2

CONDITIONS PRECEDENT

PART 1

CONDITIONS PRECEDENT TO SIGNING

Original Obligors

1.	A copy of the constitutional documents of each Original Obligor and any Authorisation required by that Original Obligor in connection with this Agreement.

2.	An extract of the resolutions of the board of directors of each of the Companies appointing a committee of the board of directors to act in relation to the Finance Documents, certified by a director or the company secretary of each Company as being a true extract of the relevant resolutions and confirming, among other things, that the board meeting was properly convened and the identity of the persons attending the meeting.

3.	A copy of a resolution of the board of directors of each Original Obligor (other than the Companies) and a copy of a resolution of the committee of the board of directors of each of the Companies referred to in paragraph 2 above:

(a)	approving the terms of, and the transactions contemplated by, the Finance Documents to which it is a party and resolving that it execute the Finance Documents to which it is a party;

(b)	authorising a specified person or persons to execute the Finance Documents to which it is a party on its behalf; and

(c)	authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices (including, if relevant, any Utilisation Request and Selection Notice) to be signed and/or despatched by it under or in connection with the Finance Documents to which it is a party.

4.	A specimen of the signature of each person authorised by each resolution referred to in paragraphs 3(b) and 3(c) above.

5.	A certificate of an Authorised Signatory of the relevant Original Obligor certifying that each copy document relating to it specified in this Schedule 2 is correct, complete and in full force and effect as at a date no earlier than the date of this Agreement and certifying that borrowing and/or guaranteeing, as appropriate, the Total Commitments would not cause any borrowing, guaranteeing or similar limit in its constitutional documents to be exceeded.

6.	A copy of each of the Company Parent Guarantees.

7.	A certificate of an Authorised Signatory of each Company confirming that the Company Parent Guarantee to which it is a party has not been amended or terminated in accordance with its terms or otherwise, and it has not agreed with the other Company that the Finance Documents (or any obligations under the Finance Documents) will be “Excluded Obligations” for the purposes of, and as defined in, that Company Parent Guarantee.

8.	A copy of a power of attorney executed by each of the Companies (and Original Obligors if necessary) appointing the persons specified in each power to execute and deliver on behalf of the

Companies (and/or Original Obligors), as the case may be, any or all of the Finance Documents, any closing certificate, receipt, side letter or verification certificate in connection with any Finance Document and any other document which is incidental, ancillary or related to or contemplated by any of such documents, to which that company is a party, with power to amend such documents, sign such other documents and do all such other acts, matters and things as they in their judgment deem necessary or desirable in connection with the transactions contemplated in such documents.

9.	A Note Deed Poll executed by each Australian Borrower.

10.	Any certificate or other documents required to be entered into in relation to the Finance Documents by the terms of the board resolutions referred to in paragraph 3 above.

Legal opinions

11.	A legal opinion of Allen & Overy LLP London, legal advisers to the Facility Agent in England, addressed to the Finance Parties.

12.	A legal opinion of Allen & Overy (Australia), legal advisers to the Facility Agent in Australia, addressed to the Finance Parties.

13.	A legal opinion of Cleary Gottlieb Steen & Hamilton LLP, legal advisers to the Companies in New York, addressed to the Finance Parties, regarding Regulations T, U and X issued by the Board of Governors of the United States Federal Reserve System.

Initial Offer Conditions

14.	Confirmation from each Bookrunner that it has approved the Initial Offer Conditions, and a copy of the Initial Offer Conditions in the form approved by each of the Bookrunners.

Other documents and evidence

15.	A copy of any documentation or other evidence which is reasonably requested by the Facility Agent (for itself or on behalf of any Lender) in order for the Facility Agent or such Lender to comply with all necessary “know your customer” requirements under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents which the Facility Agent or any Lender is obliged to comply with where the necessary information is not already available to it.

PART 2

CONDITIONS PRECEDENT TO INITIAL UTILISATION

Offer/Arrangement

1.	If the Acquisition is conducted by way of an Arrangement:

(a)	confirmation from each Bookrunner that it has approved the Initial Arrangement Conditions, and a copy of the Initial Arrangement Conditions in the form approved by each of the Bookrunners; and

(b)	a certificate from the Companies confirming that all conditions to the consummation of the Acquisition under the Arrangement (other than the receipt by the depositary of the consideration for the Target Shares and any other amounts which may be specified in the Arrangement Agreement) have been met without amendment, variation, supplement or waiver other than as amended, varied, supplemented or waived in a manner not prohibited by this Agreement.

2.	If the Acquisition is conducted by way of an Offer, a certificate from the Companies confirming that:

(a)	all conditions to the consummation of the Acquisition under the Offer have been met without amendment, variation, supplement or waiver other than as amended, varied, supplemented or waived in a manner not prohibited by this Agreement; and

(b)	the Target Shares tendered pursuant to the Offer have been taken up in a sufficient number to satisfy the minimum acceptance level specified in Condition (a) of the Initial Offer Conditions.

3.	If required by applicable law or regulation, a copy of a resolution of the shareholders of each of the Companies approving the Acquisition.

Other documents and evidence

4.	Evidence that the fees, costs and expenses then due from the Company pursuant to Clause 18 (Fees) and Clause 23 (Costs and Expenses) have been paid or will be paid on or prior to the first Utilisation Date.

PART 3

CONDITIONS PRECEDENT FOR AN ADDITIONAL BORROWER

1.	An Accession Letter, duly executed by the Additional Borrower and the Obligors’ Agent.

2.	A copy of the constitutional documents of the Additional Borrower and any Authorisation required by that Additional Borrower in connection with this Agreement.

3.	If applicable, a copy of a resolution signed by all the holders of the issued shares of the Additional Borrower, approving the terms of, and the transactions contemplated by, the Finance Documents to which the Additional Borrower is a party.

4.	A copy of a resolution of the board of directors of the Additional Borrower:

(a)	approving the terms of, and the transactions contemplated by, the Accession Letter and the Finance Documents and resolving that it execute the Accession Letter;

(b)	authorising a specified person or persons to execute the Accession Letter on its behalf; and

(c)	authorising a specified person or persons, on its behalf, to sign and/or despatch all other documents and notices (including, in relation to an Additional Borrower, any Utilisation Request or Selection Notice) to be signed and/or despatched by it under or in connection with the Finance Documents.

5.	A specimen of the signature of each person authorised by the resolution referred to in paragraph 4 above.

6.	A certificate of an Authorised Signatory of the Additional Borrower certifying that each copy document listed in this Part 3 of Schedule 2 (Conditions Precedent) is correct, complete and in full force and effect as at a date no earlier than the date of the Accession Letter and certifying that the borrowing of the Total Commitments would not cause any borrowing or similar limit in its constitutional documents to be exceeded.

7.	A legal opinion of the legal advisers to the Facility Agent in England, addressed to the Finance Parties.

8.	If the Additional Borrower is incorporated in a jurisdiction other than England and Wales, a legal opinion of the legal advisers to the Facility Agent in the jurisdiction in which the Additional Borrower is incorporated (or by legal advisers to the Companies if it is standard market practice in that jurisdiction for the Companies’ legal advisers to provide such opinions).

9.	A copy of any other Authorisation or other document, opinion or assurance which the Facility Agent after consulting with the Obligors’ Agent reasonably considers necessary in connection with the accession of that Additional Borrower to this Agreement and the performance by it of the transactions contemplated by any Finance Document.

10.	If the Additional Borrower would be an Australian Borrower, a Note Deed Poll executed by that Additional Borrower. [1]

[1]

Note: The Companies and the Facility Agent should seek Australian tax advice before any member of the Group that is a resident of Australia under the Australian Tax Act, or that carries on business in Australia through a permanent establishment with which the borrowing would be connected becomes an Additional Borrower, as payments of interest by such an Additional Borrower could be subject to Australian withholding tax.

11.	If the Additional Borrower would be an Additional Borrower incorporated in the United States of America or any State thereof (a US Borrower), amendments to the Finance Documents to be agreed between the Companies and the Facility Agent shall be made to provisions including (but not limited to) tax, default, acceleration, increased costs, register and fees and choice of law provisions as are appropriate and customary in respect of a US Borrower.

12.	Any certificate or other documents required to be entered into in relation to the Finance Documents by the terms of the board resolutions referred to in paragraph 4 above.

13.	If the Additional Borrower is a member of the Target Group, a certificate of an Authorised Signatory of each Company confirming that the Company Parent Guarantee to which it is a party has not been amended or terminated in accordance with its terms or otherwise, and it has not agreed with the other Company that the Finance Documents (or any obligations under the Finance Documents) will be Excluded Obligations for the purposes of, and as defined in, that Company Parent Guarantee.

14.	A copy of any documentation or other evidence as is reasonably requested by the Facility Agent (for itself or on behalf of any Lender) in connection with the accession of that Additional Borrower to this Agreement in order for the Facility Agent or such Lender to comply with all necessary “know your customer” requirements under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents which the Facility Agent or any Lender is obliged to comply with where the necessary information is not already available to it.

PART 4

CONDITIONS PRECEDENT FOR THE NEW HOLDING COMPANY

1.	An Accession Letter, duly executed by the New Holding Company.

2.	A copy of the constitutional documents of the New Holding Company and any Authorisation required by that New Holding Company in connection with this Agreement.

3.	A copy of a resolution of the board of directors of the New Holding Company:

(a)	approving the terms of, and the transactions contemplated by, the Accession Letter and the Finance Documents and resolving that it execute the Accession Letter;

(b)	authorising a specified person or persons to execute the Accession Letter on its behalf; and

(c)	authorising a specified person or persons, on its behalf, to sign and/or despatch all other documents and notices (including in relation to a New Holding Company any Utilisation Request or Selection Notice) to be signed and/or despatched by it under or in connection with the Finance Documents.

4.	A specimen of the signature of each person authorised by the resolution referred to in paragraph 4 above.

5.	A certificate of an Authorised Signatory of the New Holding Company certifying that each copy document listed in this Part 4 of Schedule 2 (Conditions Precedent) is correct, complete and in full force and effect as at a date no earlier than the date of the Accession Letter and certifying that the borrowing of the Total Commitments would not cause any borrowing or similar limit in its constitutional documents to be exceeded.

6.	A legal opinion of the legal advisers to the Facility Agent in England.

7.	A copy of any other Authorisation or other document, opinion or assurance which the Facility Agent after consulting with the Obligors’ Agent reasonably considers necessary in connection with the accession of that New Holding Company to this Agreement and the performance by it of the transactions contemplated by any Finance Document.

8.	A copy of any documentation or other evidence as is reasonably requested by the Facility Agent (for itself or on behalf of any Lender) in connection with the accession of that New Holding Company to this Agreement in order for the Facility Agent or such Lender to comply with all necessary “know your customer” requirements under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents which the Facility Agent or any Lender is obliged to comply with where the necessary information is not already available to it.

SCHEDULE 3

FORM OF REQUESTS

PART 1

FORM OF UTILISATION REQUEST

From:	[Obligors’ Agent]

To:	[●] as [Facility Agent/Dollar Swingline Agent/Euro Swingline Agent]

Dated:

Dear Sirs

BHP Billiton Plc/BHP Billiton Limited - US$45,000,000,000 Facility and Subscription Agreement dated [●] (the Agreement)

1.	We refer to the Agreement. This is a Utilisation Request. Terms defined in the Agreement have the same meaning in this Utilisation Request unless given a different meaning in this Utilisation Request.

2.	[ ] wishes to borrow a [Facility A Loan/Facility B Loan/Revolving Facility B Loan/Revolving Facility C Loan/Dollar Swingline Loan/Euro Swingline Loan][2] on the following terms:

Borrower:	[ ]

Proposed Utilisation Date:	[ ]	[(or, if that is not a Business Day, the next Business Day) / (or, if that is not a New York Business Day, the next New York Business Day3)

Currency of Loan:	[ ]

Amount:	[ ]	or, if less, the Available Facility[4]

Interest Period:	[ ]

Purpose:[5]

3.	We confirm that each condition specified in Clause [4.2 (Further conditions precedent)/ 6.4(b) (Dollar Swingline Lenders’ participation)/ 6.7(a) (Euro Swingline Lenders’ participation)] of the Agreement, is satisfied on the date of this Utilisation Request.

4.	The proceeds of the [Facility A Loan/Facility B Loan/Revolving Facility B Loan/Revolving Facility C Loan/Dollar Swingline Loan/Euro Swingline Loan] should be credited to [account].

5.	This Utilisation Request is irrevocable.

[2]	See Clause 5.2(g) (Completion of a Utilisation Request), the Utilisation of a Term Loan must be made pro rata across the Term Facilities.
[3]	For Dollar Swingline Loans only – see Clause 6.3(a)(iii) (Completion of a Utilisation Request for Dollar Swingline Loans)
[4]	Please specify the amount of each Loan under each Facility.
[5]	Insert “general corporate purposes” if the Utilisation is made under a Revolving Facility for that purpose.

Yours faithfully

authorised signatory for
[Obligors’ Agent]

PART 2

FORM OF SELECTION NOTICE

From:	[Obligors’ Agent]

To:	[●] as [Facility Agent/Dollar Swingline Agent/Euro Swingline Agent]

Dated:

Dear Sirs

BHP Billiton Plc/BHP Billiton Limited - US$45,000,000,000 Facility and Subscription Agreement dated [●] (the Agreement)

1.	We refer to the Agreement. This is a Selection Notice. Terms defined in the Agreement have the same meaning in this Selection Notice unless given a different meaning in this Selection Notice.

2.	We refer to the following Loan[s] in [identify currency] with an Interest Period ending on [●][6] :

[●]

3.	[We request that the above Loan[s] be divided into [●] Loans with the following Base Currency Amounts and Interest Periods:] [7]

or

3.	[We request that the next Interest Period for the above Loan[s] is [ ]].[8]

4.	[We request that the above Loans[s] be redenominated in [the Base Currency/Canadian Dollars] in accordance with clause 16.3 (Change of currency for Term Loans during successive Interest Periods) of the Agreement.]

5.	This Selection Notice is irrevocable.

Yours faithfully

authorised signatory for
[Obligors’ Agent]

[6]	Insert details of all Loans in the same currency which have an Interest Period ending on the same date.
[7]	Use this option if division of Loans is requested.
[8]	Use this option if sub-division is not required.

SCHEDULE 4

MANDATORY COST FORMULAE

1.	The Mandatory Cost is an addition to the interest rate to compensate Lenders for the cost of compliance with (a) the requirements of the Bank of England and/or the Financial Services Authority (or, in either case, any other authority which replaces all or any of its functions) or (b) the requirements of the European Central Bank.

2.	On the first day of each Interest Period (or as soon as possible thereafter) the Facility Agent shall calculate, as a percentage rate, a rate (the Additional Cost Rate) for each Lender, in accordance with the paragraphs set out below. The Mandatory Cost will be calculated by the Facility Agent as a weighted average of the Lenders’ Additional Cost Rates (weighted in proportion to the percentage participation of each Lender in the relevant Loan) and will be expressed as a percentage rate per annum.

3.	The Additional Cost Rate for any Lender lending from a Facility Office in a Participating Member State will be the percentage notified by that Lender to the Facility Agent. This percentage will be certified by that Lender in its notice to the Facility Agent to be its reasonable determination of the cost (expressed as a percentage of that Lender’s participation in all Loans made from that Facility Office) of complying with the minimum reserve requirements of the European Central Bank in respect of loans made from that Facility Office.

4.	The Additional Cost Rate for any Lender lending from a Facility Office in the United Kingdom will be calculated by the Facility Agent as follows:

(a)	in relation to a Sterling Loan:

AB + C(B – D) + E x 0.01	% per annum
100 – ( A + C)

(b)	in relation to a Loan in any currency other than Sterling:

E x 0.01	% per annum
300

Where:

A	is the percentage of Eligible Liabilities (assuming these to be in excess of any stated minimum) which that Lender is from time to time required to maintain as an interest free cash ratio deposit with the Bank of England to comply with cash ratio requirements.

B	is the percentage rate of interest (excluding the Margin and the Mandatory Cost and, if the Loan is an Unpaid Sum, the additional rate of interest specified in paragraph (a) of Clause 15.5 (Default interest)) payable for the relevant Interest Period on the Loan.

C	is the percentage (if any) of Eligible Liabilities which that Lender is required from time to time to maintain as interest bearing Special Deposits with the Bank of England.

D	is the percentage rate per annum payable by the Bank of England to the Facility Agent on interest bearing Special Deposits.

E	is designed to compensate Lenders for amounts payable under the Fees Rules and is calculated by the Facility Agent as being the average of the most recent rates of charge supplied by the Reference Banks to the Facility Agent pursuant to paragraph 7 below and expressed in pounds per £1,000,000.

5.	For the purposes of this Schedule:

(a)	Eligible Liabilities and Special Deposits have the meanings given to them from time to time under or pursuant to the Bank of England Act 1998 or (as may be appropriate) by the Bank of England;

(b)	Fees Rules means the rules on periodic fees contained in the Financial Services Authority Fees Manual or such other law or regulation as may be in force from time to time in respect of the payment of fees for the acceptance of deposits;

(c)	Fee Tariffs means the fee tariffs specified in the Fees Rules under column 1 of the activity group A.1 Deposit acceptors (ignoring any minimum fee or zero rated fee required pursuant to the Fees Rules but taking into account any applicable discount rate); and

(d)	Tariff Base has the meaning given to it in, and will be calculated in accordance with, the Fees Rules.

6.	In application of the above formulae, A, B, C and D will be included in the formulae as percentages (i.e. 5% will be included in the formula as 5 and not as 0.05). A negative result obtained by subtracting D from B shall be taken as zero. The resulting figures shall be rounded to four decimal places.

7.	If requested by the Facility Agent, each Reference Bank shall, as soon as practicable after publication by the Financial Services Authority, supply to the Facility Agent, the rate of charge payable by that Reference Bank to the Financial Services Authority pursuant to the Fees Rules in respect of the relevant financial year of the Financial Services Authority (calculated for this purpose by that Reference Bank as being the average of the Fee Tariffs applicable to that Reference Bank for that financial year) and expressed in pounds per £1,000,000 of the Tariff Base of that Reference Bank.

8.	Each Lender shall supply any information required by the Facility Agent for the purpose of calculating its Additional Cost Rate. In particular, but without limitation, each Lender shall supply the following information on or prior to the date on which it becomes a Lender:

(a)	the jurisdiction of its Facility Office; and

(b)	any other information that the Facility Agent may reasonably require for such purpose.

Each Lender shall promptly notify the Facility Agent of any change to the information provided by it pursuant to this paragraph.

9.	The percentages of each Lender for the purpose of A and C above and the rates of charge of each Reference Bank for the purpose of E above shall be determined by the Facility Agent based upon the information supplied to it pursuant to paragraphs 7 and 8 above and on the assumption that, unless a Lender notifies the Facility Agent to the contrary, each Lender’s obligations in relation to cash ratio deposits and Special Deposits are the same as those of a typical bank from its jurisdiction of incorporation with a Facility Office in the same jurisdiction as its Facility Office.

10.	The Facility Agent shall have no liability to any person if such determination results in an Additional Cost Rate which over or under compensates any Lender and shall be entitled to assume that the information provided by any Lender or Reference Bank pursuant to paragraphs 3, 7 and 8 above is true and correct in all respects.

11.	The Facility Agent shall distribute the additional amounts received as a result of the Mandatory Cost to the Lenders on the basis of the Additional Cost Rate for each Lender based on the information provided by each Lender and each Reference Bank pursuant to paragraphs 3, 7 and 8 above.

12.	Any determination by the Facility Agent pursuant to this Schedule in relation to a formula, the Mandatory Cost, an Additional Cost Rate or any amount payable to a Lender shall, in the absence of manifest error, be conclusive and binding on all Parties.

13.	The Facility Agent may from time to time, after consultation with the Obligors’ Agent and the Lenders, determine and notify to all Parties any amendments which are required to be made to this Schedule in order to comply with any change in law, regulation or any requirements from time to time imposed by the Bank of England, the Financial Services Authority or the European Central Bank (or, in any case, any other authority which replaces all or any of its functions) and any such determination shall, in the absence of manifest error, be conclusive and binding on all Parties.

SCHEDULE 5

FORM OF TRANSFER CERTIFICATE

To:	[●] as Facility Agent

From:	[The Existing Lender] (the Existing Lender) and [The New Lender] (the New Lender)

Dated:

BHP Billiton Plc/BHP Billiton Limited - US$45,000,000,000 Facility and Subscription Agreement dated [●] (the Agreement)

1.	We refer to the Agreement. This is a Transfer Certificate. Terms defined in the Agreement have the same meaning in this Transfer Certificate unless given a different meaning in this Transfer Certificate.

2.	We refer to Clause 31.6 (Procedure for transfer) of the Agreement:

(a)	The Existing Lender transfers to the New Lender all or part of its Notes as described in the Schedule and the Loans they represent.

(b)	The Existing Lender and the New Lender agree to the Existing Lender and the New Lender transferring by novation all or part of the Existing Lender’s Commitment, rights and obligations referred to in the Schedule (together with any associated Notes) in accordance with Clause 31.6 (Procedure for transfer) of the Agreement.

(c)	The proposed Transfer Date is [ ].

(d)	The Facility Office and address, fax number and attention details for notices of the New Lender for the purposes of Clause 39.2 (Addresses) of the Agreement are set out in the Schedule.

3.	The New Lender expressly acknowledges the confirmation and limitations on the Existing Lender’s obligations set out in paragraph (b) of Clause 31.5 (Limitation of responsibility of Existing Lenders) of the Agreement.

4.	The New Lender confirms that it is [a UK Lender (other than a UK Non Bank Lender or a UK Treaty Lender)] [a UK Treaty Lender] [a UK Non Bank Lender]. [9]

5.

[The New Lender confirms that it is a UK Treaty Lender that holds a passport under the DT Passport Scheme (reference number [●]), so that interest payable to it by [UK borrowers] is generally subject to [full exemption from UK withholding tax] [a reduced rate of withholding tax of [●] per cent.] [delete as applicable]. [10]

6.	[The New Lender confirms that the person beneficially entitled to interest payable to that Lender in respect of an advance under a Finance Document is either:

(a)	a company resident in the United Kingdom for United Kingdom tax purposes; or

(b)	a partnership each member of which is:

[9]	Delete as applicable
[10]	Include if applicable

(i)	a company so resident in the United Kingdom; or

(ii)	a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of section 19 of the CTA) the whole of any share of interest payable in respect of that advance that falls to it by reason of Part 17 of the CTA; or

(c)	a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (within the meaning of section 19 of the CTA) of that company.]

7.

[The New Lender confirms that it has delivered to the Obligors’ Agent a Target Shareholding Disclosure Certificate on [DATE] in accordance with Clause 31.8(a) of the Agreement and, accordingly, the Transfer Date may occur on or after the fifth Business Day thereafter.11]

8.	This Transfer Certificate may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Transfer Certificate.

9.	This Transfer Certificate is governed by English law.

[11]	Only needed for transfers before the Acquisition Date

THE SCHEDULE

Commitment/rights and obligations to be transferred

[insert relevant details including details of any associated Notes]

[Note: Any transfers in respect of any Commitment or Utilisation must always be in a minimum amount of US$5,000,000 (or its equivalent in any other currency).]

[Facility Office address, fax number, e-mail for credit contacts and attention details for notices and account details for payments,]

For and on behalf of [Existing Lender]	For and on behalf of [New Lender]

By:	By:

This Transfer Certificate is accepted by the Facility Agent and the Transfer Date is confirmed as [●].

For and on behalf of
[●] as Facility Agent
By:

SCHEDULE 6

FORM OF ACCESSION LETTER

To:	[●] as Facility Agent

From:	[Subsidiary/New Finance Company/New Holding Company] and [Obligors’ Agent]

Dated:

Dear Sirs

BHP Billiton Plc/BHP Billiton Limited - US$45,000,000,000 Facility and Subscription Agreement dated [●] (the Agreement)

1.	We refer to the Agreement. This is an Accession Letter. Terms defined in the Agreement have the same meaning in this Accession Letter unless given a different meaning in this Accession Letter.

2.

[[Subsidiary] agrees to become an Additional Borrower and to be bound by the terms of the Agreement as an Additional Borrower pursuant to Clause 33.2 (Additional Borrowers) of the Agreement. [Subsidiary] is a company duly incorporated under the laws of [name of relevant jurisdiction].] [1] [2]

3.	[New Finance Company/New Holding Company] agrees to become the Borrower in respect of the following Loans by way of novation so that[, on satisfaction of the conditions in Clause 44.7(b) (New Holding Company) of the Agreement]:

(a)	[name of relevant original Borrower] is released from its obligations to the Lenders in respect of such Loans (the Discharged Obligations) (such obligations being cancelled) and [New Finance Company/New Holding Company] assumes obligations to the Lenders in respect of such Loans to the Finance Parties which differ from the Discharged Obligations only insofar as the [New Finance Company/New Holding Company] has assumed those obligations in place of [the original Borrower]; and

(b)

the [New Finance Company/New Holding Company] and the other Parties shall acquire the same rights and assume the same obligations between themselves as they would have acquired and assumed had the [New Finance Company/New Holding Company] been the original Borrower in respect of such Loans: [detail Loans][13]

4.	[Subsidiary/New Finance Company/New Holding Company]’s administrative details are as follows:

Address:

Fax No:

Attention:

5.	This letter is governed by English law.

6.	[This Accession Letter is entered into by deed.]

[12]

Only needed for an Additional Borrower. Note: The Companies and the Facility Agent should seek Australian tax advice before any member of the Group that is a resident of Australia under the Australian Tax Act, or that carries on business in Australia through a permanent establishment with which the borrowing would be connected becomes an Additional Borrower, as payments of interest by such an Additional Borrower could be subject to Australian withholding tax.

[13]	Only needed in the circumstances contemplated by Clauses 34.1 and 44.4(b)(v)(2).

[Obligors’ Agent]	[Subsidiary/ New Finance Company/New Holding Company]

By:	By:

[This Accession Letter is accepted by the Facility Agent and the date on which the novation referred to in paragraph 3 above is confirmed as [        ].

For and on behalf of [●] as Facility Agent
By:][14]

[1] [4]	Only needed in the circumstances contemplated by Clauses 34.1 and 45.4(b)(v)(2).

SCHEDULE 7

FORM OF RESIGNATION LETTER

To:	[●] as Facility Agent

From:	[Obligors’ Agent]

Dated:

Dear Sirs

BHP Billiton Plc/BHP Billiton Limited - US$45,000,000,000 Facility and Subscription Agreement dated [●] (the Agreement)

1.	We refer to the Agreement. This is a Resignation Letter. Terms defined in the Agreement have the same meaning in this Resignation Letter unless given a different meaning in this Resignation Letter.

2.	Pursuant to Clause 33.3 (Resignation of a Borrower) of the Agreement, we request that [resigning Borrower] be released from its obligations as a Borrower under the Agreement.

3.	We confirm that no Default is continuing or would result from the acceptance of this request.

4.	This letter is governed by English law.

[Obligors’ Agent]

By:

SCHEDULE 8

FORM OF COMPLIANCE CERTIFICATE

To:	[●] as Facility Agent

From:	[Obligors’ Agent]

Dated:

Dear Sirs

BHP Billiton Plc/BHP Billiton Limited - US$45,000,000,000 Facility and Subscription Agreement dated [●] (the Agreement)

1.	We refer to the Agreement. This is a Compliance Certificate. Terms defined in the Agreement have the same meaning when used in this Compliance Certificate unless given a different meaning in this Compliance Certificate.

2.	We confirm that: [Insert details of covenants to be certified]

3.	[We confirm that no Default is continuing.] [1] [5]

4.	This letter is governed by English law.

Authorised Signatory	Authorised Signatory
[Companies]	[Companies]

[1] [5]	If this statement cannot be made, the certificate should identify any Default that is continuing and the steps, if any, being taken to remedy it.

SCHEDULE 9

TIMETABLES

D refers to the Utilisation Date.

D-X refers to the number of Business Days before the relevant Utilisation Date.

All times are London time unless otherwise stated.

	Loans in euro	Loans in Sterling	Loans in other currencies
Request for approval as an Optional Currency, if required (Clause 4.3 (Conditions relating to Optional Currencies))			D-5 10.00 a.m.

Facility Agent notifies the Lenders of the request (Clause 4.3 (Conditions relating to Optional Currencies))			D-5 3.00 p.m.

Responses by Lenders to the request (Clause 4.3 (Conditions relating to Optional Currencies))			D-4 1.00 p.m.

Facility Agent notifies the Company if a currency is approved as an Optional Currency in accordance with (Clause 4.3 (Conditions relating to Optional Currencies)			D-4 5.00 p.m.

Delivery of a duly completed Utilisation Request (Clause 5.1 (Delivery of a Utilisation Request)) or a Selection Notice (Clause 16.1 (Selection of Interest Periods))	D-3 10.00 a.m.	D-1 10.00 a.m.	D-3 10.00 a.m. (for currencies other than US$) D-2 10.00 a.m. (for US$)

Facility Agent determines (in relation to a Utilisation) the Base Currency Amount of the Loan, if required under Clause 5.4 (Lenders’ participation) and notifies the Lenders of the Loan in accordance with Clause 5.4 (Lenders’ participation)

	D-3 3.00 p.m.	D-1 3.00 p.m.	D-3 3.00 p.m. (for currencies other than US$) D-2 10.30 a.m. (for US$)

Facility Agent determines amount of the Term Loan in Canadian Dollars in accordance with paragraph (a) of Clause 16.2 (Same currency for Term Loans during successive Interest Periods)			D-3 3.00 p.m.

Facility Agent determines amount of the Term Loan in Canadian Dollars converted into Base Currency in accordance with paragraph (b) of Clause 16.2 (Same currency for Term Loans during successive Interest Periods).

D-3 3.00 p.m.

Facility Agent determines amount of the Term Loan in Canadian Dollars in accordance with paragraph (b)(i) of Clause 16.3 (Change of currency for Term Loans during successive Interest Periods)			D-3 3.00 p.m.

	Loans in euro	Loans in Sterling	Loans in other currencies
LIBOR or EURIBOR is fixed	Quotation Day 11.00 a.m. (Brussels time)	Quotation Day 11.00 a.m.	Quotation Day 11.00 a.m.

Facility Agent receives a notification from a Lender under Clause 11.2 (Unavailability of a currency)			Quotation Day 3.00 p.m.

Facility Agent gives notice in accordance with Clause 11.2 (Unavailability of a currency)			Quotation Day 5.00 p.m.

Delivery of a duly completed Utilisation Request Clause 6.2 (Delivery of a Utilisation Request for Dollar Swingline Loans)			D 10.00 a.m. (New York time)

Delivery of a duly completed Utilisation Request Clause 6.5 (Delivery of a Utilisation Request for Euro Swingline Loans)	D 9.00 a.m.

Dollar Swingline Agent notifies each Dollar Swingline Lender of the amount of its participation in the Dollar Swingline Loan under Clause 6.4 (Dollar Swingline Lenders’ participation)			D 12.00 (noon) (New York time)

Euro Swingline Agent notifies each Euro Swingline Lender of the amount of its participation in the Euro Swingline Loan under Clause 6.7 (Euro Swingline Lenders’ participation)	D 10.00 a.m.

Dollar Swingline Agent determines Federal Funds Rate under Clause 7.5 (Dollar Swingline Facility rate of interest)			D 1.00 p.m. (New York time)

Euro Swingline Agent determines Euro Swingline Rate under Clause 7.6 (Euro Swingline Facility rate of interest)	D 11.00 a.m.

SCHEDULE 10

FORM OF NOTE DEED POLL

Date:

THIS NOTE DEED POLL is made by [BHP BILLITON LIMITED (ABN 49 004 028 077) / BHP BILLITON FINANCE LIMITED (ABN 82 008 519 319)] (the Australian Borrower) IN FAVOUR OF each person who from time to time is a Lender, [●] as facility agent (the Facility Agent), [●] as dollar swingline agent (the Dollar Swingline Agent) and [●] as euro swingline agent (the Euro Swingline Agent).

RECITAL

The Australian Borrower has offered to issue Notes pursuant to the terms of a facility and subscription agreement (the Facilities Agreement) between BHP Billiton Plc, BHP Billiton Limited, the Agent, the Dollar Swingline Agent, the Euro Swingline Agent and others and dated [●] 2010.

Operative provisions:

1.	THE NOTES

1.1	Creation of Notes

The Australian Borrower may create and issue Notes in favour of each Lender under a Facility by inscription in the Register. The Notes have an aggregate principal amount outstanding from time to time equal to the principal amount subscribed by the relevant Lender under the Facilities Agreement as recorded in the Register and a maximum aggregate principal amount equal to the sum of the relevant Lender’s Commitment in respect of the relevant Facility plus AUS$1.

1.2	Undertakings and acknowledgment of debt

The Australian Borrower:

(a)	acknowledges that it is indebted to each Lender for an amount equal to the aggregate outstanding principal amount of the Notes; and

(b)	agrees to pay principal and interest in respect of each Note issued to a Lender in accordance with the Facilities Agreement, the Notes and this deed.

1.3	Effect of payment of interest or redemption

The obligations of the Australian Borrower under Clause 1.2 (Undertakings and acknowledgment of debt) are discharged to the extent interest is paid on a Note and to the extent that the aggregate principal amount outstanding in respect of a Note is repaid in accordance with the Facilities Agreement.

2.	RIGHTS AND OBLIGATIONS OF LENDERS

2.1	Benefit and entitlement

This deed is executed as a deed poll. The Notes are issued on the condition that the Facility Agent, the Dollar Swingline Agent, the Euro Swingline Agent and each Lender has the benefit of, and is entitled to enforce, this deed subject to the Facilities Agreement even though it is not a party to or is not in existence at the time of execution and delivery of this deed.

2.2	Rights independent

The Facility Agent, the Dollar Swingline Agent, the Euro Swingline Agent and each Lender may enforce its rights under this deed independently from each other, subject to the Facilities Agreement.

2.3	Agents and Lenders bound

Each Lender together with the Facility Agent, the Dollar Swingline Agent and the Euro Swingline Agent (and any person claiming through or under a Lender) is bound by this deed.

2.4	Directions to hold Deed Poll

Each Lender is taken to have irrevocably instructed the Australian Borrower that this deed is to be held by the Facility Agent on its behalf and on behalf of each other Lender.

2.5	Facilities Agreement

The Notes are issued on the condition that each Lender is bound by the provisions of the Facilities Agreement.

2.6	Notes issued as a result of offer

Each Note is issued as a result of an offer to the Lenders. This is the case regardless of the time of issue.

3.	FORM, TITLE AND STATUS

3.1	Registered form

Each Note takes the form of an entry in the Register. No certificate will be issued in respect of it, unless required by law.

3.2	Issue of Notes by entry in Register

A Note is:

(a)	issued when details of the Note are first entered in the Register; and

(b)	transferred when the details of the transfer are entered in the Register.

3.3	Effect of entries in Register

Each entry in the Register in respect of a Note constitutes:

(a)	an acknowledgment to the relevant Lender by the Australian Borrower of the indebtedness of the Australian Borrower to that Lender in respect of the relevant Note on the terms of the Note and this deed;

(b)	an undertaking by the Australian Borrower to the relevant Lender to make all payments of principal and interest in respect of the relevant Note in accordance with the terms of the Note and this deed; and

(c)	an entitlement to the other benefits given to the Lenders, the Facility Agent, the Dollar Swingline Agent and the Euro Swingline Agent under the Facilities Agreement in respect of the relevant Note.

3.4	Independent obligations

Subject to the terms of the Facilities Agreement, the obligations of the Australian Borrower in respect of each Note constitute separate and independent obligations which the Lender to whom those obligations are owed is entitled to enforce without having to join any other Lender or any predecessor in title of that Lender.

3.5	Register conclusive as to ownership

Entries in the Register in relation to a Note constitute conclusive evidence that the person so entered is the absolute owner of the Note subject to correction for fraud or error.

3.6	Holder absolutely entitled

Upon a person acquiring title to any Note by virtue of becoming registered as the owner of that Note, all rights and entitlements arising by virtue of this deed in respect of that Note vest absolutely in the registered owner of the Note free of all equities. Any person who has previously been registered as the owner of the Note does not have, and is not entitled to assert against the Australian Borrower, the Facility Agent, the Dollar Swingline Agent, the Euro Swingline Agent or the registered owner of the Note for the time being and from time to time, any rights, benefits or entitlements in respect of the Note.

3.7	Status of Notes

The Notes are direct, unsubordinated and unsecured obligations of the Australian Borrower and rank pari passu among themselves and at least equally with all other unsecured and unsubordinated obligations of the Australian Borrower except for liabilities mandatorily preferred by law.

4.	TRANSFERS

4.1	Limit on transfer

Each Note may only be transferred in accordance with Clause 31 (Changes to the Lenders) of the Facilities Agreement (including, without limitation, Clause 31.3 (Transfer and transmission of Notes) and Clause 31.8 (Target Shareholding Disclosure Certificate) of the Facilities Agreement).

4.2	Transfer of all of Note

Each Note may only be transferred in whole.

4.3	Registration of transfer

The transferor of a Note is taken to remain the holder of that Note until the name of the transferee is entered in the Register in respect of that Note.

5.	INTEREST AND DEFAULT INTEREST

(a)	The Australian Borrower agrees to pay interest and default interest on each Note issued under a Facility as calculated as though Clause 15 (Interest) of the Facilities Agreement (other than Clauses

15.2 (Payment of interest) and 15.5 (Default interest) of the Facilities Agreement) applied to it in the same manner as such Clause would apply to a Loan under the relevant Facility.

(b)	The Australian Borrower shall pay accrued interest on each Note on the last day of each Interest Period (and, if the Interest Period is longer than six Months, on the dates falling at six monthly intervals after the first day of the Interest Period).

(c)

(i)           If the Australian Borrower fails to pay any amount payable by it under a Note on its due date, interest shall accrue on the overdue amount from the due date up to the date of actual payment (both before and after judgment) at a rate 1% higher than the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted an amount payable under a Note in the currency of the overdue amount for successive Interest Periods under the relevant Facility (or, if the overdue amount does not relate to a particular Facility, under Facility A), each of a duration selected by the Facility Agent (acting reasonably). Any interest accruing under this Clause 5(c) shall be immediately payable by the Australian Borrower on demand by the Facility Agent.

(ii)         Default interest (if unpaid) arising on an overdue amount will be compounded with the overdue amount at the end of each Interest Period applicable to that overdue amount but will remain immediately due and payable.

6.	PAYMENTS

The Australian Borrower agrees to make all payments under a Note in accordance with Clause 37 (Payment Mechanics) of the Facilities Agreement.

7.	GOVERNING LAW

This deed poll and the Notes are governed by the law of New South Wales. The Australian Borrower submits to the non-exclusive jurisdiction of the courts of New South Wales.

8.	INTERPRETATION

Clauses 1.1 (Definitions) and 1.2 (Construction) of the Facilities Agreement apply to this deed poll as if each such clause was fully set out herein, except that references therein to “this Agreement” shall be construed as references to this deed poll and any reference in this deed poll to a Note is a reference only to a Note (as defined in Clause 1.1 (Definitions) of the Facilities Agreement) that is or is to be issued by the Australian Borrower.

EXECUTED as a deed poll.

[Insert execution clause for the relevant Australian Borrower]

SCHEDULE 11

FORM OF TARGET SHAREHOLDING DISCLOSURE CERTIFICATE

Reference is made to the credit facilities (the “Facilities”) made available pursuant to the US$45,000,000,000 Facility and Subscription Agreement dated [●] (the “Facilities Agreement”) to certain corporations which are members of the BHP Billiton Group (each a “Borrower” and, collectively, the “Borrowers”). The Facilities are made available to the Borrowers in connection with the financing of certain transactions (the “Transactions”) to be effected in connection with the acquisition of any or all of the issued and to be issued share capital of Potash Corporation of Saskatchewan Inc. (the “Target”) by BHP Billiton plc and BHP Billiton Limited (directly or indirectly). The BHP Billiton Group has structured the Transactions on the basis of its understanding that the lenders under the Facilities will not exceed certain ownership levels with respect to shares of the Target. Accordingly, the following information is required from prospective lenders in relation to their ownership of the Target’s shares.

The legal entity contemplating lending to a Borrower (the “Undersigned”) hereby confirms that, to its knowledge, on the date hereof:

(Please complete the appropriate response)

A.	☐	neither it nor any entity affiliated with it is the beneficial owner, directly or indirectly, of any shares of Target; or
B.	☐	the number of Target shares it, together with any entity affiliated with it beneficially owns, directly or indirectly, is [ ] Target shares (please specify).

For this purpose, an entity “affiliated” with the Undersigned means an entity which the Undersigned controls, an entity which controls the Undersigned or an entity which is under common control with the Undersigned.

The Undersigned further confirms that, to its knowledge, neither the Undersigned nor any entity affiliated with the Undersigned currently intends to acquire beneficial ownership of additional Target shares at any time up to and including the Acquisition Date (as defined in the Facilities Agreement).

With respect to ownership of shares by affiliates of the Undersigned that are not controlled by the Undersigned, the acquisition of beneficial ownership of shares by affiliates of the Undersigned that are not controlled by the Undersigned, or indirect ownership of shares, each Borrower acknowledges that the Undersigned may not have knowledge of such potential ownership, and this Certification is expressly qualified in this regard.

The Undersigned acknowledges the existence of, and confirms that it will comply with, its obligations under Clause 31.8 (Target Shareholding Disclosure Certificate) of the Facilities Agreement in respect of any assignment, transfer or sub-participation which it enters into or proposes to enter into on or prior to the Acquisition Date.

The Borrowers and each of their subsidiaries, officers, directors, control persons, successors, assigns and affiliates (collectively, the “Indemnifying Parties”) hereby release and waive any claims each of them might otherwise have against the Undersigned, its subsidiaries, officers, directors, control persons, successors, assigns and affiliates (collectively, the “Indemnified Parties”) resulting from any reliance that the Indemnifying Parties may elect to place on this Certification and each of the Indemnifying Parties agrees not to disclose the information provided in this Certification to any other person or party at any time except (i) with the prior written consent of the Undersigned, (ii) to any Canadian taxing authority, (iii) to the auditors or legal or tax advisors of the Indemnifying Parties, or (iv) as otherwise required by applicable law or regulation. Further, each of the Indemnifying Parties hereby covenants and agrees never to sue or otherwise commence, aid in any way, or prosecute any action or other proceeding against any of the Indemnified Parties regarding any claims that may arise out of or relating to the information provided in this Certification.

The Indemnifying Parties, except any individual who is an officer or director of an Indemnifying Party, jointly and severally agree to indemnify and hold harmless the Indemnified Parties against any losses, claims, damages or liabilities to which each of the Indemnified Parties may become subject, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) primarily arise out of or are based upon the execution by the Undersigned of this Certification, and will reimburse, as incurred, each of the Indemnified Parties for any legal or other expenses incurred by each of the Indemnified Parties in connection with any such loss, claim damage, liability or action; provided that, for the avoidance of doubt and notwithstanding any other provision of this Certification, no Indemnifying Party shall be liable hereunder to any Indemnified Party solely because of a determination of any Canadian taxing authority with respect to the tax liability of any Indemnifying Party.

This Certification is governed by the laws of England.

Dated:                 , 2010

[Print Full Legal Name of Lender]

By:

Signature:

Title:

SCHEDULE 12

CONTACT DETAILS

Party	Contact Details
BHP Billiton Plc	Address:	Neathouse Place, London SW1V 1BH, United Kingdom

	Fax No:	+ 44 (0) 207 802 3176

	Attention:	Treasurer and Vice President, Treasury and Corporate Finance

BHP Billiton Limited	Address:	Level 27, BHP Billiton Centre, 180 Lonsdale Street, Melbourne VIC 3000, Australia

	Fax No:	+ 61 3 9609 3572

	Attention:	Treasurer and Vice President, Treasury and Corporate Finance

Obligors’ Agent:	Address:	Neathouse Place, London SW1V 1BH, United Kingdom

BHP Billiton Finance	Fax No:	+ 44 (0) 207 802 3176

Plc	Attention:	Treasurer and Vice President, Treasury and Corporate Finance

Facility Agent (Amendments and Waivers etc.):	Address:	5 The North Colonnade, Canary Wharf, London E14 4BB Telephone: + 44 (0) 207 773 3935

	Fax No:	+ 44 (0) 207 773 4893

	Attention:	Ashley Jay, European Loans Agency

Facility Agent (Loan Operations):	Address:	3 Church Street, #10-00 Samsung Hub, Singapore 049483

	Telephone:	+ 44 (0) 203 134 7486 / + 44 (0) 203 134 6866

	Fax No:	+ 44 (0) 207 516 3868 / + 44 (0) 207 516 3869

	Attention:	Aloysius Lai and Tracey Stratford, Barclays Loan Operations Singapore

Euro Swingline Agent (Loan Operations):	Address:	3 Church Street, #10-00 Samsung Hub, Singapore 049483

	Telephone:	+ 44 (0) 203 134 7486 / + 44 (0) 203 134 6866

	Fax No:	+ 44 (0) 207 516 3868 / + 44 (0) 207 516 3869

	Attention:	Aloysius Lai and Tracey Stratford, Barclays Loan Operations Singapore

Dollar Swingline Agent (all purposes):	Address:	3 Church Street, #10-00 Samsung Hub, Singapore 049483

	Telephone:	+ 44 (0) 203 134 7486 / + 44 (0) 203 134 6866

	Fax No:	+ 44 (0) 207 516 3868 / + 44 (0) 207 516 3869

	Attention:	Aloysius Lai and Tracey Stratford, Barclays Loan Operations Singapore

SCHEDULE 13

FORM OF CONFIDENTIALITY UNDERTAKING

[Letterhead of Existing Lender]

To:	[insert name of Potential Lender]

The Directors of BHP Billiton Plc and BHP Billiton Limited (the Companies)

Re:	The US$45,000,000,000 Facility and Subscription Agreement dated [●] (the Agreement)

Company: BHP Billiton Plc and BHP Billiton Limited

Amount: US$45,000,000,000

Facility Agent:

Dear Sirs

We understand that you are considering [participating in the Facilities][entering a sub-participation in relation to the Facilities] and we confirm that the consent of the Companies has been obtained (or is deemed to have been obtained) or is not required under the Agreement to your [participation/sub-participation]. In consideration of us and the Companies agreeing to make available to you certain information, by your signature of a copy of this letter you agree with us and each of the Companies as follows:

(b)	Confidentiality Undertaking

You undertake:

(i)	to keep the Confidential Information confidential and not to disclose it to anyone except as provided for by paragraph (c) below and to ensure that the Confidential Information is protected with security measures and a degree of care that would apply to your own confidential information;

(ii)	to keep confidential and not disclose to anyone the fact that the Confidential Information has been made available or that discussions or negotiations are taking place or have taken place between us in connection with the Facility;

(iii)	to use the Confidential Information only for the Permitted Purpose;

(iv)	to use all reasonable endeavours to ensure that any person to whom you pass any Confidential Information (unless disclosed under paragraph (c)(ii) below) acknowledges and complies with the provisions of this letter as if that person were also a party to it; and

(v)	not to make enquiries of any member of the Group or any related entity or any of their officers, directors, employees or professional advisers relating directly or indirectly to the Facility, save for such officers, directors, employees or professional advisers as may be nominated by the Companies for this purpose.

(c)	Permitted Disclosure

We agree that you may disclose Confidential Information:

(i)	to members of the Participant Group and their officers, directors, employees and professional advisers, on a confidential basis, to the extent necessary for the Permitted Purpose and to any auditors of members of the Participant Group;

(ii)	(A) where requested or required by any court of competent jurisdiction or any competent judicial, governmental, supervisory or regulatory body, (B) where required by the rules of any stock exchange on which the shares or other securities of any member of the Participant Group are listed or (C) where required by the laws or regulations of any country with jurisdiction over the affairs of any member of the Participant Group; or

(iii)	with the prior written consent of us and the Companies.

provided that until the Acquisition Date, in relation to sub-paragraph (i) above, you may only make a disclosure to a member of the Participant Group if (A) such disclosure is to a team, division or department (a Business Unit) of that member other than any Business Unit of that member which, for the purposes of the City Code on Takeovers and Mergers (or any equivalent securities legislation in Canada), would be treated as being interested in securities of the Target (an Interested Business Unit) and (B) any Business Unit to whom Confidential Information is disclosed is separated and remains separated from any Interested Business Unit by appropriate information barriers.]1 6

(d)	Notification of Required or Unauthorised Disclosure

You agree (to the extent permitted by law and except for any disclosure made under paragraph (c)(ii) above to any competent supervisory or regulatory body during the ordinary course of its supervisory or regulatory function) to inform us and the Companies prior to any disclosure under paragraph (c)(ii) (including full details of the circumstances of that disclosure) or upon becoming aware that Confidential Information has been disclosed in breach of this letter.

(e)	Return of Copies

If we or the Companies so request in writing, you shall return all Confidential Information supplied to you by us and destroy or permanently erase all copies of Confidential Information made by you and use all reasonable endeavours to ensure that anyone to whom you have supplied any Confidential Information destroys or permanently erases such Confidential Information and any copies made by them, in each case save to the extent that you or the recipients are required to retain any such Confidential Information by any applicable law or regulation or by any competent judicial, governmental, supervisory or regulatory body or in accordance with internal policy (provided that the provisions of paragraph (b) of this letter shall continue to apply to such retained Confidential Information), or where the Confidential Information has been disclosed under paragraph (c)(ii) above.

(f)	Continuing Obligations

The obligations in this letter are continuing and, in particular, shall survive the termination of any discussions or negotiations between you and us but [(except for the proviso to paragraph (c)(i) above, which shall terminate on the Acquisition Date)] shall terminate if you become a party to the Agreement (and be replaced by the confidentiality provisions contained in the Agreement). Except as set out in the previous sentence, the obligations in this letter shall cease 12 months after you have

[1] [6]	Not to be included for any Confidentiality Undertaking entered into after the Acquisition Date.

returned all Confidential Information supplied to you by us or any member of the Group and destroyed or permanently erased (to the extent technically practicable) all copies of Confidential Information made by you (other than any such Confidential Information or copies which have been disclosed under paragraph (c) above (other than sub-paragraph (c)(i)) or which, pursuant to paragraph (e) above, are not required to be returned or destroyed).

(g)	No Representation; Consequences of Breach, etc.

You acknowledge and agree that:

(i)	neither we nor any of our officers, employees or advisers (each a Relevant Person) (A) make any representation or warranty, express or implied, as to, or assume any responsibility for, the accuracy, reliability or completeness of any of the Confidential Information or any other information supplied by us or any member of the Group or the assumptions on which it is based or (B) shall be under any obligation to update or correct any inaccuracy in the Confidential Information or any other information supplied by us or any member of the Group or be otherwise liable to you or any other person in respect to the Confidential Information or any such information; and

(ii)	we or members of the Group may be irreparably harmed by the breach of the terms of this letter and damages may not be an adequate remedy; each Relevant Person or member of the Group may be granted an injunction or specific performance for any threatened or actual breach of the provisions of this letter by you.

(h)	No Waiver; Amendments, etc.

This letter sets out the full extent of your obligations of confidentiality owed to us in relation to the information the subject of this letter but shall not affect any other duty of confidentiality owed by you to any member of the Group. No failure or delay in exercising any right, power or privilege under this letter will operate as a waiver thereof nor will any single or partial exercise of any right, power or privilege preclude any further exercise thereof or the exercise of any other right, power or privilege under this letter. The terms of this letter and your obligations under this letter may only be amended or modified by written agreement with us and the Companies.

(i)	Inside Information

You acknowledge that some or all of the Confidential Information is or may be price-sensitive information and that the use of such information may be regulated or prohibited by applicable legislation relating to insider dealing and you undertake not to use any Confidential Information for any unlawful purpose.

(j)	Nature of Undertakings

The undertakings given by you under this letter are given to us and (without implying any fiduciary obligations on our part) are also given for the benefit of the Companies and each other member of the Group, and you and we agree that the Companies and each other member of the Group shall be entitled to enforce such undertakings, which may not be modified or waived without the prior written consent of the Obligors’ Agent, pursuant to the Contracts (Rights of Third Parties) Act 1999.

(k)	Third Party Rights

Subject to paragraph (j) above:

(i)	a person who is not a party to this letter has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or enjoy a benefit of any term of this letter; and

(ii)	this letter may be rescinded or varied without any requirement to obtain the consent of any person who is not a party to this letter.

(l)	Governing Law and Jurisdiction

This letter (including the agreement constituted by your acknowledgement of its terms) shall be governed by and construed in accordance with the laws of England and the parties submit to the non-exclusive jurisdiction of the English courts.

(m)	Definitions

In this letter (including the acknowledgement set out below), terms defined in the Agreement which are not otherwise defined in this letter have the same meaning when used herein and, in addition:

Acquisition means the acquisition of all or part of the Target Shares;

Confidential Information means any information relating to the Companies, the Group, the Acquisition and the Facility including, without limitation, the Information Memorandum, provided to you by us, any of our affiliates or advisers, the Companies or any other member of the Group in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes information that (a) is or becomes public knowledge other than as a direct or indirect result of any breach of this letter or (b) is known by you before the date the information is disclosed to you by us, any of our affiliates or advisers, the Companies or any other member of the Group or is lawfully obtained by you after that date, other than from a source which is connected with the Group and which, in either case, as far as you are aware, has not been obtained in violation of, and is not otherwise subject to, any obligation of confidentiality;

Group means each of the Companies and their respective Subsidiaries;

Information Memorandum means the document prepared in relation to the Acquisition and the Facilities as updated and/or supplemented from time to time.

Participant Group means you, each of your holding companies and subsidiaries and each subsidiary of each of your holding companies;

Permitted Purpose means considering and evaluating whether to enter into the Facility;

Subsidiary means:

(a)	a subsidiary within the meaning of section 1159 of the Companies Act 2006;

(b)	a subsidiary within the meaning of section 9 of the Corporations Act (other than the manager of the WAIO Joint Venture Arrangements);

(c)	any other entity of which a person has direct or indirect control or owns directly or indirectly more than 50 per cent. of the voting capital or similar right of ownership; or

(d)	for the purpose of determining whether a person is a Subsidiary of a Company or the Target (as the case may be):

(i)	any other entity of which PLC and Limited together have direct or indirect control or together own directly or indirectly more than 50 per cent. of the voting capital or similar right of ownership; or

(ii)	any other entity which is treated in the audited consolidated financial statements of the Group or the Target Group as being a subsidiary of PLC and/or Limited or the Target (as the case may be); and

Target Shares means the ordinary shares in the share capital of Potash Corporation of Saskatchewan Inc., other than any such shares which are held by a member of the Target Group at that time.

Please acknowledge your agreement to the above by signing and returning the enclosed copy.

Yours faithfully

For and on behalf of

[Existing Lender]

To: [Existing Lender]

The Companies and each other member of the Group

We acknowledge and agree to the above:

For and on behalf of
[Potential Lender]

SCHEDULE 14

FORM OF INCREASE CONFIRMATION

To: [●] as Facility Agent and [●] as Obligors’ Agent, for and on behalf of each Obligor

From: [the Increase Lender] (the Increase Lender)

Dated:

BHP Billiton Plc/BHP Billiton Limited - US$45,000,000,000 Facility and Subscription Agreement

dated [●] (the Facilities Agreement)

1.	We refer to the Facilities Agreement. This agreement (the Agreement) shall take effect as an Increase Confirmation for the purpose of the Facilities Agreement. Terms defined in the Facilities Agreement have the same meaning in this Agreement unless given a different meaning in this Agreement.

2.	We refer to Clause 2.3 (Increase) of the Facilities Agreement.

3.	The Increase Lender agrees to assume and will assume all of the obligations corresponding to the Commitment specified in the Schedule (the Relevant Commitment) as if it were an Original Lender in respect of such Commitments under the Facilities Agreement.

4.	The proposed date on which the increase in relation to the Increase Lender and the Relevant Commitment is to take effect (the Increase Date) is [date].

5.	On the Increase Date, the Increase Lender shall (if it is not already) become party to the relevant Finance Documents as a Lender.

6.	The Facility Office and address, fax number and attention details for notices to the Increase Lender for the purposes of Clause 39.2 (Addresses) of the Facilities Agreement are set out in the Schedule.

7.	The Increase Lender expressly acknowledges the limitations on the Lenders’ obligations referred to in paragraph (f) of Clause 2.3 (Increase) of the Facilities Agreement.

8.	The Increase Lender confirms that it is [a UK Lender (other than a UK Non Bank Lender or a UK Treaty Lender)] [a UK Treaty Lender] [a UK Non Bank Lender].[1] [7]

9.

[The Increase Lender confirms that it is a UK Treaty Lender that holds a passport under the DT Passport Scheme (reference number [●]), so that interest payable to it by UK borrowers is generally subject to [full exemption from UK withholding tax] [a reduced rate of withholding tax of [●] per cent.] [delete as applicable]. [18]

10.	[The Increase Lender confirms that the person beneficially entitled to interest payable to that Lender in respect of an advance under a Finance Document is either:

(a)	a company resident in the United Kingdom for United Kingdom tax purposes; or

[1] [7]	Delete as applicable
[1] [8]	Include if applicable

(b)	a partnership each member of which is:

(i)	a company so resident in the United Kingdom; or

(ii)	a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of section 19 of the CTA) the whole of any share of interest payable in respect of that advance that falls to it by reason of Part 17 of the CTA; or

(c)	a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (within the meaning of section 19 of the CTA) of that company.]

11.	This Agreement may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Agreement.

12.	This Agreement and any non-contractual obligations arising out of or in connection with it are governed by English law.

13.	This Agreement has been entered into on the date stated at the beginning of this Agreement.

THE SCHEDULE

Relevant Commitment/rights and obligations to be assumed by the Increase Lender

[insert relevant details]

[Facility office address, fax number and attention details for notices and account details for payments]

[Increase Lender]

By:

This Agreement is accepted as an Increase Confirmation for the purposes of the Facilities Agreement by the Facility Agent and the Increase Date is confirmed as [●].

Facility Agent

By:

SIGNATORIES

The Original Borrowers

BHP BILLITON FINANCE LIMITED

By:	FERNANDO SALEK	By:	MICHAEL ROWE

BHP BILLITON FINANCE PLC

By:	FERNANDO SALEK	By:	MICHAEL ROWE

BHP BILLITON LIMITED

By:	FERNANDO SALEK	By:	MICHAEL ROWE

BHP BILLITON PLC

By:	FERNANDO SALEK	By:	MICHAEL ROWE

The Obligors’ Agent

BHP BILLITON FINANCE PLC

By:	FERNANDO SALEK	By:	MICHAEL ROWE

The Companies

BHP BILLITON LIMITED

By:	FERNANDO SALEK	By:	MICHAEL ROWE

BHP BILLITON PLC

By:	FERNANDO SALEK	By:	MICHAEL ROWE

The Original Lenders

BANCO SANTANDER, S.A., LONDON BRANCH

By:	GRAEME MARKS KIERAN RYAN

BARCLAYS BANK PLC

By:	CHRIS MORPHETT

BNP PARIBAS

By:	BRUNO TASSART SIMON GATES

JPMORGAN CHASE BANK, N.A.

By:	NICK LAW

THE ROYAL BANK OF SCOTLAND PLC

By:	DALE WILLIAMS

THE TORONTO-DOMINION BANK

By:	JOHN F. COOMBS

The Facility Agent, Dollar Swingline Agent and Euro Swingline Agent

BARCLAYS BANK PLC

By:	CHRIS MORPHETT

The Mandated Lead Arrangers and Bookrunners

BANCO SANTANDER, S.A.

By:	GRAEME MARKS KIERAN RYAN

BARCLAYS CAPITAL

By:	CHRIS MORPHETT

BNP PARIBAS

By:	BRUNO TASSART SIMON GATES

J.P. MORGAN PLC

By:	NICK LAW

TD SECURITIES

By:	JOHN F. COOMBS

THE ROYAL BANK OF SCOTLAND PLC

By:	SEAN MALONE